SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934
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Check the appropriate box:
☐    Preliminary Proxy Statement
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☒    Definitive Proxy Statement
☐    Definitive Additional Materials
☐    Soliciting Material under §240.14a-12
ALIGN TECHNOLOGY, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check all boxes that apply):
☒    No fee required
☐    Fee paid previously with preliminary materials
☐    Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

i.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be held on Wednesday, May 17, 2023
10:00 a.m. Mountain Standard Time
TO OUR STOCKHOLDERS:

The 2023 Annual Meeting of Stockholders ("Annual Meeting") of Align Technology, Inc. ("Align" or the "Company") will be webcast virtually on Wednesday, May 17, 2023, at 10:00 a.m. Mountain Standard Time. You may begin accessing the webcast using your personalized link in your confirmation email received after registration. Align stockholders will have the opportunity to listen to the meeting live, submit questions, and vote online.
Details regarding admission to the meeting and the business to be conducted are more fully described in the accompanying Notice of Annual Meeting and Proxy Statement.
We are once again pleased to take advantage of the SEC rule allowing companies to furnish proxy materials to their stockholders over the Internet. We believe that this e-proxy process expedites stockholders' receipt of proxy materials, while lowering the costs of printing and distributing our proxy materials and reducing the environmental impact of our Annual Meeting. On or about April 5, 2023, we mailed to our beneficial and registered stockholders a Notice of Internet Availability of Proxy Materials (the "Notice") containing instructions on how to access our Proxy Statement and Annual Report and how to vote online. The Notice also contains instructions on how you can request and receive a printed paper copy of the Proxy Statement, Proxy Card and Annual Report.
Your vote is very important. Whether or not you plan to attend the Annual Meeting, we hope that you will vote as soon as possible. You may vote via the Internet or by telephone, or, if you received paper copies of the proxy materials by mail, you may also vote by mail by following the instructions on the proxy card. Voting over the Internet or by telephone or by written proxy will ensure your representation at the Annual Meeting regardless of whether you attend.
Thank you for your ongoing support of, and continued interest in, Align Technology, Inc.

Sincerely,

ALIGN TECHNOLOGY, INC.

Julie Coletti
Executive Vice President, Chief Legal and Regulatory Officer

i.

Table of Contents
NOTICE OF ANNUAL MEETING	1	REPORT TO THE AUDIT COMMITTEE OF THE BOARD	78

PROXY STATEMENT SUMMARY	3	CORPORATE RESPONSIBILITY	80
Meeting Agenda and Vote	3
Our Business	5	SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	84
2022 Performance Highlights	5
Governance Highlights	7
Fiscal 2022 Executive Compensation Highlights	7	DELINQUENT SECTION 16(a) REPORTS	86

CORPORATE GOVERNANCE	8	CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS	87
Corporate Governance Policies and Practices	9
Role of the Board	9
Board Meetings	10	PROXY STATEMENT FOR THE 2023 ANNUAL MEETING OF STOCKHOLDERS	88
Board and Committee Independence and Qualifications	10
Board Structure	10	General Information	88
Annual Board and Committee Self-Evaluations	11	Q: Why Am I Receiving These Materials?	88
Board Oversight of Risk Management	11	Q. What is Included in These Materials?	88
Committee Oversight	11	Q: What Information Is Contained in these Materials?	88
Stockholder Communications with the Board	13	Q: Why Did I Receive a Notice in the Mail Regarding the Internet Availability of the Proxy Materials Instead of a Paper Copy of the Full Set of Proxy Materials?	88

DIRECTORS	14
Board Composition and Refreshment	14	Q. How Can I Access the Proxy Materials Over the Internet?	88
Director Nominees	15	Q: Can I Vote my Shares by Filling Out and Returning the Notice of Internet Availability of Proxy Materials?	89
Board Diversity Matrix	18
Director Compensation	19	Q: What Is The Difference Between Holding Shares Directly Or As A Beneficial Owner, In Street Name?	89

PROPOSAL ONE ELECTION OF DIRECTORS	21	Virtual Annual Meeting Information	89
		Q: How Can I Participate in the Annual Meeting?	89
PROPOSAL TWO APPROVAL OF AMENDMENT TO THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION	22	Q: Why Is the Annual Meeting Only Virtual?	89
		Q: How Can I Submit Questions During the Annual Meeting?	89
		Q: What Are the Rules of Procedure for the Annual Meeting?	90
		Q: Will the List of Stockholders be Available During the Annual Meeting?	90
EXECUTIVE COMPENSATION – COMPENSATION DISCUSSION AND ANALYSIS	24
		Q: What if I Have Technical Difficulties or Trouble Accessing the Annual Meeting?	90
Named Executive Officers	24
Executive Summary	25	Voting Information	90
Our Executive Compensation Program	25	Q: Who Can Vote at the Annual Meeting?	90
2022 Stockholder Say-On-Pay Vote	29	Q: How Do I Vote My Shares During the Annual Meeting?	90
How We Implement and Manage Our Executive Compensation	31	Q: How Can I Vote My Shares Without Participating in the Annual Meeting?	90
Severance and Change of Control Arrangements	39
		Q: What if I Don't Give Specific Voting Instructions?	91
COMPENSATION AND HUMAN CAPITAL COMMITTEE OF THE BOARD REPORT	42	Q: Can I Change or Revoke my Vote?	91
		Q: What Are We Voting on And What Vote is Required to Approve Each Item?	92
Summary Compensation Table For Fiscal Year Ended 2022	43
Grants and Plan-Based Awards for Fiscal Year Ended 2022	45	Q: What Constitutes a Quorum?	92
Outstanding Equity Awards at Fiscal 2022 Year End	48	Q: Who Will Bear the Cost of Soliciting Votes for the Annual Meeting?	93
Option Exercises And Stock Vested During Fiscal Year Ended 2022	50
		Q: Who Will Count the Vote?	93
Potential Payment Upon Termination Or Change Of Control	51	Additional Information	93
Other Compensation Matters	57	Q: What is Align's Website Address?	93
		Q: Where Can I Find the Voting Results of the Meeting?	93
PROPOSAL THREE ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS	64	Q: What if Multiple Stockholders Share the Same Address?	93
		Q: Is There Any Information that I Should Know Regarding Future Annual Meetings?	93

PROPOSAL FOUR ADVISORY VOTE TO APPROVE FREQUENCY OF STOCKHOLDERS' ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION	65
		OTHER MATTERS	95
		APPENDIX A AMENDMENT TO AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
PROPOSAL FIVE APPROVAL OF AMENDMENT TO 2005 INCENTIVE PLAN	66
		APPENDIX B AMENDED AND RESTATED 2005 INCENTIVE PLAN
PROPOSAL SIX RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS	76

ii.

ALIGN TECHNOLOGY, INC.
410 N. Scottsdale Rd. Suite 1300
Tempe, AZ 85288

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

VIRTUAL MEETING LOGISTICS

ITEMS OF BUSINESS

1	To elect the eight (8) directors named in this proxy statement
2	To approve the amendment to our Amended and Restated Certificate of Incorporation to reflect new Delaware law provisions regarding officer exculpation
3	To conduct an advisory (non-binding) vote on executive compensation
4	To conduct an advisory (non-binding) vote on the frequency with which stockholders will vote on a non-binding resolution to approve the compensation of our named executive officers in future years
5	To approve the amendment of the Align Technology, Inc. 2005 Incentive Plan
6	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accountants for the fiscal year ending December 31, 2023
7	To consider such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof

IMPORTANT MEETING INFORMATION

Technical Issues
Contact 866-612-8937 (toll-free) or 973-873-7684 (international) for any technical difficulties or trouble accessing the virtual meeting or if you are unable to locate your digital control number.

Adjournments and Postponements
Any action on the items of business described above may be considered at the Annual Meeting at the time and on the date specified above or at any time and date to which the Annual Meeting may be properly adjourned or postponed.

Meeting Admission
All stockholders as of the Record Date (March 23, 2023), or their duly appointed proxies, may attend the Annual Meeting. Online access will begin at 9:30 a.m. Mountain Standard Time, and we encourage you to join early. To be admitted to the Annual Meeting, stockholders as of the Record Date must register in advance at http://viewproxy.com/aligntech/2023/htype.asp.

Voting
Your vote is very important. Regardless of whether you plan to attend the Annual Meeting, we hope you will vote as soon as possible. You may vote your shares over the Internet or by telephone. If you received a paper copy of a proxy card by mail, you may submit your proxy for the Annual Meeting by completing, signing, dating and returning your proxy card in the pre-addressed envelope provided. For specific instructions on how to vote your shares, please refer to the section entitled, "Voting Information - How do I vote my shares during the Annual Meeting?"

This Notice of Annual Meeting and Proxy Statement and form of proxy are being distributed and made available on the Internet on or about April 5, 2023.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on May 17, 2023. The Proxy Statement and Align Technology, Inc.'s Annual Report on Form 10-K are available electronically at http://www.viewproxy.com/aligntech/2023.

PROXY STATEMENT SUMMARY
This summary highlights selected information contained in this proxy statement. It does not contain all the information you should consider and as such we urge you to carefully read the proxy statement in its entirety prior to voting. For additional information, please review our Annual Report on Form 10-K for the fiscal year ended December 31, 2022.

MEETING AGENDA AND VOTE

Proposals
Proposal One: Election of Directors			Page 21
The Board of Directors (the "Board") and the Nominating and Governance Committee (the "Nominating Committee") believe that the eight nominated directors (the "Nominees") encompass a range of talent, skill, expertise and diversity of backgrounds and experiences sufficient to provide sound and prudent guidance with respect to Align's operations and interests and the interests of Align's stockholders. See Section entitled "Director Nominees" for more information about the Nominees. Each member of our Board is elected annually by majority voting. You are being asked to vote for the election of these eight directors.

Kevin J. Dallas	Joseph M. Hogan	Joseph Lacob	C. Raymond Larkin, Jr.

George J. Morrow	Anne M. Myong	Andrea L. Saia	Susan E. Siegel

Proposal Two: Approval of the Amendment to our Amended and Restated Certificate of Incorporation to Reflect New Delaware Law Provisions Regarding Officer Exculpation			Page 22
Our Board believes an amendment to our Amended and Restated Certificate of Incorporation to permit the exculpation of officers would better position the Company to attract top officer candidates and enable the officers to exercise their business judgment in the furtherance of the interests of the stockholders without the distractions posed by frivolous and costly litigation and the risk of personal liability. Accordingly, our Board is requesting that you approve the amendment to the Amended and Restated Certificate of Incorporation in the form Certificate of Amendment attached hereto as Appendix A. Proposal Two contains the proposed insertions marked with bold, underlined text and proposed deletions marked with strikethrough text.
Proposal Three: Advisory Vote on Named Executive Officer Compensation			Page 64

Proposal Four: Advisory Vote on the Frequency to Vote to Approve the Compensation of our Named Executive Officers in Future Years			Page 65
We are required by Section 14A of the Exchange Act to conduct a non-binding, advisory vote of our stockholders on the frequency with which we will seek the non-binding stockholders’ advisory vote on our named executive officer compensation. We currently hold this vote every year and are permitted to hold the vote every three years. Our Board recommends that you vote “one year" on the frequency of future stockholders' advisory votes on our named executive officer compensation.

Proposal Five: Approval of an Amendment to the Align Technology, Inc. 2005 Incentive Plan	Page 66
Our Board believes that long-term equity-based compensation is an important element of our compensation program. We need to increase the number of shares authorized for issuance under the Incentive Plan to continue to be able to grant long-term equity to all our employees, including our executive management team and our non-employee directors. Accordingly, our Board is requesting that you approve the amendment to the Align Technology, Inc. 2005 Incentive Plan.
Proposal Six: Ratification of Independent Registered Public Accounting Firm	Page 76
Our Board believes the continued retention of PricewaterhouseCoopers LLP is in the best interests of Align and its stockholders. Our Board is submitting the selection of PricewaterhouseCoopers LLP to you for ratification as a matter of good corporate practice. See section entitled "Proposal Six Ratification of Appointment of Independent Public Accountants" for more information about PricewaterhouseCoopers LLP and the Report of the Audit Committee of the Board.

OUR BUSINESS

Align Technology, Inc. (“We”, “Our”, “Align”) is a global medical device company primarily engaged in the design, manufacture and marketing of Invisalign® clear aligners for the treatment of malocclusions, or the misalignment of teeth, by orthodontists and general dental practitioners ("GPs"), Vivera™ retainers for retention, iTero™ intraoral scanners and services for dentistry, and exocad™ computer-aided design and computer-aided manufacturing (“CAD/CAM”) software for dental laboratories and dental practitioners. Our vision and strategy is to revolutionize orthodontic and restorative dentistry through digital treatment planning and implementation using our Align Digital PlatformTM, an integrated suite of proprietary technologies and services designed to deliver a seamless, end-to-end solution for patients and consumers, orthodontists and GPs and lab partners. We strive to achieve our vision and strategy through key objectives made possible with the proprietary technologies and services of the Align Digital Platform to establish: clear aligners as the principal solution for the treatment of malocclusions with the Invisalign System as the treatment solution of choice by orthodontists, GPs and patients globally, our intraoral scanners as the preferred scanning technology for digital dental scans, and our exocad CAD/CAM software as the dental restorative solution of choice for dental labs.

2022 PERFORMANCE HIGHLIGHTS

In 2022, we remained steadfast in our commitment to our customers and their patients and further extended our leadership in digital orthodontics and restorative dentistry through execution of our strategic priorities:

International Expansion	General Dental Practitioner Adoption	Patient Demand and Conversion	Orthodontist Utilization
Continually increasing our presence globally by making our products available in more markets.	Enabling GPs to more easily identify, treat, monitor or refer patients.	Making Invisalign a recognized brand name through awareness among consumers and motivating potential patients to seek treatment.	Continually innovating and increasing product applicability and predictability to address wide range of cases, enabling doctors to confidently diagnose and treat more patients.
As a result of our efforts to make progress toward our strategic priorities, we achieved new milestones in 2022 reaching our 14.5 millionth cumulative Invisalign clear aligner patient, including our 4 millionth teen patient. Our teen patients for 2022 were a record 31% of Invisalign cases shipped for the year. In 2022, we also shipped to over 124 thousand doctors, a record number of Invisalign trained doctors globally, reinforcing our commitment to doctor-directed care for clear aligner treatment to achieve the safest and best possible clinical treatment outcomes for patients.

We continue to develop new capital equipment opportunities to meet the digital transformation needs of our customers and Dental Support Organizations partners, which is a natural progression for our equipment business with a large and growing base of scanners sold. As our scanner portfolio expands and we introduce new products, we increase the opportunities for customers to upgrade, make trade-ins, and provide refurbished scanners for emerging markets. We expect to continue rolling out programs such as leasing and rental offerings that help customers in the current macroeconomic environment by leveraging our balance sheet and selling the way our customers want to do business. For other non-case revenues, which include retention products such our Vivera™ retainers, clinical training and education, accessories and eCommerce, and new subscription programs such as our doctor subscription program ("DSP"), revenues were up double digits year over year. During 2022, we announced a number of new products and innovations that further enhance the Align Digital Platform™, leading the digital transformation of the practice of dentistry.

For the full year 2022, total revenues were $3.7 billion, Clear Aligner revenues were $3.1 billion, and Imaging Systems and CAD/CAM Services revenues were $662.1 million. Our 2022 total revenues, Clear Aligner revenues and Imaging Systems and CAD/CAM Services revenues were significantly unfavorably impacted by foreign exchange rates. Our financials in 2022 were also heavily impacted by macroeconomic uncertainty, weaker consumer confidence, and the lingering impacts of COVID-19 shutdowns, especially in China with its restrictions and lockdowns under their zero-COVID policy.

Total Return

GOVERNANCE HIGHLIGHTS
We recognize the importance of corporate governance as a component of providing long-term stockholder value. Our Board is responsible for ensuring our governance practices are well-designed and appropriate for our business. We continually review and update our corporate governance practices to ensure that our policies are aligned with stockholder interests and corporate governance best practices. As of the date of this proxy statement, these best practices include:

Independence, Accountability and Diversity
•At least 90% of our directors are independent
•Our CEO and Independent Chair of the Board roles are separated
•Only independent directors sit on our Audit, Compensation and Human Capital (the "Human Capital Committee"), and Nominating Committees
• Stockholders have proxy access rights
• Elections for all directors are annual and our Board is declassified
• Majority voting is required in uncontested elections
• Performance self-evaluations by our Board and committees are completed annually
•Our Board is made up of a diversity of viewpoints, backgrounds, races, national origins, and experiences; 30% of our director nominees identify as women
•Oversight of environmental, social and governance ("ESG") efforts has been delegated to the Nominating Committee
•Oversight of human capital management strategies, programs and policies has been delegated to the Human Capital Committee

Best Practices
•Double trigger for cash compensation arrangements for all members of executive management in the event of a change of control
•Significant stock ownership requirements are reviewed annually:
◦CEO - 6x his annual base salary
◦Other executive management - 3x their annual base salaries
◦Non-employee directors - $400,000
•Regular meetings of the independent directors are held without management present
•Employees and directors are prohibited from engaging in short-selling, hedging transactions or pledging Align securities as collateral for loans per our Insider Trading Policy
•We pay for the Board and each of its committees to retain outside advisors and consultants at their discretion

Risk Oversight
•Board oversight of our overall risk management infrastructure
•Committee oversight of risks related to each committee's area of responsibility
•Promotion of a culture that manages risks as part of our corporate strategy and day-to-day operations
•Employing dedicated Chief Information Security, Data Privacy, and Global Compliance and Ethics Officers responsible for enterprise-wide information security strategy, data privacy, and compliance and ethics policies, standards, processes, technologies and their effectiveness
•Maintaining a Corporate Social Responsibility ("CSR") organization, full-time dedicated Vice President of CSR, and a CSR Committee
•Establishing and promoting the defined pillars of our comprehensive CSR program philosophy

FISCAL 2022 EXECUTIVE COMPENSATION HIGHLIGHTS

In 2022, we retained all of the key elements of our 2020 and 2021 stockholder-approved incentive-focused executive management compensation program. As with prior years, the 2022 program directly tied a substantial portion of the targeted direct compensation of executive management to variable compensation with 91% and 81% of the target compensation for our CEO and our other named executive officers ("NEOs"), respectively, being variable. Base salary remained the only fixed direct compensation component, as outlined in the following table:

Alignment with Stockholder Interest and Company Performance

•All the principal components of our 2022 executive compensation program were identical to those same components in 2020 and 2021 when stockholders approved our executive compensation programs by 92% and 92%, respectively, through annual say-on-pay votes.
•Annual cash incentives are capped and subject to challenging performance goals tied to strategic financial goals aimed at increasing stockholder value. In 2022, we did not achieve the minimum threshold for the two challenging performance goals set by our Human Capital Committee in January 2022 - revenues and operating income. Accordingly, our short-term cash incentive bonus program operated as designed and no bonuses were paid to any of our NEOs in 2022.
•The majority of executive management compensation is equity-based to align incentives with long-term stockholder value, with 100% performance-based market stock units ("MSUs") comprising 52% of our CEO's 2022 total target compensation and, on average, 45% of the total target compensation of our other NEOs. The three-year performance-based MSUs granted to our NEOs in February 2020 paid out at 38% of target in February 2023 following strong stock price appreciation in 2020 and 2021, offset by significant stock underperformance in 2022, all relative to companies comprising the NASDAQ Composite Index.
•Our non-employee directors, CEO and executive management are required to maintain significant stock ownership positions of $400,000, six times base salary and three times base salaries, respectively.
•2022 stockholder outreach extended to holders of more than 67% of our issued and outstanding stock and included our Executive Vice President, Global Human Resources, our Executive Vice President, Global Finance and Chief Financial Officer, our Executive Vice President, Chief Legal and Regulatory Officer, and our Vice President Corporate Communications and Investor Relations. We were successful in speaking with stockholders representing over 31% of our shares outstanding.

CORPORATE GOVERNANCE

We remain committed to implementing and following high standards of corporate governance, which we believe promotes the success of our business, creates stockholder value and maintains our credibility in the marketplace.

CORPORATE GOVERNANCE POLICIES AND PRACTICES

Through policies and practices, we have established a framework by which we govern our business. We maintain a corporate governance page on our website that includes many of our policies and practices, including our Global Code of Conduct ("Code"), Corporate Governance Guidelines ("Guidelines"), and the charters for each of the standing committees of our Board. The corporate governance page can be found by clicking on the "Corporate Governance" link in the "Investors" section of our website at www.aligntech.com. The various policies and practices that we maintain and review regularly, including during the fiscal year ended December 31, 2022, foster responsible corporate governance. These policies include the following:

Global Code of Conduct
Our Code emphasizes our ongoing commitment to conducting business with integrity. It applies to all our directors, officers and employees. In addition to finding the Code on our website, stockholders may request a free copy of our Code by writing to Align Technology, Inc., 410 N. Scottsdale Rd., Suite 1300, Tempe, AZ 85288, Attn: Investor Relations or investorinfo@aligntech.com. We post on our website any amendments to the Code, as well as any required waivers pursuant to the rules of the Securities and Exchange Commission ("SEC") or the NASDAQ Stock Market LLC ("NASDAQ").

Global Speak Up Policy
Our Speak Up Policy is designed to encourage current and former directors, employees and third-party business partners such as contractors, consultants, suppliers, distributors and even customers to voice their questions and concerns regarding conduct they believe in good faith to be inconsistent with the Code so that we may respond promptly, objectively, fairly, appropriately and without retribution.

Corporate Governance Guidelines
Our corporate governance practices are found in our Guidelines, a copy of which is available on our website. Our Guidelines include policies regarding the size and composition of our Board, director qualifications, independence, nominations and elections, director compensation, and leadership development and succession among other topics.

Insider Trading Policy	Our Insider Trading Policy prohibits our executive officers, directors and employees from engaging in hedging transactions or pledging Align's securities as collateral for loans.
Significant Stock Ownership Guidelines
We maintain meaningful stock ownership guidelines for executive management and non-employee directors as a matter of good corporate governance and to align their interests with those of our stockholders. Each member of executive management and non-employee director has five years after becoming subject to the guidelines to attain the requisite stock ownership. As of December 31, 2022, all such individuals were in compliance with these guidelines. For purposes of this policy, "ownership" includes shares of our common stock directly held or held in trust for the benefit of such director, member of executive management or their family members living in the same household and shares of our underlying restricted stock units held directly, whether or not yet vested. "Ownership" does not include vested or unvested options to purchase our common stock or shares underlying unvested MSUs.

Committee Charters
During the year, our Board maintained an Audit Committee, a Human Capital Committee, a Nominating Committee and a Technology Committee. Each committee has adopted a written charter that establishes its practices and procedures in accordance with applicable corporate governance rules and regulations. These charters are available on the "Investors" section of our website.

ROLE OF OUR BOARD

Our Board is responsible for reviewing our overall performance, overseeing our management, and assuring the long-term interests of stockholders are being served. To satisfy its duties, our Board reviews corporate objectives and strategies, evaluates and approves significant policies and proposed major commitments of corporate resources, selects, evaluates and provides for the succession of executive management and, subject to oversight by our Nominating Committee, nominates individuals for election at annual stockholder meetings to serve as our directors and elects individuals to fill any vacancies on our Board.

BOARD MEETINGS

Our Board holds meetings at least quarterly, and the committees hold meetings at least annually. In 2022, each director attended at least 75% of the aggregate of the total number of meetings of our Board and the committees on which they each served. Our Board held six meetings in 2022.

Our Guidelines provide that our independent directors meet in executive session at least twice a year. The independent directors met in executive sessions four times in 2022.

Our Board members are encouraged, but not required, to attend annual meetings of stockholders. Last year, four directors attended our 2022 annual meeting of stockholders.

BOARD AND COMMITTEE INDEPENDENCE AND QUALIFICATIONS

Our Board has determined that all Board members, other than Mr. Hogan, are independent under the applicable rules of NASDAQ.

Our Board has furthermore determined that all committee members are independent under applicable NASDAQ and SEC rules for committee memberships, and that each member of the Audit Committee also meets the additional independence criteria set forth in Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Our Board also has also determined that two of our Audit Committee members qualify as an “audit committee financial expert” as that term is defined under SEC rules.

We support the ongoing development and expansion of knowledge of our directors through regular updates on trends and best practices in areas including governance, compliance, ethics and other topics deemed relevant to the fulfillment of their fiduciary duties and encourage them to attend third party trainings, seminars and workshops for which we reimburse them their expenses.

BOARD STRUCTURE

The roles of CEO and Chair of our Board ("Chair") are separated in recognition of the differences between the two roles. The CEO is responsible for setting our strategic direction and establishing key initiatives after consultation and input from our Board. The CEO furthermore provides our day-to-day leadership and monitors our performance against our initiatives. On the other hand, the Chair provides guidance to the CEO and, in consultation with the CEO and other members of our Board, sets the agenda for Board meetings and presides over meetings of the full Board. We believe this separation of duties allows the CEO and Chair to most efficiently use their time and fulfill their respective responsibilities, which are critical to our success. While our Bylaws and Guidelines do not require the Chair and CEO positions be separate, our Board believes that having separate positions and having an independent outside director serve as Chair is the appropriate leadership structure for us at this time.

The Board is currently made up of ten directors. Messrs. Greg Santora and Warren Thaler, who currently serve as directors, were not nominated to stand for re-election. Their terms as members of the Board and the various committees on which they currently serve will end at the commencement of the Annual Meeting. As a result, the Board has resolved that the size of Board will be reduced from ten to eight directors at the conclusion of their terms of office.

ANNUAL BOARD AND COMMITTEE SELF-EVALUATIONS

To ensure that our Board and its committees are performing effectively and in our best interests and those of our stockholders, our directors perform an annual assessment of our Board and its committees.

BOARD OVERSIGHT OF RISK MANAGEMENT

Management is responsible for the day-to-day management of the risks we face, while our Board, as a whole and through its committees, is responsible for overseeing management in the competent and ethical operation of the Company. Our directors take a proactive, focused approach to their responsibilities by setting standards to ensure our business success is achieved through the highest standards of responsibility and ethics.

In its oversight role, our Board must be satisfied that the key risks to our business and operations are identified and prioritized and that the processes implemented by management to respond to those risks are adequate and functioning as designed. As a critical part of this risk oversight role, our Board encourages management to establish a culture that actively promotes risk identification as part of our corporate strategy and day-to-day business operations. Furthermore, our Board encourages full and open communication between it and management. The Chair meets regularly with our CEO and other members of executive management to discuss strategy and the risks we face. Executive management, other employees, consultants and advisors routinely attend Board meetings and are available to address questions or concerns raised by our Board on risk management-related and other matters. Our Board regularly receives presentations on strategic matters involving our operations that help it understand our risk identification methodologies, risk management and risk mitigation strategies. Our Board also holds strategic planning sessions with executive management and other employees as well as consultants and advisers to discuss our strategies, key challenges, and risks and opportunities.

Our Board does not have a standing risk management committee. Rather, it administers its oversight responsibilities directly through the Board as a whole, as well as through the various standing committees that address risks inherent to their respective areas of oversight. Our Board and each of its committees may retain outside advisors and consultants they choose to assist in their oversight responsibilities at our expense. When a committee receives reports, the chair of the committee discusses them with the full Board at subsequent Board meetings, which enables the entire Board to coordinate the risk oversight function.

COMMITTEE OVERSIGHT

During the year, our Board maintained an Audit Committee, a Human Capital Committee, a Nominating Committee and a Technology Committee. Each of the committees assisted our Board with risk management oversight within their areas of responsibility and apprised the full Board of significant matters and management’s response.

Audit Committee

Greg J. Santora (Chair)
Kevin J. Dallas
Anne M. Myong
Andrea L. Saia
Warren S. Thaler

Ms. Myong will automatically become Chair of the Audit Committee immediately following the end of Mr. Santora's term of office.

9 meetings in 2022

Audit Committee Report on Page 78

Our Audit Committee assists our Board in areas of financial and investment risks, internal financial controls, cybersecurity, data privacy, crisis preparedness, and legal and regulatory requirements, including those related to our employee benefit plans. Our Audit Committee also reviews, approves and monitors our Code and Speak Up Policy.

Financial Reporting and Audits
Our Audit Committee oversees and monitors our accounting and financial reporting processes, our financial statement audits, our internal accounting and financial controls, and our Internal Audit Department. It is responsible for appointing, compensating, retaining, terminating and overseeing the work of our independent auditors and for reviewing the auditors' proposed scope of work, approach and independence. Our Audit Committee also establishes procedures for receiving, retaining and treating complaints regarding accounting, internal accounting controls or auditing matters.

Compliance and Ethics
Our Audit Committee is responsible for reviewing compliance and ethics risks as well as the steps management takes to understand and mitigate these risks. The Global Compliance and Ethics Officer ("GCEO") is responsible for implementing and maintaining an effective compliance and ethics program, including the Code, Speak Up Policy and other policies, trainings and communications related to key risk areas such as anti-bribery, anti-corruption and ethical interactions with healthcare professionals. The GCEO is responsible for reviewing and assessing the effectiveness of our program against related laws and industry best practices.

Anti-Bribery and Anti-Corruption Compliance
Our Audit Committee oversees and reviews our Global Anti-Bribery and Anti-Corruption ("ABAC") Compliance Program. The Audit Committee receives periodic updates from the GCEO concerning the ABAC Program and related activities. In 2022, the GCEO met with the Audit Committee two times to discuss our ABAC Program.

Cybersecurity
Our Audit Committee is responsible for reviewing cybersecurity risks and our cybersecurity program. It oversees and reviews our cybersecurity, data privacy, and other information technology risks, controls and procedures. To more effectively address the cybersecurity threats posed today, we have a dedicated Chief Information Security Officer ("CISO") who is responsible for leading enterprise-wide information security strategy, policy, standards, process, and technology. Our information security program includes, among other things, vulnerability management, antivirus and malware protection, technology compliance and risk management, encryption, identity and access management, application security, and security monitoring and incident response. We also have an information security awareness program, which includes annual training regarding our acceptable use and information classification and handling policies, quarterly phishing campaigns with further employee training as appropriate, and communications and companion trainings to keep our users informed on current events. Additionally, we undergo an annual external SOC2 type 2 audit covering the security principle for our Invisalign and iTero operations. In 2022, the CISO met with the Audit Committee four times to discuss our cyber risks and threats.

Data Privacy
Our Audit Committee is responsible for reviewing data privacy risks, controls and procedures as well as steps taken by management to understand and mitigate risks. Our Audit Committee routinely receives updates on data privacy risks we face and recommends actions to mitigate those risks. We have various technical, administrative, and physical safeguards in place to help protect against unauthorized access to, use, or disclosure of the customer, consumer, and patient information and data we collect and store. We have dedicated privacy experts who advise the business on privacy risks and assesses the effectiveness of privacy controls and compliance with various legislative and regulatory requirements. In 2022, the GCEO met with the Audit Committee two times to discuss privacy matters.

Compensation and Human Capital Committee George J. Morrow (Chair) Anne M. Myong Andrea L. Saia Greg J. Santora 7 meetings in 2022 Compensation and Human Capital Committee Report on Page 42
The Human Capital Committee assists our Board to manage risks arising from our compensation policies and practices. It ensures that our compensation programs successfully align the interests of employees, including executive management, with those of our stockholders. It reviews and administers all compensation arrangements for executive management and reviews general compensation goals and guidelines for our employees and the criteria for which bonuses are determined. It evaluates the various elements of our compensation programs to avoid encouraging, and to mitigate against, excessive risk taking by promoting behaviors that support sustainable value creation. Additionally, our Human Capital Committee retains, oversees, and assesses the independence of our compensation consultants and advisors. In 2021, the charter of our Human Capital Committee was amended to empower it to oversee our diversity, equity and inclusion initiatives and was further amended in 2022 to provide oversight of human capital management.

Compensation and Human Capital Committee Interlocks and Insider Participation
None of the members of our Human Capital Committee is, nor has ever been, a member of our executive management or an employee. None of the members of executive management currently serves, or in the past year has served, as a member of the Human Capital Committee or director (or other Board committee performing equivalent functions or, in the absence of any such committee, the entire Board) of any entity that has one or more members of executive management serving on our Human Capital Committee or our Board.

Nominating and Governance Committee Joseph Lacob (Chair) C. Raymond Larkin, Jr. George J. Morrow Susan E. Siegel Warren S. Thaler 3 meetings in 2022
Our Nominating Committee assists our Board to manage risks associated with Board membership and organization as well as long-term and emergency executive management and Board succession planning.

At the request of our Board, our Nominating Committee conducts annual reviews and makes recommendations concerning Board and executive management succession. It evaluates the composition, organization and governance of the Board and its committees and identifies, evaluates and recommends nominees to the Board. Our Nominating Committee develops and recommends corporate governance principles applicable to Align and is responsible for the assessment, analysis and implementation of matters involving ESG initiatives. It also oversees our ESG initiatives, policies, practices, and programs.

Technology Committee Kevin J. Dallas Joseph Lacob Andrea L. Saia Susan E. Siegel Warren S. Thaler 1 meeting in 2022
Our Technology Committee assists our Board to evaluate major technology plans and strategies, including technical and market risks associated with product development and investment. It reviews our technology and development activities and oversees and advises our Board on matters of innovation and technology.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD

Stockholders may communicate directly with our non-management directors by sending an email to Board@aligntech.com. These communications are monitored to ensure appropriate summaries of all received messages are provided to our Board at its regularly scheduled meetings. Where the nature of a communication warrants, our Executive Vice President, Chief Legal and Regulatory Officer may decide to obtain the more immediate attention of an appropriate committee of our Board or a non-management director, executive management or independent advisors. After reviewing stockholder messages, our Board will determine an appropriate response if they deem a response necessary or warranted.

DIRECTORS

Our Board consists of a diverse group of highly qualified leaders in their respective fields, all of whom have senior leadership experience at large domestic and multinational companies. In these positions, they have gained significant and diverse management experience, including strategic and financial planning, public company financial reporting, compliance, risk management, and leadership development. They also have in-depth public company experience serving as executive officers, or on boards of directors and board committees, and have a robust understanding of corporate governance practices and trends. Our Board and Nominating Committee believe the skills, qualities, attributes, and experiences of our directors provide us with business acumen and a diverse range of perspectives to effectively address our evolving needs and represent the best interests of our stockholders.

BOARD COMPOSITION AND REFRESHMENT

Qualifications and Diversity

Our Nominating Committee has specified the following minimum qualifications it believes must be met by a nominee for a position on our Board:

•the highest personal and professional ethics and integrity;
•proven achievement and competence in the nominee's field and the ability to exercise sound business judgment;
•skills and experience that are complementary to those of the existing directors;
•the ability to assist and support management and make significant contributions to our success; and
•an understanding of the fiduciary responsibilities required of a member of our Board, including the commitment of time and energy necessary to diligently carry out those responsibilities.

While we do not have a formal diversity policy for Board membership, our Board seeks directors who represent a mix of backgrounds, skills, and experiences, including candidates of diverse gender, race and ethnicity, that will enhance the quality of deliberations and decisions. Moreover, our directors have diverse business and professional backgrounds, including experience in finance and accounting, venture capital, medical device, consumer products, technology, cybersecurity, brand management and international sales, marketing and operations. Such diversity considerations are discussed by our Nominating Committee in connection with the general qualifications of each potential nominee.

Identifying Nominees

Our Nominating Committee considers candidates for Board membership suggested by our Board, executive management and stockholders. Our Nominating Committee also periodically retains third-party executive search firms to identify independent director candidates. In considering candidates for director nominees, our Nominating Committee generally assembles information regarding a candidate's background and qualifications. Our Nominating Committee, in its discretion, may designate one or more of its members to interview any candidate. In addition, our Nominating Committee may seek input from executive management or other members of our Board, who may interview any candidate. Our Nominating Committee recommends Nominees on its assessment of the backgrounds, experiences and overall suitability to serve on our Board in accordance with our policy regarding nominations and qualifications of directors.

Under our Guidelines, our Nominating Committee considers candidate recommendations from stockholders holding at least 1% of the total outstanding shares of our common stock continuously for at least 12 months prior to the date they submit their recommendation. Our Nominating Committee will consider persons recommended by our stockholders in the same manner as nominees recommended by our Board, individual board members or executive management. A stockholder may also nominate a person directly for election to our Board at an annual meeting of our stockholders provided their proposal meets the requirements set forth in our Bylaws and the rules and regulations of the SEC related to stockholder proposals. The process for properly submitting a stockholder proposal, including a proposal to nominate a person for election to our Board at an annual meeting, is described below in the answer to the question, "Is there any information that I should know regarding future annual meetings?"

In February 2023, our Board amended our bylaws to grant proxy access to stockholders. Pursuant to our proxy access provisions, a stockholder (or a group of not more than 20 stockholders) holding at least 3% of our outstanding common stock continuously for at least three years is entitled to nominate and include in our proxy materials director nominees constituting up to the greater of two individuals or 20% of our Board, provided that the nominating stockholder(s) and the nominee(s) satisfy the requirements specified in our bylaws, including providing us with advance notice of the nomination and other ownership requirements. The required notice must include the information and documents set forth in the bylaws and, with respect to our 2024 annual meeting of shareholders, must be provided to the Corporate Secretary at the address listed above between November 7, 2023 and December 7, 2023.

Board Refreshment

As an innovative technology company in the highly regulated medical device industry, our directors bring considerable experience overseeing sales and marketing, operations, finance and accounting, regulatory and compliance and corporate governance, all practices essential to our success. Since 2017, our Board has added three new independent directors, each of whom has brought valuable and diverse backgrounds and perspectives to our Board overall. Moreover, since 2021, three long-tenured directors have rotated or will rotate off the Board, including two whose terms will expire at the commencement of our Annual Meeting. Our refreshment process reflects a balanced approach that allows us to benefit from our valued tenured members who know and understand our company, while also seeking new members with experiences that add future value. We are committed to maintaining a Board that blends a diversity of backgrounds with strategic expertise in varying fields and who offer perspectives in areas key to our mission, vision and strategic growth and expansion of our business into key domestic and international markets, including technology, cybersecurity, healthcare, life sciences, medical devices, e-commerce, consumer products and manufacturing.

DIRECTOR NOMINEES

Kevin J. Dallas
Director since 2018 | Independent
Audit Committee | Technology Committee

Kevin J. Dallas, 59, served as the President and Chief Executive Officer at Wind River Systems, Inc., a company whose software deploys IoT systems, from 2020 until its acquisition by Aptiv in 2022. Mr. Dallas previously served as the Corporate Vice President for Cloud & AI Business Development for Microsoft from 1996 to 2020, helping to enable the digital transformation of customers and partners across a range of industries including: connected/autonomous vehicles, industrial IoT, discrete manufacturing, retail, financial services, media and entertainment, and healthcare. Prior to working with Microsoft, he held roles at NVIDIA Corporation and National Semiconductor (now Texas Instruments Inc.) in the U.S., Europe, and the Middle East.

Mr. Dallas earned a B.S.c. degree in Electrical and Electronic Engineering from Staffordshire University, Stoke-on-Trent, Staffordshire, England. He brings to the Board more than 25 years of experience driving digital innovation and growth at technology companies and expertise in the digital transformation of customers and partners.

Joseph M. Hogan
Director and CEO of Align Technology, Inc. since 2015

Joseph M. Hogan, 65, joined Align in June 2015 as President, CEO and as a Director. Before joining Align, Mr. Hogan served as CEO of ABB, a $40 billion global power and automation technologies company based in Zurich, Switzerland. During his five years at ABB, Mr. Hogan oversaw a 25% increase in revenues. Prior to ABB, Mr. Hogan spent 25 years at General Electric (GE) in a variety of executive and management roles, including eight years as CEO of GE Healthcare, where he drove significant geographic and market portfolio expansion and more than doubled revenues from $7 billion to $16 billion.

Mr. Hogan earned his M.B.A. from Robert Morris University and a B.S. in Business and Economics from Geneva College, both in Pennsylvania. He is a proven leader serving as an integral connection between our board of directors and management. He brings to Align significant leadership experience from large public companies, with strategic business, market development and sales acumen, and expertise in strategic and operational aspects of complex, international organizations.

Joseph Lacob
Director since 1997 | Independent
Nominating Committee (C) |Technology Committee

Joseph Lacob, 67, acquired The Golden State Warriors of the National Basketball Association in 2010 and is currently the Governor, Co-Executive Chairman and CEO of the Warriors. From 1987 to 2018, he was a partner of Kleiner Perkins Caufield & Byers (KPCB), a venture capital firm. Prior to joining KPCB, Mr. Lacob was an executive with Cetus Corporation (now Chiron), FHP International, a health maintenance organization, and Booz, Allen & Hamilton, a management consulting firm.

Mr. Lacob earned an M.B.A. from Stanford University, a Masters in Public Health from the University of California at Los Angeles and a B.S. in Biological Sciences from the University of California at Irvine. He brings to the Board expertise in evaluating and developing strategic opportunities, having overseen hundreds of venture capital investments and having been a member of dozens of boards of directors over the years, specifically in the technology, healthcare and life sciences industries and significant financial, strategic investment and mergers and acquisition experience.

Former Directorships ▪Board of Directors, Orexigen Therapeutics

C. Raymond Larkin, Jr.
Chair of the Board since 2006 | Director since 2004 | Independent
Nominating Committee

C. Raymond Larkin, Jr., 74, currently serves as a principal of Group Outcome L.L.C., a merchant banking firm concentrating on medical technologies. Previously, Mr. Larkin was Chairman and CEO at Eunoe, Inc. He also served as a part time Venture Partner at Cutlass Capital, from 2001 to 2007. Prior to Eunoe, Inc, he was President and CEO of Nellcor Puritan Bennett, Inc., a respiratory product company, which grew to nearly $1 billion in revenues during his tenure through the development and introduction of pulse oximetry for patient safety monitoring.

Mr. Larkin earned his B.S. degree in Industrial Management from LaSalle University and served in the United States Marine Corps, rising to the level of Captain. He brings to the Board significant leadership experience at large public companies, a deep knowledge and authority in the medical device and healthcare fields, extensive public and private company board experience, and strong strategic business development and tactical implementation skills.

Selected Directorships and Memberships ▪Chairman of the Board of Directors of Shockwave Medical, Inc. Former Directorships ▪Board of Directors, Orexigen Therapeutics ▪Heartware, Inc.

George J. Morrow
Director since 2006 | Independent
Human Capital Committee (C) | Nominating Committee

George J. Morrow, 71, served as the Executive Vice President, Global Commercial Operations (2003-2011) and Executive Vice President of Worldwide Sales and Marketing (2001-2003) at Amgen Inc., a global biotechnology company. From 1992 to 2001, Mr. Morrow held multiple leadership positions at GlaxoSmithKline Inc. and its subsidiaries, including President and Chief Executive Officer of Glaxo Wellcome Inc.

Mr. Morrow earned an M.B.A. from Duke University, an M.S. degree in Biochemistry from Bryn Mawr College and a B.S. degree in Chemistry from Southampton College, Long Island University. He brings to the Board significant leadership experience in sales, marketing and operational global ownership, a valuable understanding of medical device regulatory and compliance, financial, and corporate governance, and expertise in growth driven sales compensation strategies and risk mitigation controls.

Selected Directorships and Memberships ▪Board of Directors, Neurocrine Biosciences Former Directorships ▪Board of Directors, Human Genome Sciences, Inc.

Anne M. Myong
Director since 2019 | Independent
Audit Committee | Human Capital Committee

Anne M. Myong, 55, currently serves as a consultant for Amyris, Inc., a biotechnology company serving the beauty, health and wellness markets. She previously served as its President. Ms. Myong previously was the Senior Vice President and Chief Financial Officer at Walmart Global eCommerce (2014-2017) and prior to that served as Senior Vice President, Chief Financial and Administrative Officer, Walmart China Retail. Prior to Walmart, Ms. Myong was Vice President and CFO of Agilent Technologies China.

Ms. Myong earned an M.B.A. from Harvard Business School and a B.B.A. in Computer Information Systems from James Madison University. She brings to the Board extensive experience in global operations, finance and digital transformation with a unique knowledge of international markets, a deep understanding of financial reporting and organizational risks, controls and monitoring, and expertise in consumer products, e-commerce, and developing and delivering industry-transforming technology and innovations.

Former Directorships ▪Board of Directors, Goodwill Industries International

Andrea L. Saia
Director since 2013 | Independent
Audit Committee | Human Capital Committee | Technology Committee

Andrea L. Saia, 65, previously served as the Global Head of Alcon Vision Care, a $10 billion division of Novartis AG, from 2011 to 2012 and as President and CEO of CibaVision Corporation, a $2 billion subsidiary of Novartis, from 2008 to 2011. She also held a number of other senior leadership roles at CibaVision from 2002 to 2007, including President of Europe, Middle East, and Africa, President of the Global Lens Business and Global Head of Marketing. Prior to CibaVision, she held a variety of senior executive leadership roles with Unilever, Procter & Gamble and Revlon.

Ms. Saia earned an M.B.A. from J.L. Kellogg Graduate School of Business and a B.S. in Business Administration from Miami University. She brings to the Board 30 years of global experience within the healthcare, medical device and consumer products industries and expertise in global sales and marketing and strategic business development.

Selected Directorships and Memberships ▪LivaNova PLC ▪Outset Medical, Inc. Former Directorships ▪Board of Directors, Coca-Cola Enterprises, Inc.

Susan E. Siegel
Director since 2017 | Independent
Nominating Committee | Technology Committee

Susan E. Siegel, 62, served as GE’s Chief Innovation Officer (2017-2019) and CEO of GE Ventures & Licensing (2012-2017). Before GE, she was a General Partner at Mohr Davidow Ventures, leading investments in personalized medicine, life sciences & digital health. During the early days of the human genome project, Ms. Siegel led Affymetrix as a director and President, one of the fastest growing genomics companies.

Ms. Siegel earned a M.S. in Biochemistry and Molecular Biology from Boston University Medical School and a B.S. in Biology from the University of Puerto Rico. She brings to the Board extensive experience identifying, funding, pioneering and implementing industry-shifting ideas in the life sciences, biomedical research and healthcare industries.

Selected Directorships and Memberships ▪Board of Directors, Illumina, Inc. ▪Board of Directors, Nevro, Inc. ▪Chairman of the Board, MIT's The Engine ▪Trustee, The Kaiser Family Foundation
There are no family relationships between any director and any of our executive officers.

BOARD DIVERSITY MATRIX

The following matrix is provided to illustrate the demographic diversity and tenure distribution of the members that serve on our Board as of March 23, 2023:

	Kevin J. Dallas	Joseph M. Hogan	Joseph Lacob	C. Raymond Larkin, Jr.	Anne M. Myong	George J. Morrow	Andrea L. Saia	Greg J. Santora*	Susan E. Siegel	Warren S. Thaler*
Part I: Gender Identity
Male	●	●	●	●		●		●		●
Female					●		●		●
Non-Binary
Did Not Disclose Gender
Part II: Demographic Information
African American or Black	●
Alaskan Native or Native American
Asian					●				●
Hispanic or Latino
Native Hawaiian or Pacific Islander
White or Caucasian		●	●	●		●	●	●		●
Two or More Races or Ethnicities
LGBTQ+
Did Not Disclose Demographic Information
Tenure	0-9 years (50%)					16+ years (50%)
*The tenures of Messrs. Santora and Thaler will expire at the Annual Meeting.

DIRECTOR COMPENSATION

Our director compensation program is designed both to attract and fairly compensate highly qualified, non-employee directors to represent and act in the best interests of our stockholders, employees, and the communities we serve. For the purpose of determining non-employee director compensation for 2022, our Human Capital Committee engaged Compensia to evaluate the competitiveness of our program. Our Human Capital Committee considered an overview of the corporate governance environment as well as recent trends and developments relating to director compensation. Our Human Capital Committee also specifically considered the amounts payable under, and the various components of, our director compensation program, as well as the aggregate director compensation cost, in comparison to boards of directors of the same group of peer companies used in determining executive management compensation. (For further details on our peer group, see the discussion of our "Peer Group" in the Compensation Discussion and Analysis section below). The analysis showed that our non-employee director compensation practices were, in aggregate, generally aligned with market norms and emerging best practices. As a consequence of the review, our Human Capital Committee determined that no changes were necessary for our 2022 non-employee director compensation program.

Cash Compensation

Our 2022 non-employee directors cash compensation program was as follows and paid in quarterly installments:

Description	Current Fee
Annual Retainer for Board Membership (other than the Chair of our Board)	$50,000
Annual Retainer for membership on the Human Capital Committee and the Audit Committee (other than the Chair)	$13,500
Annual Retainer for Chair of the Human Capital Committee and the Audit Committee	$27,000
Annual Retainer for membership on the Nominating Committee (other than the Chair) and the Technology Committee	$5,000
Annual Retainer for the Chair of Nominating Committee	$10,000
Annual Retainer for the Chair of our Board (1)	$100,000
(1)The Chair of our Board is not compensated for membership on any committee.

Equity Compensation

In March 2022, our Human Capital Committee approved an annual equity grant of RSUs to our then-current board members (other than Mr. Larkin) having a long-term incentive value equivalent to $300,000. For Mr. Larkin's additional responsibilities as Chair of our Board, the Human Capital Committee approved an annual RSU grant of $400,000. The actual number of shares under the RSU awards was calculated using the closing price of our common stock on the date of our 2022 annual meeting of stockholders. Accordingly, on May 18, 2022, each non-employee director other than Mr. Larkin was granted 1,114 RSUs and Mr. Larkin was granted 1,486 RSUs based on the closing per share price of our common stock on that date of $269.11. Each of these RSU awards vests 100% upon the earlier of (i) the one-year anniversary of the grant date or (ii) the date of the next annual meeting of stockholders following the grant date. Assuming the continued service of each non-employee director, each of these equity awards are expected to fully vest on May 17, 2023.

Total Compensation

The table below summarizes the compensation paid to our non-employee directors for the year ended December 31, 2022. The compensation of our President and CEO, Joe Hogan, is shown in the Summary Compensation Table of this proxy statement.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Kevin J. Dallas(2)	61,750	299,789	361,539
Joseph Lacob	65,000	299,789	364,789
C. Raymond Larkin, Jr.	100,000	399,897	499,897
George J. Morrow	82,000	299,789	381,789
Anne M. Myong	77,000	299,789	376,789
Andrea L. Saia	82,000	299,789	381,789
Greg J. Santora	90,500	299,789	390,289
Susan E. Siegel	60,000	299,789	359,789
Warren S. Thaler	73,500	299,789	373,289
(1)The amounts reflect the aggregate grant date fair value of RSU awards computed in accordance with FASB ASC Topic 718. There can be no assurance that the grant date fair value amounts will ever be realized. The RSUs are time-based awards and are not subject to performance or market conditions.
(2)The cash compensation paid to Mr. Dallas in 2022 includes the additional quarterly retainers paid to him starting July 1, 2022, following his appointment as a member of the Audit Committee.

The aggregate number of stock awards granted to each non-employee director during the fiscal year ended December 31, 2022 were as follows:

Name	Stock Awards
Kevin J. Dallas	1,114
Joseph Lacob	1,114
C. Raymond Larkin, Jr.	1,486
George J. Morrow	1,114
Anne M. Myong	1,114
Andrea L. Saia	1,114
Greg J. Santora	1,114
Susan E. Siegel	1,114
Warren S. Thaler	1,114

PROPOSAL ONE
ELECTION OF DIRECTORS

Our Bylaws provide that our Board will consist of one or more members with the number of directors determined from time to time by resolution of our Board. As of the date of this proxy statement the number of directors is set at 10. Upon the recommendation of the Nominating Committee, the Board has nominated the eight persons named below for election at the Annual Meeting, each to serve for a one-year term or until a successor is elected or appointed and qualified. Messrs. Santora and Thaler, who currently serve as directors, were not nominated to stand for re-election. Their terms of office will automatically expire at the commencement of the Annual Meeting. As a result, the Board has resolved that effective immediately upon the expiration of Messrs. Santora's and Thaler's terms of office, the size of the Board will be automatically reduced from 10 to 8 directors.

The Board unanimously recommends that you vote "FOR" all of the nominees below
Kevin J. Dallas	C. Raymond Larkin, Jr.	Andrea L. Saia
Joseph M. Hogan	George J. Morrow	Susan E. Siegel
Joseph Lacob	Anne M. Myong

Information concerning each of the Nominees can be found above in the section entitled "Director Nominees."

In the event a Nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the then current Board to fill the vacancy. As of the date of this proxy statement, we are not aware of any Nominee who is unable or will decline to serve as a director.

Our Bylaws state that a Nominee is elected only if they receive a majority of the votes cast with respect to their election in an uncontested election (that is, the number of shares voted "for" a Nominee must exceed the number of votes cast "against" that Nominee). Each Nominee is currently serving on the Board. If a nominee is not re-elected, Delaware law provides that the director will continue to serve on the Board as a "holdover director." Under our Bylaws and Guidelines, each director has submitted, a contingent, irrevocable resignation that the Board may accept if stockholders do not re-elect the director. If that were to occur, our Nominating Committee would make a recommendation to our Board whether to accept or reject the resignation, or whether to take other action. Our Board would act on the Nominating Committee's recommendation, and publicly disclose its decision and the rationale behind it within 90 days following the date the election results are certified.

You may either vote "For" or "Against" any Nominee you specify, or "Abstain" from voting for any Nominee. Unless marked otherwise, proxies returned to us will be voted "For" each of the Nominees named above. If you hold your shares through a broker, bank or other nominee holder of record you must instruct your broker, bank or other nominee how to vote your shares so that your vote can be counted for this Proposal One.

OUR BOARD RECOMMENDS THAT YOU VOTE "FOR" THE ELECTION OF EACH OF THE DIRECTOR NOMINEES NOMINATED FOR ELECTION AT THE ANNUAL MEETING

PROPOSAL TWO
APPROVAL OF THE AMENDMENT TO OUR AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO REFLECT NEW DELAWARE LAW PROVISIONS REGARDING OFFICER EXCULPATION

Our Board has approved, and recommends that our stockholders approve, an amendment to Article VII of our Amended and Restated Certificate of Incorporation to provide for exculpation of liability for officers of the Company for certain breaches of fiduciary duties, similar to the protections currently available for directors of the Company (the "Amendment").

Background

Effective August 1, 2022, the State of Delaware, which is the Company’s state of incorporation, adopted amendments to the Delaware General Corporation Law that enable Delaware corporations to limit the liability of certain of their officers in limited circumstances. Prior to this, Delaware law permitted Delaware corporations to exculpate directors from personal liability for monetary damages associated with breaches of the duty of care, but that protection did not extend to a Delaware corporation’s officers. Consequently, stockholder plaintiffs have employed a tactic of bringing certain claims that would otherwise be exculpated if brought against directors, against individual officers to avoid dismissal of such claims. This has provided stockholder plaintiffs' counsel a strategic advantage in certain class actions to which they would not otherwise be entitled by compelling companies such as ours to either litigate matters that should otherwise be dismissed or settle matters that management may otherwise deem meritless. These cases also come at significant cost to us and our stockholders generally and divert management’s attention from business operations. Delaware adopted these amendments to address inconsistent treatment between officers and directors in certain circumstances and address rising litigation and insurance costs for companies. In light of this, we are proposing the Amendment to add a provision exculpating certain of the Company’s officers from liability in specific circumstances, as permitted by Delaware law. The new Delaware legislation only permits, and thus, our proposed Amendment would only permit, exculpation of officers for direct claims (as opposed to derivative claims made by stockholders on behalf of the corporation) and would not apply to breaches of the duty of loyalty, acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, or any transaction in which the officer derived an improper personal benefit.

Reasons for the Amendment

The Board believes that there is a need for directors and officers to limit the risk of personal financial ruin as a result of an unintentional misstep. Additionally, adopting the Amendment allows the Company to be able to continue to attract and retain the most qualified officers. We have been subject to two purported securities class actions since 2018 in which our CEO and CFO have been named as defendants. Both purported class actions have been resolved, but distracted management from business objectives while they were active. Further, we believe that the proposed Amendment would not negatively impact stockholder rights in that it would continue to allow cases with merit to proceed with respect to claims outside of the narrow scope of the Amendment. Therefore, taking into account the narrow class and type of claims for which officers’ liability would be exculpated, and the benefits the Board believes would accrue to the Company and its stockholders in the form of an enhanced ability to attract and retain experienced and qualified officers, the Board approved the Amendment to provide such exculpation to the extent permitted by Delaware law. The Board has determined that it is in the best interests of the Company and our stockholders to amend the Certificate of Incorporation as described herein.

Proposed Amendment

We ask our stockholders to approve an amendment to the Company’s amended and restated certificate of incorporation to revise Article VII. The text of the amendment is included in the proposed certificate of amendment attached hereto as Appendix A and is also provided below with additions marked with bold, underlined text and deletions indicated by strike-out text.

ARTICLE VII
LIMITATION OF DIRECTORS' AND OFFICERS’ LIABILITY

To the fullest extent permitted by law, no ~~A~~ director or officer of the Corporation shall ~~not~~ be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, as applicable, except to the extent such exemption from liability or limitation thereof is not permitted under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director or officer of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal. If the General Corporation Law of the State of Delaware is amended after approval by the stockholders of this ARTICLE VII to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended.

Effectiveness of the Amendment

If the Amendment is approved by our stockholders, the Amendment will become effective upon the filing of a Certificate of Amendment with the Delaware Secretary of State, which filing is expected to occur as soon as reasonably practicable after the Annual Meeting. If the Amendment is not approved by our stockholders, the current amended and restated certificate of incorporation will not be amended, and no exculpation will be provided for our officers.

VOTE REQUIRED

Approval of the Amendment to provide officer exculpation requires that the holders of at least 66-2/3% of our outstanding voting stock vote “FOR” this Proposal Two. An abstention vote will have the same effect as an “Against” vote for this Proposal Two.

OUR BOARD RECOMMENDS THAT YOU VOTE "FOR" THE APPROVAL OF THE AMENDMENT TO THE COMPANY’S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION.

EXECUTIVE COMPENSATION - COMPENSATION DISCUSSION AND ANALYSIS

This section explains how we compensate our named executive officers (each, a "NEO" and collectively, the "NEOs"), although much of the discussion also applies to all our executive management whose titles are executive vice president and above.

NAMED EXECUTIVE OFFICERS

Our NEOs for fiscal year 2022 include our CEO, CFO and our three other most highly compensated executive officers who were serving as executive officers as of the end of the last completed fiscal year. They are:

Joseph M. Hogan	John F. Morici	Emory Wright
President and CEO	CFO and Executive Vice President, Global Finance	Executive Vice President, Global Operations

Julie Coletti	Stuart Hockridge
Executive Vice President, Chief Legal and Regulatory Officer	Executive Vice President, Global Human Resources

For more information on our NEOs' background and experience, see Item 1, Business, of our Annual Report on Form 10-K filed with the SEC on February 27, 2023.

EXECUTIVE SUMMARY

2022 Executive Compensation	91% and 81%, respectively, of our CEO's and, on average, our other NEO's annual target total direct compensation was at-risk and subject to annual performance goals or tied to the value of our common stock.

52% and 45%, respectively, of our CEO's and, on average, our other NEO's 2022 compensation was awarded in the form of market stock units ("MSUs") whose realizable value will not be determined for three more years (February 2025) and only following a comparative review of the relative performance of our common stock versus the NASDAQ Composite Index over that three-year period.

No annual cash incentive bonus was paid to any of our NEOs under our short-term cash incentive bonus program in 2022.
MSUs for our CEO and our other NEOs awarded in February 2020 paid out 38% in February 2023 due to our stock underperformance in 2022, all relative to the NASDAQ Composite Index.
Compensation paid to our CEO and the average amount of compensation paid to our other NEOs declined in 2022 compared to 2021 by 13% and 22%, respectively, as a result of declines in our revenues and operating income combined with the significant decline in the price of our common stock in 2022.

Strong Compensation Pay Practices	Core governance principles and practices are employed to align the compensation of executive management with stockholder interests.
There were no changes to the three principal components of our executive compensation program in 2022 - base salary, short-term and long-term compensation.
We continue to carefully manage equity burn rates with our overall equity-based burn rate for 2022 at 0.45% and our adjusted gross burn rate at 0.9%.

Company Stock Price and Financial Underperformance
Our stock price decreased 67% during calendar year 2022. Our three-year total stockholder return ("TSR") was -24.4%, less than the NASDAQ Composite Index three-year TSR of 16.6% and the S&P 500 Index three-year TSR of 18.8%.

2022 net revenues were $3.7 billion, a 5.5% decrease over 2021, which was a record $4.0 billion.
We shipped 2.4 million Invisalign cases in 2022, a decrease of 7.4% compared to a record of 2.5 million shipped in 2021.
2022 operating income was $642.6 million, down 34.2% compared to 2021.

OUR EXECUTIVE COMPENSATION PROGRAM

Our 2022 executive management compensation program was unchanged from prior years. Overall, the program is designed to closely align executive compensation with investors' interests following years of outreach and communication with our stockholders. The program provides a balanced mix of cash and equity, annual and longer-term incentives to encourage corporate strategies and actions that are in the long-term best interests of the Company and our stockholders. It does this by tying the majority of the compensation paid to our executive management to the achievement of performance goals intended to create sustainable stockholder value and attract and retain high-caliber executives in a competitive market for talent.

Our Human Capital Committee evaluates the various elements of our compensation programs to avoid encouraging, and to mitigate against, excessive risk taking by promoting behaviors that support sustainable value creation. The Human Capital Committee annually assesses the various components of our compensation programs and believes our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company.

Executive Compensation Philosophy and Core Objectives

The objective of our executive management compensation program is to encourage our corporate leaders to achieve our financial and strategic objectives, thereby creating long-term value for our stockholders. We remain committed to this longstanding compensation philosophy. In designing our compensation program, the Human Capital Committee adheres to compensation governance best practices, including the following:

Offer competitive compensation	We seek to provide competitive compensation opportunities to attract, retain and incentivize superior talent.
Reward performance
A significant portion of the target total direct compensation of our NEOs is tied to the achievement of financial and strategic objectives, supporting our pay-for-performance philosophy by directly and substantially linking rewards to achievement of measurable financial targets and a shared set of critical strategic priorities. By also rewarding individual performance, we seek to recognize outstanding individual contributions.

Link the interests of executive management with those of our stockholders
A significant portion of the target total direct compensation of our NEOs is in the form of long-term equity-based compensation. This structure is designed to focus decision-making and behavior on goals that are consistent with our overall strategy over a period of years.

Solely Independent Directors	The Human Capital Committee is composed solely of independent directors, and it retains an independent compensation consultant directly.
Annual Say-on-Pay Votes
We submit annual proposals on the compensation of our NEOs ("say-on-pay") to stockholders for advisory votes, and the Human Capital Committee considers the outcome of the votes in making future compensation decisions.

Stock Ownership Guidelines
We maintain meaningful stock ownership guidelines for executive management and non-employee directors as a matter of good corporate governance and to demonstrate that the interests of executive management and non-employee directors are consistent with those of our stockholders. In 2022, each member of executive management other than our CEO was subject to a stock ownership guideline equal to 3x their annual base salary. Our CEO was subject to a stock ownership guideline equal to 6x his annual base salary.

No "single-trigger" on Cash or Equity Compensation
All of our post-employment cash compensation arrangements in the event of a change in control of the Company are "double-trigger" arrangements requiring both a change in control and a qualifying termination of employment before any cash payments are paid. In addition, the employment agreements entered into by our CEO, CFO as well as others who join or are promoted to an executive management role after September 2016 provide that such individuals will only receive accelerated vesting of their outstanding and unvested equity awards if they are terminated without cause or for convenience within 18 months of a change of control (double trigger).

Annual Compensation-Related Risk Assessment
Our compensation policies are structured to discourage inappropriate risk-taking. There are no guarantees bonuses will be paid under our annual cash bonus incentive program and we cap the maximum bonus awards in part to discourage excessive risk-taking. The Compensation Risk Assessment located below in this proxy statement describes the Human Capital Committee's assessment that the risks arising from our Company-wide compensation programs are reasonable, in the best interest of our stockholders, and unlikely to have a material adverse effect on us.

No Hedging or Pledging of Our Stock
Employees (including officers) and directors may not directly or indirectly engage in transactions intended to hedge or offset the market value of our common stock that they own. In addition, our Insider Trading Policy further prohibits employees (including officers) and directors from directly or indirectly pledging our common stock as collateral for any obligation.

Carefully Manage Equity Burn Rates
We are committed to carefully managing the dilutive impact of equity compensation awards. Management and the Human Capital Committee regularly evaluate share utilization levels by reviewing the dilutive impact of stock compensation. For 2022, our overall equity-award-based gross burn rate and adjusted gross burn rate were 0.45% and 0.9%, respectively. Gross burn rate is defined as the number of equity awards granted in the year divided by shares outstanding. Adjusted gross burn rate includes a premium applied to full-value shares (i.e., RSUs and MSUs) of 2:1. While we no longer issue stock options and do not have any vested or unvested stock options outstanding, were we to do so, we have pledged to not reprice, buyout or exchange underwater stock options and there is no liberal counting or recycling of shares.

Regular Stockholder Outreach	We have an established stockholder outreach program through which we regularly connect with our stockholders for input and suggestions on our governance, including our pay practices. See Section entitled "Stockholder Outreach and Engagement" below for more information.
Compensation Program Evaluation and Risk Management

The Human Capital Committee assesses the design features of our executive management and broad-based compensation programs for undesired or unintentional risks of a material nature and to guard against excessive risk-taking. In performing its assessment, the Human Capital Committee monitors and evaluates our compensation programs to ensure that:

•We provide a balanced mix of cash and equity, annual, and longer-term incentives to encourage strategies and actions in the long-term best interests of the Company and our stockholders;
•We set base salaries consistent with each employee's responsibilities so that they are not motivated to take excessive risks to achieve a reasonable level of financial security;
•We annually assess performance based on prior year compensation programs and make adjustments we deem necessary or appropriate in order to mitigate opportunities or motives for excessive risk-taking;
•Based on a review of prior financial and strategic results, we annually review our annual cash incentive plan and establish performance goals for the future that we believe (A) are reasonable in light of past performance and market conditions, and (B) encourage success without encouraging excessive risk-taking to achieve short-term results and, thereby avoid encouraging unnecessary risk-taking;
•We set annual cash incentive plan performance goals that are Company-wide in order to encourage decision-making and performance throughout the Company and that are in the best long-term interests of the Company and our stockholders as a whole;
•We do not employ an “all-or-nothing” approach. Under our annual cash incentive plan, achievement of performance goals at levels below full target goals reduces only the payout related to that goal, not the other goals;
•We cap the amount executive management can receive under our cash incentive compensation plan at a maximum of their targets in order to avoid incentivizing excessive risk-taking; and
•We use a portfolio of equity-based awards for executive management that incentivize performance over a variety of time periods with respect to several balanced goals:
◦RSUs retain value even in depressed markets making it less likely employees will take unreasonable risks to get, or keep, their equity awards "in the money;"
◦Performance-based MSUs measure relative stockholder return over a three-year performance cycle, thereby potentially retaining value even if the price of our common stock decreases in a market downturn, provided that the decrease is not more than 33 percentage points greater than other companies; and
◦Executive management is subject to material stock ownership guidelines.

Alignment of 2022 Compensation with 2022 Performance

We believe the design of our executive management compensation program is instrumental in helping us successfully execute our strategic growth drivers and reward financial performance when earned. Our 2022 executive management compensation program payouts reflect the 2022 declines in our actual revenues and operating income compared to 2021 and the growth targets we expected for 2022 under our annual operating plan, combined with the significant decline in the price of our common stock in 2022. When establishing the 2022 target executive compensation in January 2022, the Human Capital Committee considered our stellar 2021 results, setting goals and objectives reflective of anticipated continuing revenue growth of 20% to 30% consistent with the guidance we provided in our fourth quarter 2021 earnings call on February 2, 2022. 2021 was a record year for us in many regards including revenues at $4.0 billion and case shipments of 2.5 million, both increases of 59.9% and 54.8%, respectively, over 2020.

However, our 2022 overall financial results fell short of our expectations due in part to material impacts from foreign exchange, macroeconomic conditions, including inflation, customer and consumer purchasing behavior and changes in consumer spending habits, the continuing COVID-19 pandemic impact, particularly in China, and the outbreak of the military conflict in Ukraine in February 2022. The actual compensation paid to our executives reflect these conditions and, as a result of missing our financial expectations in 2022, our NEOs were not paid cash bonuses under our Annual Cash Incentive Award Plan (the "Bonus Plan") for 2022. Additionally, despite the outstanding performance of our common stock in 2020 and 2021 relative to the companies in the NASDAQ Composite Index, the number of shares vesting under the three-year MSUs awarded to our NEOs in 2020 was only 38% of target, reflecting our common stock's poor performance in 2022 compared to that same composite group of companies.

Consequently, the 2022 compensation paid to our CEO and other NEOs declined compared to 2021. As a result of declines in our revenues and operating income combined with the significant decline in the price of our common stock in 2022, the compensation paid to our CEO and the average compensation paid to the other NEOs, declined by 13% and 22%, respectively, in 2022 compared to 2021.

In addition, the value of shares held by our NEOs under our stock ownership guidelines as well as the long-term value of the outstanding unvested equity awards held by our NEOs declined in 2022. As of December 31, 2022, the value of our CEO's outstanding unvested RSUs and MSUs declined by $103.4 million compared to December 31, 2021, excluding new annual equity awards issued to him in February 2022 and the value of our CEO's annual equity awards in February 2022 declined by $15.8 million by December 31, 2022, from their grant date fair value. For a more detailed explanation of the decline in the value of equity held by our NEOs, please see the discussion below under Pay Versus Performance in this proxy statement.

We continued to emphasize performance-based pay. In assessing our 2022 executive management compensation program, the Human Capital Committee determined that the program operated as designed and as expected by our stockholders. Our compensation program is structured to pay more when our financial and strategic performance is robust and less when, as in 2022, we underperform, providing built-in flexibility in the management of our operating expenses and enabling us to preserve and alter strategic programs when economic conditions are unfavorable or warrant adjustments. Our stockholders have made it clear that they expect a significant portion of the compensation paid to executive management be variable and tied to the success of our business and the individual performance of each member of executive management. Consistent with this pay-for-performance orientation, we believe that annual cash incentive (bonus) awards and long-term equity awards should together represent the most significant portion of each executive's target total direct compensation. As a result, a larger portion of executive management's target total direct compensation is at risk relative to that of our employees generally. The Human Capital Committee believes this is appropriate because the members of executive management bear the greatest responsibility for our results and can exert the greatest influence on our performance. As illustrated by the chart below, in fiscal 2022, approximately 91% of our CEO's target total direct compensation was completely "at-risk" based on our performance against measurable performance objectives.

# CEO 2022 TARGET TOTAL DIRECT COMPENSATION MIX

9%
13%
26%
52%
Base as a % of TTD
Target Annual Cash Incentive as a % of TTD
Time-Based RSUs as a % of TTD
Performanced-Based MSUs as a % of TTD

# OTHER NEO 2022 TARGET TOTAL DIRECT COMPENSATION MIX

19%
13%
23%
45%

* Target Total Direct Compensation reflects annual base salary, annual cash incentive opportunity and the grant date fair value of equity awards. The amounts indicated do not reflect realized value of compensation actually paid to our NEOs.

Annual cash incentive awards reflected 2022 Corporate underperformance. The Human Capital Committee seeks to motivate executive management to continuously improve financial performance and achieve strategic objectives through a cash incentive (bonus) plan that rewards higher performance with increased incentive opportunities. This variable expense structure helps to reduce our compensation costs in challenging times such as 2022 and reward achievements only when business conditions and results warrant. In determining the design of our targets for our Bonus Plan, we consider our annual operating plan as well as historical performance and revenue and operating profit growth rates at select comparable medical device companies. Given our focus on continual significant growth of our Company, in 2022 we set financial goals at a level above 2021 record results, believing strong operating conditions in 2021 would continue in 2022.

Net Revenue
(in millions)
5,000
4,000
3,000
2,000
1,000
5,000
4,000
3,000
2,000
1,000
2018
2019
2020*
2021
2022
Target Net Revenue
Actual Net Revenue

Operating Income
(in Millions)
1500
1000
500
0
1500
1000
500
0
2018
2019
2020*
2021
2022
Target Operating Income
Actual Operating Income

*For 2020, the Human Capital Committee reset (and the bonus opportunity reduced by 50%) to focus solely on objectives for the second half of 2020 of $1,343 million and $262 million for revenue and operating income, respectively.

As discussed above, our 2022 financial results did not achieve the growth we expected when we set our targets in January 2022, resulting in us missing the minimum threshold payout levels under our Bonus Plan. As a result, our executive management team, including our NEOs, did not receive any cash bonuses in 2022.

Equity awards are tied to the value of our common stock and were impacted by 2022 underperformance. The values received under our annual equity awards vary based on our stock price performance. In particular, the amounts vesting under MSUs awarded to executive management are earned based on our relative stockholder return over a three-year performance period compared to the NASDAQ Composite Index, with the earned shares eligible to vest only at the end of three years. Due in part to declines in our revenues and operating performance in 2022, the per share price of our common stock decreased 67% in the calendar year. Over the three-year period including 2022, our TSR was -24.4% and the three-year NASDAQ Composite Index TSR was 18.8%. For MSUs granted in February 2020 that vested in February 2023, our NEOs earned a payout of 38% of target following strong stock price appreciation in 2020 and 2021, offset by our stock's underperformance against the NASDAQ Composite Index in 2022.

2022 STOCKHOLDER SAY-ON-PAY VOTE

At our Annual Meeting of Stockholders in May 2022 (the "2022 Meeting"), our stockholders were asked to cast a non-binding advisory vote ("say-on-pay") to approve the compensation for our 2021 named executive officers ("2021 NEOs"). At the 2022 Meeting, approximately 92% of the votes cast by our stockholders were in support of our "say-on-pay" proposal. Based on the results of this vote and our regular stockholder outreach and engagement, the Human Capital Committee believes our stockholders understand our Committee's philosophy on executive compensation, recognize how it aligns with our strategic goals and objectives and support our approach to executive compensation.

Stockholder Outreach and Engagement

Recognizing that stockholders are the owners of Align, we maintain open dialogue outreach as part of our proactive Investor Relations program to actively encourage and welcome feedback from stockholders regarding all aspects of our business, including our executive management compensation program and the outreach program itself. Our engagement is year round and can include members of our Board and various members of executive management, including our CEO, CFO, Investor Relations Officer ("IRO") and other organizational leaders from select internal organizations, including Finance, Human Resources, Legal, Regulatory Affairs, Quality Assurance, Operations, Sales and Marketing, Research and Development, Clinical, and Product Development. We use this outreach to provide stockholders with timely, accurate consistent and transparent information on our strategy and business performance, as well as addressing the relevant issues expressed by our stockholders, sharing the underlying vision for our corporate strategy, the rationales for our compensation programs and the impact of Board oversight in key areas.

In 2022, we continued our hybrid approach to our engagement strategy that included both in person and virtual meetings and events to remain accessible to our stockholders. During 2022, we contacted stockholders representing more than 67% of our shares outstanding and were successful speaking with stockholders representing over 31% of our shares outstanding. We also engaged with stockholders through in-person and virtual investment analyst-sponsored industry conferences, non-deal roadshows, and field trips and bus tours during the year.

Input from stockholders, analysts and customers is shared internally, including with our Board, to be used in future strategic, operational, compensation and governance decisions, as appropriate. Feedback from the majority stockholders with whom we spoke in 2022 was positive despite worsening macroeconomic conditions, COVID-19 in China and the conflict in Ukraine impacting our financial results. Throughout our many discussions with stockholders, they remained engaged and willing to provide feedback and suggestions regarding our Board structure and composition, Board and CEO succession planning, executive management, governance, executive compensation practices, sustainability policies, diversity and inclusion, our return to office working policies and other various topics of importance to them, including our strategy, financial model, business performance, competition, and guidance practices. While several stockholders offered suggestions for alternative ways to improve our executive management compensation program, including diversifying and enhancing the Bonus Plan and long-term equity compensation components, none insisted that alterations were required.
Meaningful Compensation and Governance Changes in Response to Stockholder Feedback

In response to ongoing feedback from our stockholders in recent years, our Board, Nominating Committee and Human Capital Committee have carefully considered and taken action where appropriate. Recent examples include the following:

•Amending our bylaws to include proxy access provisions. See "Board Composition and Refreshment" above for more information;
•Amending the charter of our Nominating Committee to assign to it Board oversight of ESG efforts and disclosures;
•Amending the charter of the then Compensation Committee to assign to it oversight responsibilities of human capital management strategies, programs and policies in addition to its oversight of diversity, equity and inclusion initiatives. In doing so, the Board deemed it important to rename the committee in 2022 as the Compensation and Human Capital Committee in recognition of its additional human capital management oversight responsibilities;

•Expanding disclosures concerning ESG related matters, including corporate responsibility, sustainability and human capital management, on our website and in our securities filings including, most recently, those set forth in our Annual Report on Form 10-K filed with the SEC on February 27, 2023, and in this proxy statement;

•Forming an ESG committee overseen by key members of executive management to gather data and develop strategies in ways that allow us to incorporate ESG principles into our strategic objectives;
•Creating a CSR organization, appointing a full-time dedicated Vice President of CSR, establishing a CSR Committee, and establishing the philosophical pillars of our comprehensive CSR program;
•Pledging not to award significant one-time equity awards to members of executive management, including our CEO, without prior consultation with stockholders; and
•Increasing the focus, frequency, and breadth of stockholder proxy engagement in order to ensure we consistently foster relationships and more effectively capture and address stockholder suggestions and feedback.

HOW WE IMPLEMENT AND MANAGE OUR EXECUTIVE COMPENSATION PROGRAM
The table below specifies the responsible parties and their respective roles in determining our NEOs' compensation:

Responsible Party	Roles and Responsibilities
Compensation and Human Capital Committee	Sets our overall compensation philosophy, which our Board reviews and approves.
Reviews and approves our compensation programs; designs and monitors the execution of these programs.
Reviews and approves all cash-based compensation arrangements for executive management (other than our CEO).
Reviews and recommends to our Board all cash-based compensation arrangements for our CEO.
No member of the Human Capital Committee is a former or current officer of the Company or any of our subsidiaries. No member of executive management serves as a member of the board or the Human Capital Committee of any entity that has any members of executive management serving on our Board or the Human Capital Committee.

Consultant to the Compensation and Human Capital Committee (Compensia, Inc. an independent executive compensation consulting firm retained directly by the Human Capital Committee to assist it in performing its responsibilities)

Compensia attends meetings of the Human Capital Committee and communicates outside of meetings with its members and management with respect to the design and assessment of compensation packages for executive management. In 2022, Compensia provided the services below for, or at the request of, the Human Capital Committee:
•Analyzed whether the elements of compensation and target total direct compensation of executive management were consistent with our compensation philosophy and the competitive market (as defined by our compensation peer group) companies;
•Assisted in defining the appropriate peer group of comparable companies;
•Assisted in the design of our incentive compensation programs for executive management and compensation arrangements for Board members, including discussing evolving compensation trends;
•Provided advice on stock ownership guidelines for executive management and non-employee directors;
•Compiled and provided competitive market data to assist in our compensation philosophy, establishing plan parameters and selecting corporate performance measures;
•Conducted a comprehensive review of Board compensation and provided recommendations to the Human Capital Committee and Board regarding non-employee director pay structure;
•Provided updates on NASDAQ listing standards, say-on-pay results, and regulatory developments; and
•Assisted with the strategy for developing disclosure in support of our say-on-pay proposal.

In addition, the Human Capital Committee conducted a formal review of Compensia’s independence and is satisfied with the qualifications, performance and independence of Compensia. Compensia performed no other work for us.

Executive Management (Assisted by company staff)	Management's role is to advise the Human Capital Committee regarding the alignment and weighting of our performance measures under our Bonus Plan with our overall strategy, the impact of the design of our equity incentive awards on our ability to attract, motivate and retain highly talented executives and the competitiveness of our compensation programs. Our CEO plays a significant role in setting the compensation for our executive management. The CEO conducts performance reviews for the other NEOs and makes recommendations to the Human Capital Committee with respect to the other NEOs' compensation. The Human Capital Committee has the discretion to accept, reject, or modify the CEO's recommendations. The CEO leaves the meetings during discussions and deliberations of individual compensation actions affecting him personally. Ultimately all decisions regarding executive management compensation are made by the Human Capital Committee or in the case of our CEO's cash compensation, the independent members of our Board upon the Human Capital Committee's recommendation.
How We Determine Compensation
Competitive Positioning

Within the overall framework of the objectives and principles discussed above, the Human Capital Committee exercises its judgment when making executive management compensation decisions. The Human Capital Committee takes into consideration the unique roles played by each member of executive management and seeks to individually tailor their compensation to align their pay based on market compensation data (peer group data and survey data) and other factors, including:

•the scope of the individual's role;
•the individual's experience, qualifications, skills, and performance during the fiscal year (see discussion below under "Role of Individual Performance");
•internal equity; and
•our operational and financial performance.

After reviewing these various competitive positioning factors (none of which is determinative), the Human Capital Committee relies upon the judgment of its members to make appropriate adjustments and recommendations to the compensation of executive management to meet our corporate objectives.

The Use of Market Comparison Data

In connection with the Human Capital Committee's continuing assessment of the competitiveness of executive management's pay levels and practices relative to its peers, the Human Capital Committee considers compensation data gathered from: (i) a selected peer group of companies, and (ii) published surveys with data from a broader mix of technology and life science companies.

Peer Group. The Human Capital Committee reviews our peer group at least annually and makes adjustments to its composition, taking into account changes in both our business and the businesses of the companies in the peer group. For compensation decisions applicable to 2022, the Human Capital Committee, with the assistance of Compensia, reviewed and approved a peer group that consists entirely of medical device and technology product companies, which are the industries from which we primarily recruit executive talent. The peer group was chosen based on the following selection criteria:

•Industry - medical device companies and medical technology companies, which are the industries from which we primarily recruit executive talent;
•Market Capitalization - companies with a market capitalization between approximately $11.7 billion and $186 billion based upon the companies’ trading ranges at the time of selection which approximated 0.25 to 4.0 times our market capitalization at that time; and
•Revenue - companies with revenue between approximately $940.0 million to $8.4 billion based upon the last four quarters of revenue at the time of selection which approximated 0.3 to 3.0 times our rolling four quarters of revenues at that time.

As a result of its review of the foregoing criteria, the Human Capital Committee elected to remove Varian Medical Systems and add Insulet to the peer group used for executive management compensation comparisons. Varian Medical Systems was removed because it had been acquired by Siemens Healthineers in April 2021 and Insulet was added because its financials were within the recommended peer ranges. At the time of the Human Capital Committee's assessment of potential peers performed in the second quarter of 2021, we compared to the 2022 peer group as follows:

	Revenue ($B)	Market Capitalization ($B)	Market Capitalization as a Multiple of Revenue
Peer Group 50th Percentile	$3	$19.6	9.3x
Align	$2.8	$46.6	16.6x
Percentile Rank	46%	85%	73%

Based on its analysis, the Human Capital Committee determined that the following peer group constituted an appropriate comparative reference for determining executive management compensation for 2022:

Align's 2022 Peer Group
ABIOMED	Hologic	PerkinElmer
Agilent Technologies	IDEXX Labs	Resmed
Bio-Rad Laboratories	Illumina	Teleflex
Bio-Techne	Insulet	The Cooper Companies
Dentsply Sirona	Intuitive Surgical	Waters
DexCom	Masimo	Zimmer Biomet Holdings
Edwards Lifesciences	Mettler-Toledo
Reference Peers. The Human Capital Committee also considers the compensation data of other companies as reference peers, which are companies identified by management as key business or labor market comparators. The compensation data of these companies was used for informational purposes only and was not used in setting executive management compensation levels because the financial profiles of these companies are outside the peer group development parameters.
Survey Data. When peer data is unavailable, the Human Capital Committee reviews various pay surveys, including the Radford Technology Survey. In addition, the Human Capital Committee may review the data separately to understand pay differences, if any, by industry or business segment and to assess whether any changes in pay data from year to year reflect true market trends.

Role of Competitive Data and the Human Capital Committee's Discretion. The Human Capital Committee uses the following percentiles of peer group and survey data as reference points for assessing appropriate base salary, target total cash compensation and equity compensation for our executive officers:

Element of Compensation	Target Percentile
Base salary	50th percentile
Target total cash compensation	65th to 75th percentile
Equity compensation	50th to 75th percentile
While we believe that comparisons to market data are useful, the Human Capital Committee does not believe it appropriate to establish executive management compensation levels based solely on a comparison to market data. Due to the variations between companies reporting and the roles for which compensation for these companies is ultimately disclosed, directly comparable information is not available from each peer group company with respect to each of our NEOs. In considering market compensation data, the Human Capital Committee recognizes that executive management roles at different companies can vary significantly, with different responsibilities and scopes of work, even though they may hold similar titles or nominal positions. The Human Capital Committee therefore uses the market data only as a reference point and incorporates flexibility into our compensation programs and in the assessment process to respond to and adjust for the evolving business environment and other subjective elements described in the competitive positioning factors above. After reviewing these various factors, the Human Capital Committee relies upon the judgment of its members to adjust executive management compensation below or above these percentile ranges as it deems appropriate and to make recommendations to the independent members of our Board about the cash compensation of our CEO.

Role of Company Performance

The Human Capital Committee believes that executive management should be rewarded based on their success as a team. Consistent with this belief, the achievement of shared financial and critical strategic goals, which we describe below under “Annual Cash Incentive Compensation” is the primary factor in determining whether and how much members of executive management are eligible to receive as cash incentive payments.

Role of Individual Performance

Although the Human Capital Committee believes that the largest portion of the target total direct compensation of each member of executive management should be based on their success as a team and thus based on achievement of shared financial and critical strategic goals, it also believes there should be some ability to reward individual contributions. To evaluate individual performance, the Human Capital Committee considers annual individual goals set for each member of executive management. These include shared financial and strategic objectives as well as objectives that are directly related to each individual's specific business function. Except with respect to his own performance, this assessment is based on our CEO's recommendation to the Human Capital Committee on how well an individual performed their job, and such assessment is largely (although not exclusively) qualitative, not quantitative, in nature. There is no specific weight given to any one individual goal or objective. This subjective evaluation of the impact of the individual contributions on actual compensation is not a formula-based process resulting in a quantifiable amount of impact, but rather involves the exercise of discretion and judgment. This enables the Human Capital Committee to differentiate among individuals and emphasize the link between personal performance and compensation.

The Use of Tally Sheets

The Human Capital Committee uses tally sheets to understand executive management total annual compensation and to provide perspective on wealth accumulation from our compensation programs. Compensation previously paid to each individual, including amounts realized under prior equity-based compensation awards, did not affect the Human Capital Committee's compensation decisions for 2022. The Human Capital Committee believes that compensation should reflect an individual's performance and the market value of their services and does not want to create a disincentive for exceptional performance.
The Principal Elements of Executive Management Compensation
The principal elements of the target total direct compensation package of each member of executive management are:
•base salary;
•annual cash incentive awards; and
•long-term incentive compensation in the form of equity awards.

In determining the mix of compensation among these elements, the Human Capital Committee does not assign specific ratios. Instead, it typically structures compensation so that a significant portion of the target total direct compensation is "at-risk" or performance-based, with the actual value realized subject to the achievement of short-term or long-term corporate and financial performance goals. In 2022, approximately 91% of our CEO's target total direct compensation was structured as "at-risk" performance-based. The average "at-risk" performance-based compensation of our other NEOs was approximately 81% of their target total direct compensation. By linking a significant portion of the compensation payable to each member of executive management to performance, the Human Capital Committee emphasized incentive-based variable pay, which is consistent with our pay-for-performance philosophy and creates a strong alignment with long-term stockholder value creation. In reviewing the equity portfolio for our NEOs for 2022 annual focal awards, the Human Capital Committee determined that a mix of 67% MSUs and 33% RSUs closely aligned our NEOs' compensation with the interests of our stockholders.

Base Salary

Base salary is intended to provide a fixed, baseline level of compensation that is not contingent upon our performance. Consistent with our pay-for-performance philosophy, base salaries generally represent a modest proportion of the target total direct compensation opportunity for each member of executive management. In

January 2022, the Human Capital Committee reviewed the base salaries of our NEOs, comparing these salaries to the base salary levels of companies in our peer group, as well as considering the roles and responsibilities and potential performance of the NEOs and their positioning for other elements of their compensation. After this review, the Human Capital Committee made the adjustments to base salaries as set forth in the table below.

Name	2021 Base Salary	2022 Base Salary	Percentage Increase
Joseph M. Hogan	$1,235,000	$1,295,000	4.9%
John F. Morici	$565,000	$600,000	6.2%
Emory Wright	$500,000	$530,000	6.0%
Julie Coletti	$490,000	$520,000	6.1%
Stuart Hockridge	$460,000	$480,000	4.3%

The base salary of each NEO reflects the role of each NEO, their contributions to the Company during their tenures and the Human Capital Committee's expectations for future performance. In the case of Mr. Hogan, his base salary reflects his position as our most senior executive officer, his years of successful leadership since joining us as our CEO, our strong performance throughout much of his tenure, his passion and dedication to the success of the Company and the recognition of the salary that someone with his proven ability and track record could command in the competitive market.

Annual Cash Incentive Compensation

We use an annual cash incentive compensation plan to reward executive management, including our NEOs, for achieving and potentially surpassing pre-established financial goals that the Human Capital Committee believes will lead to short term strategic benefits. In December 2021, the Human Capital Committee conducted its annual review of our Bonus Plan. Based on its review, the Human Capital Committee determined that the pool of funds available to pay awards to our executive management for performance in 2022 would continue to be based on the extent to which we met or exceeded predetermined goals under selected financial metrics. Consistent with prior years, the Human Capital Committee selected two financial metrics, weighted as in prior years and identified below, for purposes of funding the overall Bonus Plan pool for 2022:

•Revenue - 60%
•Operating Income - 40%
Considered in the aggregate, the Human Capital Committee believes these metrics are strong indicators of our overall performance and our ability to create stockholder value. These measures balance propelling growth while encouraging efficiency and are aligned with our strategic priorities of international expansion, general dental practitioner ("GP") adoption, patient demand and conversion and orthodontist utilization.
Achieving Long-Term Superior Results
Leading into goal setting for 2022, the Human Capital Committee believed, and continues to believe, the design of our Bonus Plan helps us exceed our intended short-term goals and objectives and has allowed us to far exceed the results of our peers over the same period. The table below provides the six-year compound annual growth rate for our revenue and operating income in comparison to our 2022 peers over the same period. We use this six-year period as it reflects our significant financial and operating performance during Mr. Hogan's tenure as our CEO.

*XRAY 2022 Operating Profit includes $1.1B loss from goodwill impairment.
**ABMD (Abiomed) is not included in the presentation due to acquisition by Johnson & Johnson in December 2022.
***ILMN 2022 Operating Profit includes $3.9B loss from GRAIL, a collaboration with Knight Cancer institute to offer multi-cancer early detection blood test.
Determining Bonuses. In determining actual bonuses to be awarded to each member of executive management, bonus amounts are adjusted, either up or down, based on each individual's overall performance and contribution to the achievement of our performance goals.

Target Bonus Percentage			x	Individual Performance Factor	x	Company Multiplier			Bonus Payout

Base Salary	x	Target Bonus Percentage		Individual Goals		Net Revenues - 60%	Operating Income - 40%	=

Target Bonus Percentage. The Bonus Plan target award opportunity is the amount of cash incentive compensation that each member of executive management could expect to earn if we achieved our financial and strategic performance goals for the year. The incentive targets for members of executive management were set by the Human Capital Committee based on the scope and significance of their roles as our leaders, with our CEO receiving the highest target due to his greater responsibilities. The 2022 target award as a percentage of base salary for each member of executive management (other than our CEO) was 70% of base salary, consistent with 2021. Mr. Hogan's 2022 target award opportunity also remained unchanged at 150% of his base salary. In order to appropriately encourage and reward a range of acceptable performance and contributions in 2022, our awards were structured so that the actual payout to a member of executive management could be as low as 0% up to a maximum award of 240% of target.

Individual Performance Factor. The Individual Performance Factor reflects the Human Capital Committee's assessment of the specific performance of each member of executive management in light of the achievement of their individual goals. There is no specific weight given to any one individual goal or performance criterion. The Human Capital Committee considers the views of our CEO regarding how well each individual performed, and such assessment is qualitative, not quantitative, in nature. Our CEO does not provide input regarding his own performance. Individual performance that meets expectations yields a 100% multiplier.

Company Multiplier. The Company Multiplier is the same for all members of executive management. It is determined based on pre-established goals under selected financial targets. For 2022, the Human Capital Committee reviewed the structure of the Bonus Plan and selected the two financial metrics that it believed focused executive management on (1) revenues growth and (2) profitability for purposes of funding the overall pool. These were the same metrics approved by the Human Capital Committee in prior years. Management typically recommends the performance targets for funding the Bonus Plan based on our annual operating plan as well as reference to historical performance and revenue and operating profit growth rates at select comparable medical device companies, but the targets are ultimately approved by the Human Capital Committee and reviewed by our Board.

For 2022, the Human Capital Committee established 100% Bonus Plan funding based on target revenues of $4,646 million and target operating income of $1,101 million or 23.6% of revenues.
The table below shows the performance metrics used in 2022 and our level of performance with respect to these metrics.

Measure/Weight	Why do we use this measure?	Target (2022) (in millions)	Achievement (2022) (in millions)	Level of Achievement vs Target	Impact on Company Multiplier
Revenues (1) (2)(60%)	Improvement in this measure aligns with our overall growth strategy	$4,646	$3,735	80%	0%
Operating income (1) (2) (40%)	Directly links incentive payments to profitability and provides incentives to employees (including management) to share in our profitability. Because profitability encompasses both revenues and expense management, the Human Capital Committee believes this measure encourages a balanced, holistic approach to managing our business. The Human Capital Committee considers operating profit before taxes because management cannot predict or directly affect our taxes or our tax rate.	$1,101	$643	58%	0%
COMPANY MULTIPLIER:					0%
(1) The target performance and the level of performance at which the funding for that particular financial performance measure will be capped as follows:
•A rating of zero if achievement is below 90% of target. Performance below target automatically reduces only the payout related to that goal, not the other goal, as we want executive management to have the same incentive to achieve other financial goals as well as their individual performance goals even if our performance tracks below the target during the course of the year;
•A rating ranging from 90% to 100% if achievement meets or exceeds the minimum performance level but does not achieve the target performance level; and
•A rating of 101% and above if achievement exceeds the target performance level. Each individual financial metric is uncapped; however, once the Company Multiplier reaches 240% in the aggregate the Bonus Plan is fully funded. Therefore, in the aggregate, the Bonus Plan for our NEOs will not exceed 240% funding.
(2) The Human Capital Committee has the discretion to exclude from Revenues and Operating Income:
•significant and/or extraordinary items not indicative of our core operating performance that are separately stated on our financial statements;
•items identified as non-GAAP in our quarterly earnings announcements; and
•other discrete items as necessary that may result in unintended gain or loss under the Bonus Plan.

The Human Capital Committee believes that the items listed in footnote (2) above are not indicative of our core operating performance. No adjustment was made to our 2022 Bonus Plan results.

The Human Capital Committee reserves the right to apply judgment in the final determination of cash incentive awards and can adjust actual results (up or down) to reflect the impact of certain extraordinary items or events to more accurately reflect the overall performance of the management team. The Human Capital Committee did not make any adjustments to the actual results in 2022.

In addition, our Board retains authority to pay additional discretionary bonuses outside the Bonus Plan if warranted by performance not measured under the plan. In 2022, neither our Board nor the Human Capital Committee authorized any such discretionary bonus payments to our NEOs.

For 2023, the Human Capital Committee again selected the same financial metrics (i.e., revenues and operating income), weighted 60% and 40%, respectively, as in previous years and set annual targets similar to the approach used in prior years.

No Awards to the NEOs. Because corporate performance failed to meet the minimum threshold of 90% of our revenues and operating income financial target metrics set by the Human Capital Committee in January 2022, our NEOs did not receive any cash incentive awards under the Bonus Plan. The results were confirmed by the Human Capital Committee after review of our 2022 annual results on January 24, 2023. These results are also set forth below in the Summary Compensation Table under the heading "Non-Equity Incentive Plan".

Name	Target Incentive Award (as % of Base Salary)	Target Incentive Award	Company Multiplier	Individual Multiplier	Actual Incentive Award	Actual Award as % of Target
Joseph M. Hogan	150%	$1,942,500	0%	100%	$0	0%
John F. Morici	70%	$420,000	0%	100%	$0	0%
Emory Wright	70%	$371,000	0%	100%	$0	0%
Julie Coletti	70%	$364,000	0%	100%	$0	0%
Stuart Hockridge	70%	$336,000	0%	100%	$0	0%

Long-Term, Incentive Compensation

We use equity awards to align our executive management's long-term interests with those of our stockholders and to attract and retain high-caliber executives through recognition of anticipated future performance. We determine appropriate award amounts, if any, by reviewing competitive market data, individual performance assessments and business objectives with the Human Capital Committee at least annually.

Award Type	Rationale for 2022 Portfolio
Why RSUs?	We believe RSUs reward retention (even in the event of a decline in the price of our common stock) and provide an incentive to grow the value of our common stock. In addition, RSUs enable our executive management to accumulate ownership of our common stock, which reinforces the alignment of their objectives with those of our stockholders.
Why MSUs?	We believe MSUs provide a consistent value delivery compared to stock options which also aligns the long-term interests of executive management and stockholders by rewarding executive management for our performance measured in relation to other companies over a specified period. The actual number of shares of our common stock issuable under MSUs varies based on over- or under-performance of our stock price compared to the NASDAQ Composite Index during the three-year performance period. For MSUs granted prior to 2021, if our common stock under-performs the NASDAQ Composite Index, the percentage at which the MSUs convert into shares of our common stock will be reduced from 100%, at a rate of three to one (three-percentage-point reduction in units for each percentage point of under-performance), with a minimum percentage of 0%. This means that no shares will vest if our common stock underperforms the NASDAQ Composite by approximately 33 percentage points. If our common stock outperforms the NASDAQ Composite Index, the percentage at which the MSUs convert to shares will be increased from 100%, at a rate of three to one (three-percentage-point increase in units for each percentage point of over-performance), up to a maximum percentage of 250%. This means that if our common stock outperforms the NASDAQ Composite by 50 percentage points, the maximum number of shares that will vest is 250% of the target award amount. For example, if the NASDAQ Composite index increased by 10% over the performance period and our common stock price increased by 30% over the performance period, then the number of shares issuable under the MSUs would be 60% over target or 100% + (130%-110%)*3=160%. In 2021, the methodology used to determine the actual number of shares was modified by the Human Capital Committee. See "Focal Awards Granted February 2022" in the "Grants of Plans-Based Awards for Fiscal Year Ended 2022" table of this proxy statement.

Award Type	Vesting Detail
RSUs	Typically vest over four-years with 25% vesting annually
MSUs	Three-year performance period with vesting ranging from none to partial, up to the maximum allowable, with any vesting occurring entirely at the end of year three

2022 Awards. In 2022, the Human Capital Committee reviewed our MSU program and concluded that the program, as designed, was generally aligned with market practices. For awards made in 2022, the Human Capital Committee set the percentage of "performance-based" equity awards granted to executive management at 67%. The Human Capital Committee calculated the target values for equity awards to achieve this desired mix using a look back price that was based on the 30-trading day average closing price of our common stock for the period ending February 12, 2022. Based on this price per share, the total number of targeted shares was determined, then split between time-based RSUs 33% and performance-based market stock units 67%, each rounded down to the nearest whole share.

The target value of the shares awarded to our NEOs is based on the grant date fair value of those shares. The realized value of the shares on vesting will deviate based on changes in our stock price on the dates of vesting over four years for our RSUs and the TSR of our stock as compared to the NASDAQ Composite Index on the third anniversary of the date of grant of our MSUs.

The table below sets forth the target value and number of shares of common stock awarded to the NEOs in fiscal 2022:

Name	Target Value (RSUs)	RSU (Shares)	Target Value (MSUs) (1)	Target MSUs (1) (Shares)
Joseph M. Hogan	$3,832,873	7,460	$7,666,261	14,921
John F. Morici	$799,971	1,557	$1,599,942	3,114
Emory Wright	$632,989	1,232	$1,266,492	2,465
Julie Coletti	$599,593	1,167	$1,199,700	2,335
Stuart Hockridge	$466,521	908	$933,043	1,816
(1)    The number of MSUs set forth in this column represents the number of shares at target; however, the actual number of shares that may be earned, if any, is determined based on the formula set forth in the MSU Agreement up to a maximum of 250% of the amount of the Target Shares. The Target Value of RSUs may not reflect the realized value of those RSUs upon vesting. The Target Value and Target MSU shares awarded may not reflect the actual number of MSU shares that ultimately vest, if any.

SEVERANCE AND CHANGE OF CONTROL ARRANGEMENTS

Each NEO is eligible to receive payments and benefits under certain conditions in accordance with their respective employment agreement, RSU or MSU agreements. Each such agreement provides for payments and benefits upon:
•a change of control of the Company; and
•termination without cause or for convenience.

In adopting the change of control provisions in these agreements, the Human Capital Committee's primary objective was to ensure members of executive management have sufficient security such that they are not biased against a sale of the Company in the event a stockholder favorable merger and acquisition transaction is presented. If we pursue a change of control transaction beneficial to our stockholders, the Human Capital Committee believes that executive management's active support of the transaction through closing would be critical to ensuring the success of such a transaction.

The severance payments and benefits are intended to provide consideration for executive management's service to the Company and the expected length of time until subsequent employment is secured. The severance provisions also assist in recruiting members of executive management given that their roles tend to carry higher risks.

The Human Capital Committee periodically reviews the terms and conditions of our change of control and severance compensation practices against those of our peers. As industry trends and best practices have evolved over the years, the Human Capital Committee modifies its approach to change of control and severance compensation by looking for opportunities to prospectively implement modifications for new members of executive management and for members of executive management with existing agreements when circumstances allow. For instance, in September 2016, the Human Capital Committee materially changed our practices regarding change of control payments and benefits. Prior to September 2016, agreements with members of executive management allowed for the acceleration of vesting of outstanding and unvested equity awards upon a change of control alone ("single trigger"). Beginning in and after September 2016, the change of control acceleration benefits for new members of executive management also requires a termination of employment after a qualifying change of control event ("double trigger").

The amounts that each of our current NEOs would have been entitled to if one of the termination or change of control events described above occurred on December 31, 2022, are set forth in “Potential Payment Upon Termination or Change of Control” below.

Change of Control Only

Though the cash severance amounts payable to Messrs. Hogan, Wright and Hockridge in connection with a change of control are subject to a "double trigger" (meaning to get paid out the cash portion of their change of control arrangement, first there has to be a change of control and then the employment of the individual must be terminated without cause or for convenience within a specified period of time of such change of control), Mr. Hogan's RSU and MSU agreements and Messrs. Wright's and Hockridge's pre-September 2016 employment agreements, RSU and MSU agreements include a "single trigger" for these individuals whereby the vesting of outstanding and unvested equity awards would be accelerated upon a change of control. Mr. Hogan's RSUs and MSUs will vest pro rata as of the date a change of control and Messrs. Wright and Hockridge's MSUs will vest pro rata as of the date a change of control and the vesting of their RSUs will be accelerated by one year upon a change of control.

With respect to Mr. Morici and Ms. Coletti (as well as any other individual who joins us or is promoted to an executive management position after September 2016), the Human Capital Committee eliminated all single trigger severance and equity acceleration provisions. Rather, severance payments and equity acceleration for these members of executive management are subject to "double trigger" arrangements that require both a change of control plus a qualifying termination event before any cash payments are paid or any equity award acceleration occurs.

Termination Following a Change of Control

In the event any of the NEOs are terminated without cause or for convenience within 18 months (12 months in the cases of Messrs. Wright and Hockridge) of a change of control ("double trigger"), 100% of all remaining outstanding and unvested equity awards would be accelerated and a cash severance payment would be made.

Termination Unrelated to a Change of Control

For termination of employment without cause or for convenience unrelated to a change of control, the vesting of equity awards held by Messrs. Wright and Hockridge, is immediately accelerated by one year and a cash severance payment will be made. Messrs. Hogan and Morici and Ms. Coletti (as well as any other individual who joins us or is promoted to a executive management position after September 2016), would receive only a cash severance payment (no equity acceleration) if their employment is terminated without cause or for convenience unrelated to a change of control.

Death or Disability

In the event Mr. Hogan's employment terminates as a result of his death or disability, he (or his estate) will immediately vest in 100% of his outstanding and unvested 2020 RSU award and his outstanding and unvested (or unearned) 2021, 2022 and 2023 RSU and MSU awards.

Other Compensation Arrangements

Welfare and Other Employee Benefits

We maintain a tax-qualified Section 401(k) retirement plan with a matching contribution by the Company for all U.S. employees, including members of executive management.

In addition, we provide health and welfare benefits to executive management on the same basis as our full-time employees in the country in which they are resident. These benefits may include medical, dental and vision benefits, medical and dependent care flexible spending accounts, short-term and long-term disability insurance, accidental death, basic life insurance coverage, and participation in our employee stock purchase plan. We design our employee benefits programs to be affordable and competitive in relation to the market, as well as compliant with applicable laws and practices. We adjust our employee benefits programs as needed based upon regular monitoring of applicable laws and practices and the competitive market.

Perquisites and Other Personal Benefits

Executive management may be reimbursed for travel by a non-employee companion (e.g., spouse) to customer events and certain other corporate events where appropriate and it is in our interest that the member of executive management have a companion join them. See "2022 Summary Compensation Table" below for more information concerning these benefits, if any. In the future, we may provide perquisites or other personal benefits in limited circumstances, such as where we believe it appropriate to assist a member of executive management in the performance of their duties, to make them more efficient and effective, and for recruitment, motivation, or retention purposes. All future practices with respect to perquisites or other personal benefits are approved and subject to periodic review by the Human Capital Committee.

Corporate Tax Deduction on Compensation in Excess of $1 Million a Year

Section 162(m) of the Internal Revenue Code, as amended by the Tax Cuts and Jobs Act of 2017, generally disallows a deduction for federal tax purposes to any publicly traded corporation for any remuneration in excess of $1,000,000 paid in any taxable year to its covered employees for that taxable year, who consist of its CEO, CFO, up to three other members of executive management who are among the corporation’s five most highly compensated executive officers for that taxable year, and any individual who was a covered employee for any preceding taxable year beginning after December 31, 2016. While we consider the deductibility of awards in determining compensation payable to executive management, we also reserve the Human Capital Committee’s flexibility to provide one or more covered executive officers with the opportunity to earn compensation that is nondeductible under Section 162(m) when the Human Capital Committee believes that such compensation is appropriate to attract and retain executive talent.

COMPENSATION AND HUMAN CAPITAL COMMITTEE OF THE BOARD REPORT
The following is the report of the Compensation and Human Capital Committee of the Board with respect to the year ended December 31, 2022. The Compensation and Human Capital Committee has reviewed and discussed the Compensation Discussion and Analysis included in this proxy statement with management. Based on the Compensation and Human Capital Committee's review and discussion with management, the Compensation and Human Capital Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

THE COMPENSATION AND HUMAN CAPITAL COMMITTEE
George J. Morrow, Chair
Anne M. Myong
Andrea L. Saia
Greg J. Santora

COMPENSATION TABLES

SUMMARY COMPENSATION TABLE FOR FISCAL YEAR ENDED DECEMBER 31, 2022
The following Summary Compensation Table sets forth certain information regarding the compensation of (i) our President and Chief Executive Officer, (ii) our Chief Financial Officer, and (iii) our three next most highly compensated executive officers during fiscal 2022 and for each of the two immediately preceding years.

Name and Principal Position	Year	Salary ($)	Stock Awards ($) (1)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(2)	Total ($)
Joseph M. Hogan,	2022	1,290,385	17,375,927	—	17,732	18,684,044
President and Chief Executive Officer	2021	1,230,385	15,836,576	4,446,000	78,439	21,591,400
	2020	1,171,539	11,621,453	2,115,000	614,297	15,522,289
John F. Morici,	2022	597,308	3,626,393	—	15,183	4,238,884
Chief Financial Officer and Executive Vice President, Global Finance	2021	563,077	3,833,391	949,200	122,353	5,468,021
	2020	536,923	2,582,931	453,600	9,948	3,583,402
Emory Wright,	2022	527,692	2,870,354	—	10,318	3,408,364
Executive Vice President, Global Operations	2021	498,462	2,999,671	840,000	9,802	4,347,935
	2020	478,846	2,324,581	403,200	9,608	3,216,235
Julie Coletti, Executive Vice President, Chief Legal and Regulatory Officer	2022	517,692	2,718,963	—	10,296	3,246,951
	2021	486,923	2,498,958	823,200	58,734	3,867,815
Stuart Hockridge	2022	478,462	2,114,814	—	17,165	2,610,441
Executive Vice President, Global Human Resources	2021	458,462	2,332,454	772,800	67,623	3,631,339

(1)The amounts shown in this column reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. Assumptions used in the calculations of these amounts are included in Note 1 - Summary of Significant Accounting Policies, Stock-Based Compensation and Note 9 - Stockholders' Equity (collectively, "Notes 1 and 9") to our audited financial statements for the year ended December 31, 2022 included in our Annual Report on Form 10-K filed with the SEC on February 27, 2023. This same method was used for the years ended December 31, 2021 and 2020.
(2)For a further description of the amounts included in this column, please see the paragraph entitled "All Other Compensation" below.

The grant date fair value of the MSU awards reflected in the Stock Awards column and the tables below is computed based on the probable outcome of the performance conditions as of the grant date. This amount is consistent with the estimate of aggregate compensation cost we expect to recognize over the three-year performance period of the award determined as of the grant date under FASB ASC Topic 718. Refer to Notes 1 and 9 for the assumptions used to value the RSU and MSU awards. The amounts shown in the Stock Awards Column and the tables below exclude the impact of estimated forfeitures and there can be no assurance that the grant date fair value amounts will ever be realized.

Name	Fiscal Year 2022 RSUs	Fiscal Year 2022 MSUs
Joseph M. Hogan	$3,719,929	$13,655,998
John F. Morici	$776,398	$2,849,995
Emory Wright	$614,337	$2,256,017
Julie Coletti	$581,924	$2,137,039
Stuart Hockridge	$452,774	$1,662,040

Assuming that the highest level of performance conditions is achieved, the aggregate fair value of the MSU awards at the grant date is as follows:

Name	Value of Fiscal Year 2022 MSUs Assuming Maximum Performance
Joseph M. Hogan	$34,139,536
John F. Morici	$7,124,988
Emory Wright	$5,639,586
Julie Coletti	$5,342,139
Stuart Hockridge	$4,155,099
Total Compensation
Mr. Hogan's decrease in total compensation in 2022 compared to 2021 was primarily due to the lack of a cash bonus in 2022, offset by increases to his base salary and the grant date fair value of equity awarded to him. Total compensation for each of Messrs. Morici, Wright and Hockridge and Ms. Coletti primarily decreased in 2022 as a result of those same factors applicable to Mr. Hogan. For additional information regarding the amounts included in the Summary Compensation Table, see "Executive Compensation - Compensation Discussion and Analysis" above.
Stock Awards
Stock awards include time-based RSUs that typically vest over a four-year period, as well as MSUs which are earned based on a comparison of our stock price performance to the NASDAQ Composite index over a three-year performance period and vest at the end of the third year.
Non-Equity Incentive Plan Compensation
The amounts shown in this column represent employee annual incentive award payments and are reported for the year in which they were earned, though they were paid in the following year. The material terms of our incentive cash bonus plan are described under "Compensation Discussion and Analysis – Annual Cash Incentive Compensation" above.
All Other Compensation
The amounts shown in this column and detailed in the table below represent the aggregate dollar amount for each NEO for life insurance and accidental death and dismemberment premiums, our 401(k) matching program, as well as health spending account contributions and reimbursements for medical expenses, relocation expenses and personal and travel companion airfare expenses.

Name	Dollar Value of Life Insurance Premiums	Matching contributions under our 401(k) Plan	Health Spending Account	Medical Expense Reimbursement Plan	Airfare for travel (1)
Mr. Hogan	$1,944	$9,150	$—	$1,001	$5,637
Mr. Morici	$1,296	$9,150	$—	$4,737	$—
Mr. Wright	$1,168	$9,150	$—	$—	$—
Ms. Coletti	$1,146	$9,150	$—	$—	$—
Mr. Hockridge	$1,058	$9,150	$2,000	$4,957	$—
(1) Includes travel cost of $3,159 with the remainder to make the travel cost tax neutral.

GRANTS OF PLAN-BASED AWARDS FOR FISCAL YEAR ENDED 2022
The following table shows all plan-based awards granted to the NEOs during 2022 including:
•cash amounts that could have been received in 2022 by our NEOs under the terms of our performance-based cash incentive plan ("CIP"); and
•time-vested RSUs and performance-based MSUs awards granted by the Human Capital Committee to our NEOs in 2022 reflected on an individual grant basis.
2022 Grants of Plan-Based Awards

	Type of Award	Grant Date	Approval Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards	Non-equity Incentive	Estimated Future Payouts Under Equity Incentive Plan Awards		All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair value of Awards ($)
Name				Target ($)	Maximum ($)	Target (#)	Maximum (#)
Joseph M. Hogan	CIP			1,942,500	4,662,000
	RSU	2/20/2022	1/24/2022					7,460	3,719,929
	MSU	2/20/2022	1/24/2022			14,921	37,302		13,655,998
John F. Morici	CIP			420,000	1,008,000
	RSU	2/20/2022	1/24/2022					1,557	776,398
	MSU	2/20/2022	1/24/2022			3,114	7,785		2,849,995
Emory Wright	CIP			371,000	890,400
	RSU	2/20/2021	1/24/2022					1,232	614,337
	MSU	2/20/2021	1/24/2022			2,465	6,162		2,256,017
Julie Coletti	CIP			364,000	873,600
	RSU	2/20/2022	1/24/2022					1,167	581,924
	MSU	2/20/2022	1/24/2022			2,335	5,837		2,137,039
Stuart Hockridge	CIP			336,000	806,400
	RSU	2/20/2022	1/24/2022					908	452,774
	MSU	2/20/2022	1/24/2022			1,816	4,540		1,662,040
Approval Date
For each NEO equity grant, our Human Capital Committee met on January 24, 2022 to review the grant of annual equity awards. Upon approval of the RSU and MSU awards on January 24, 2022, our Human Capital Committee determined that the actual date of grant would be February 20, 2022. This grant date was chosen in order to allow sufficient time for the CEO to notify each NEO and other members of the executive management team of the grant.
Estimated Future Payouts under Non-Equity Incentive Plan Awards
The amounts shown under this column represent the possible dollar payouts the NEOs could have earned for 2022 at target. For 2022, the target cash incentive award for each NEO (other than the CEO) was 70% of their base salary. For our CEO, the target cash incentive award was 150% of his base salary.
For a description of the performance objectives applicable to the receipt of these payments, see "Compensation Discussion and Analysis – Annual Cash Incentive Awards." The actual amount paid to each NEO for 2022 performance is set forth in the Summary Compensation Table above in the column "Non-Equity Incentive Plan Compensation."
•Threshold. There is no threshold performance level. Rather, our financial performance below a specific target automatically reduces only the payout related to that specific goal, not the other goals, because we want executive management to have the same incentive to achieve strategic priorities as well as their individual performance goals even if our financial performance tracks below the target during the course of the year.

•Target. The target amounts assume a corporate performance percentage of 100% and that the NEO received 100% of their target.
•Maximum. The maximum amount a NEO can receive was capped at 240% of their target award opportunity.
Estimated Future Payouts under Equity Incentive Plan Awards

•Focal Awards Granted February 2022. The amounts shown for MSU awards granted in February 2022 represent the potential share payouts with respect to MSUs. Each MSU vests at the conclusion of a three-year performance period, with the number of shares vesting, if any, to be determined in February 2025. The actual number of shares eligible to vest will be determined based on a comparison of our stock price performance relative to the performance of the constituents of the NASDAQ Composite index over the three-year performance period, up to a maximum of 250% of the number of target shares. The number of shares will vest based on our relative total stockholder return compared to the stock price of the constituents of the NASDAQ Composite index in the period beginning in February 2022 (on the date the performance-based vesting restricted stock units were granted by the Human Capital Committee) and ending in February 2025, as follows:

Relative Total Stockholder Return	Shares Subject to the Award that Become Vested
Below 25th percentile	0%
25th percentile	50%
50th percentile	100%
90th percentile	250%

Linear interpolation will be used to determine the percentage of the shares subject to the MSU awards that will be earned and vest between each threshold. Payout may not exceed 100% if total shareholder return is less than zero.
•Stock Awards. Stock awards represent grants of RSUs and MSUs under our 2005 Incentive Plan. Since RSUs and MSUs are taxable to each NEO when they vest, the number of shares we issue to each will be net settled of applicable withholding taxes, which we will pay on behalf of each NEO. The RSUs and MSUs will result in payment to the NEO only if the vesting criteria is met and the NEO then sells the stock that has vested. Each RSU granted to our NEOs vests over a four-year period with 25% of the shares vesting each anniversary of the date of grant, with full vesting in four years. Each MSU granted to our NEOs has a three-year performance period. The actual number of shares of our common stock issuable under MSUs varies based on over- or under-performance of our stock price compared to the NASDAQ Composite Index during the performance period.
Grant Date Fair Value
The amounts shown in this column reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 of awards of RSUs and MSUs, excluding the effect of estimated forfeitures. Assumptions used in the calculations of MSUs amounts are included in Notes 1 and 9 to our audited financial statements for the year ended December 31, 2022, included in our Annual Report on Form 10-K filed with the SEC on February 27, 2023. There can be no assurance that the grant date fair value amounts will ever be realized. The RSUs are time-based awards and are not subject to performance conditions. Amounts for MSUs represent the estimate of the aggregate compensation cost to be recognized over the three-year performance period determined as of the grant date. For MSU awards granted in February 2022, the actual number of shares that will be paid out will depend on our stock price performance relative to the performance of the NASDAQ Composite index over the three-year performance period, up to a maximum of 250% of the number of target shares.

Timing of Equity Grants
The Human Capital Committee, in consultation with management, our independent auditors and legal counsel, has adopted the following practices on equity compensation awards:
•We do not plan to time the release of material non-public information for the purpose of affecting the exercise price of any stock options should we decide to grant stock options again in the future;
•Consistent with the policy described in the bullet point above, all awards of equity compensation for new employees (other than new members of executive management) are made on the first day of the month for those employees who started during the period between the 16th day of the month that is two months prior to the grant date and the 15th day of the month prior to the month of the grant date. For example, May 1, 2022, grants will cover new hires starting between March 16, 2022 and April 15, 2022; and
•Annual incentive grants are made on or about the same day for all employees (including members of executive management); in each of 2022, 2021, and 2020 such date was February 20. The Human Capital Committee sets the actual grant date approximately one week following approval of the size of each grant in order to provide management with adequate time to inform each employee individually of their grant.

OUTSTANDING EQUITY AWARDS AT FISCAL 2022 YEAR END
The following table sets forth information regarding outstanding equity awards as of December 31, 2022 for each NEO. All vesting is contingent upon their continued employment with Align. Market values and payout values in this table are calculated based on the closing market price of our common stock of $210.90 per share, as reported on the NASDAQ Global Select Market on December 30, 2022, which was the last trading day of the year.

Name	Stock Awards
	Number of Shares or Units of Stock That Have Not Vested (#)	F o o t n o t e	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have Not Vested (#)	F o o t n o t e	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Joseph M. Hogan	3,348	(1)	706,093
	5,432	(2)	1,145,609
	4,236	(3)	893,372
	7,460	(4)	1,573,314
				—	(5)	—
				7,908	(6)	1,667,797
				—	(7)	—
John F. Morici	669	(1)	141,092
	1,207	(2)	254,556
	1,025	(3)	216,173
	1,557	(4)	328,371
				—	(5)	—
				1,914	(6)	403,663
				—	(7)	—
Emory Wright	595	(1)	125,486
	1,086	(2)	229,037
	802	(3)	169,142
	1,232	(4)	259,829
				—	(5)	—
				1,498	(6)	315,928
				—	(7)	—
Julie Coletti	251	(1)	52,936
	320	(8)	67,488
	905	(2)	190,865
	668	(3)	140,881
	1,167	(4)	246,120
				—	(5)	—
				1,248	(6)	263,203
				—	(7)	—
Stuart Hockridge	521	(1)	109,879
	905	(2)	190,865
	624	(3)	131,602
	908	(4)	191,497
				—	(5)	—
				1,164	(6)	245,488
				—	(7)	—

(1)RSUs vest at a rate of 25% of the total number of shares on the first year, second year, third year and fourth year anniversary of the date of grant for vesting on February 20, 2020, February 20, 2021, February 20, 2022, and February 20, 2023.
(2)RSUs vest at a rate of 25% of the total number of shares on the first year, second year, third year and fourth year anniversary of the date of grant for vesting on February 20, 2021, February 20, 2022, February 20, 2023, and February 20, 2024.

(3)RSUs vest at a rate of 25% of the total number of shares on the first year, second year, third year and fourth year anniversary of the date of grant for vesting on February 20, 2022, February 20, 2023, February 20, 2024, and February 20, 2025.
(4)RSUs vest at a rate of 25% of the total number of shares on the first year, second year, third year and fourth year anniversary of the date of grant for vesting on February 20, 2023, February 20, 2024, February 20, 2025, and February 20, 2026.
(5)MSUs fully vested on February 20, 2023. The number of MSUs shown is projected based on our company’s relative TSR compared to the other companies in the S&P 500 based on prior year performance as of December 31, 2022. The number of shares that vested on February 20, 2023 were 8,284 for Mr. Hogan; 1,841 for Mr. Morici; 1,657 for Mr. Wright; 1,381 for Ms. Coletti and 1,381 for Mr. Hockridge.
(6)MSUs fully vest on February 20, 2024. The number of MSUs shown is projected based on our company’s relative TSR compared to the other companies in the S&P 500 based on prior year performance as of December 31, 2022.
(7)MSUs fully vest on February 20, 2025. The number of MSUs shown is projected based on our company’s relative TSR compared to the other companies in the S&P 500 based on prior year performance as of December 31, 2022.
(8)RSUs vest at a rate of 25% of the total number of shares on the first year, second year, third year and fourth year anniversary of the date of grant for vesting on July 20, 2020, July 20, 2021, July 20, 2022, and July 20, 2023.

OPTION EXERCISES AND STOCK VESTED DURING FISCAL YEAR ENDED 2022
The following table provides information concerning the vesting of Stock Awards for each NEO during the fiscal year ended December 31, 2022:

	Stock Awards
Name	Number of Shares Acquired on Vesting (1)	Value Realized on Vesting (2)
Joseph M. Hogan	59,836	$29,837,221
John F. Morici	12,183	$6,075,053
Emory Wright	10,813	$5,391,902
Julie Coletti	1,633	$656,038
Stuart Hockridge	9,403	$4,688,806
(1)For each NEO, such number of shares represents the gross number of shares acquired by the NEO on the vesting date; however, because RSUs and MSUs are taxable to the individuals when they vest, the number of shares we issue to each of our NEOs is net of applicable withholding taxes which are paid by us on their behalf.
(2)The value realized on vesting equals the closing price per share of our common stock as reported on the NASDAQ Global Select Market on the vesting date multiplied by the gross number of shares acquired on vesting as described above in note 1.

POTENTIAL PAYMENT UPON TERMINATION OR CHANGE OF CONTROL
Each of the tables in this section describes the potential payments upon termination or a change of control for our NEOs. All amounts are estimated based on an assumed triggering date of December 31, 2022, the closing sale price of our common stock of $210.90, on the NASDAQ Global Select Market on December 30, 2022, which was the last trading day of the year, and assuming maximum achievement of MSU performance requirements of 250% of target.
Mr. Hogan
Mr. Hogan serves as our President and CEO pursuant to an employment agreement entered into on April 17, 2015. The employment agreement provides that Mr. Hogan is entitled to an annual target bonus of 150% of his base salary based upon the attainment of performance objectives agreed upon in each fiscal year and established by the Board.

The following table describes the potential payments upon termination or a change of control for Mr. Hogan:

Name	Type of Payment	Payments Upon Involuntary or Good Reason Termination Unrelated to Change of Control	Payments Upon Involuntary or Good Reason Termination Related to a Change of Control	Change of Control Only	Upon Death or Disability
Joseph M. Hogan	Severance Payment	$8,978,500	$8,978,500	$—	$—
	RSUs	—	4,318,388	1,970,017	1,851,702
	MSUs	—	25,453,521	17,071,525	11,629,553
	Health and Welfare Benefits	29,006	29,006	—	—
	Total	$9,007,506	$38,779,415	$19,041,542	$13,481,255
Termination Unrelated to a Change of Control
A termination unrelated to a change of control is a termination that occurs either before or 18 months after the change of control date. In the event Mr. Hogan is terminated other than for cause, death or disability or he resigns for good reason, Mr. Hogan is entitled to a payment (payable in a lump sum) equal to:

(1)twice his then current annual base salary;
(2)the then current year’s target bonus, prorated for the number of days Mr. Hogan has been employed during the year; and
(3)the greater of 150% of the then current year’s target bonus or the prior year’s actual bonus.
Mr. Hogan's employment agreement also provides that we will pay his monthly premium under COBRA until the earliest of 18 months following the termination of employment if terminated without cause or resignation for good reason or the date upon which Mr. Hogan commences new employment.
Change of Control Only
In the event of a change of control, Mr. Hogan will immediately vest in an additional number of shares under all outstanding RSU awards as if he had performed 12 additional months of service. For the purposes of determining the number of MSUs that will vest:

•the performance period shall be deemed to end upon the closing of the change of control in order to determine our stock price performance relative to the NASDAQ Composite index for the purpose of calculating the amount that we have over or underperformed the NASDAQ Composite index (with the MSUs converting into shares of Align stock either being reduced from 100% (in the case of underperformance) or increased from 100% (in the case of over-performance) (the "Performance Multiplier"); and
•our stock price performance will be based on the per share value of our common stock paid to our stockholders in connection with the change of control.
On the date of the change of control, Mr. Hogan will vest in that number of MSUs equal to (A)/36*(X)*(Y) with (A) representing the number of months (including partial months) that have elapsed from the commencement of the performance period through the date of the change of control and (X) representing the total number of MSUs subject to the award and (Y) representing the Performance Multiplier.
Termination Related to a Change of Control
A termination related to a change of control is a termination that occurs within 18 months after the change of control date. If within 18 months after a change of control either Mr. Hogan's employment is terminated other than for cause, death or disability or Mr. Hogan resigns for good reason, he would immediately vest in all outstanding equity awards and receive a payment (payable in a lump sum) equal to:
(1)twice his then current annual salary;
(2)the then current year's target bonus, prorated for the number of days Mr. Hogan has been employed during the year; and
(3)the greater of 150% of the then current year's target bonus or the prior year's actual bonus.

Mr. Hogan's employment agreement also provides that we will pay his monthly premium under COBRA until the earliest of 18 months following the termination of employment if terminated without cause or resignation for good reason or the date upon which Mr. Hogan commences new employment.

Death or Disability

In the event Mr. Hogan's employment terminates as a result of his death or disability, he (or his estate) will immediately vest in 100% of outstanding 2019 RSU award and 2020 RSU and MSU awards. On the date of employment termination due to death or disability, the performance period shall be considered closed, and the date of the termination shall be used in order to determine our stock price performance relative to the NASDAQ Composite index for the purpose of calculating the amount that Align has over or underperformed the NASDAQ Composite index.

Conditions to Payment

Prior to receiving any payments upon termination of his employment, Mr. Hogan must execute a general release of all known and unknown claims that he may have against Align and agree not to prosecute any legal action or other proceedings based upon any of such claims. In addition, he has agreed, for a period of one year following termination, not to solicit our employees and has further agreed to be bound by the terms of a confidentiality agreement with us.

Mr. Morici and Ms. Coletti

Mr. Morici serves as our Chief Financial Officer pursuant to an employment agreement entered into on November 7, 2016, and Ms. Coletti serves as our Executive Vice President, Chief Legal and Regulatory Officer pursuant to a similar agreement entered into on May 17, 2019. In determining the terms of their agreements, the Human Capital Committee determined that Mr. Morici and Ms. Coletti (as well as any other individual who joins us or is promoted to an executive management position after September 2016) would have a similar form of employment agreement and MSU agreements with severance and change of control provisions described in the table below. Specifically, these updated forms of employment agreement provide only for one year's base salary upon termination by us for convenience unrelated to a change of control which is a termination that occurs either before or 18 months after the change of control date. In addition, in the event of a change of control, the Human Capital Committee has determined that all cash severance and equity acceleration is subject to a double trigger as described below. Mr. Morici and Ms. Coletti are not eligible under the terms of their agreements for any additional or accelerated cash or equity compensation solely as a result of a change of control.

The following table describes the potential payments upon termination or a change of control for Mr. Morici and Ms. Coletti:

Name	Type of Payment	Payments Upon Involuntary or Good Reason Termination Unrelated to Change of Control	Payments Upon Involuntary or Good Reason Termination Related to a Change of Control
John F. Morici	Severance Payment	$600,000	$1,969,200
	RSUs	—	940,192
	MSUs	—	5,668,465
	Health and Welfare Benefits	28,111	28,111
	Total	$628,111	$8,605,968

Julie Coletti	Severance Payment	$520,000	$1,707,200
	RSUs	—	698,290
	MSUs	—	4,109,914
	Health and Welfare Benefits	8,852	8,852
	Total	$528,852	$6,524,256
Termination Unrelated to a Change of Control
A termination for convenience unrelated to a change of control is a termination that occurs either before or 18 months after the change of control date. Upon such occurrence, the employment agreements of Mr. Morici and Ms. Coletti each provide that if their employment is terminated without cause or if he/she resigns for good reason, he/she will receive one year's base salary.
A Termination Related to a Change of Control
A termination related to a change of control is a termination that occurs within 18 months after the date of a change of control. If within 18 months after a change of control the employment of either Mr. Morici or Ms. Coletti is terminated without cause or they resign for good reason, then they would:
(1)immediately vest in all outstanding equity awards;
(2)receive a lump sum payment equal to:
(a)their then current annual base salary;
(b)their then current year's target bonus, prorated for the number of days they have been employed during the year; and
(c)the greater of their then current year's target bonus or the prior year's actual bonus.

The employment agreements also provide that we will pay their monthly premium under COBRA until the earliest of 12 months following the termination of employment if terminated without cause or resignation for good reason or the date upon which they commence new employment.
Conditions to Payment
Prior to receiving any payments upon termination of employment, Mr. Morici and Ms. Coletti must each execute a general release of all known and unknown claims that they may have against us and agree not to prosecute any legal action or other proceedings based upon any of such claims. In addition, each of Mr. Morici and Ms. Coletti have agreed, for a period of one year following termination, not to solicit our employees and has further agreed to be bound by the terms of a confidentiality agreement with us.

Messrs. Wright and Hockridge

Mr. Wright serves as our Executive Vice President, Global Operations pursuant to an employment agreement entered into on November 8, 2012, and Mr. Hockridge serves as our Executive Vice President, Global Human Resources pursuant to a similar agreement entered into on May 23, 2016. The employment agreements entered into by Messrs. Wright and Hockridge contain similar terms and conditions. Each employment agreement sets forth the base salary, bonus opportunity, equity awards, benefits and the responsibilities of each position in effect at the time of execution of the agreement. In addition, each agreement requires we provide compensation to each of Messrs. Wright and Hockridge in the event of termination of employment or a change of control. The compensation due in the event of the termination of each employment agreement varies depending on the nature of the termination. What is meant by the terms "cause", "good reason" and "change of control" is described more fully at the end of this section under the heading "Employment Agreement Definitions".

Name	Type of Payment	Payments Upon Involuntary or Good Reason Termination Unrelated to Change of Control	Payments Upon Involuntary or Good Reason Termination Related to a Change of Control	Change of Control Only
Emory Wright	Severance Payment	$1,741,000	$1,741,000	$—
	RSUs	361,342	783,494	361,342
	MSUs	3,296,698	4,754,213	3,296,698
	Health and Welfare Benefits	28,111	28,111	—
	Total	$5,427,151	$7,306,818	$3,658,040

Stuart Hockridge	Severance Payment	$1,588,800	$1,588,800	$—
	RSUs	297,053	623,843	297,053
	MSUs	2,672,220	3,773,528	2,672,220
	Health and Welfare Benefits	21,700	21,700	—
	Total	$4,579,773	$6,007,871	$2,969,273
Termination Unrelated to a Change of Control
A termination for convenience unrelated to a change of control is a termination that occurs either before or 12 months after the change of control date. Upon such occurrence, these employment agreements provide that in the event the employment of Messrs. Wright and Hockridge is terminated without cause or if either resigns for good reason, each will:

(1) immediately vest in an additional number of shares under all outstanding option and RSU awards as if he had performed 12 additional months of service;
(2) in the case of MSUs, the performance period shall be deemed to end upon his employment termination date for the purpose of determining the percentage amount that our stock over or underperformed the NASDAQ Composite index (the "Performance Multiplier"). The Performance Multiplier is calculated as follows:
(i)if our stock under-performs the NASDAQ Composite index, the percentage at which the MSUs convert into shares of our stock will be reduced from 100% at a rate of three to one; and
(ii)if we outperform the index, the percentage at which the MSUs convert to shares will be increased from 100% at a rate of three to one.
Each NEO will then vest in that number of MSUs equal to (A)/36*(X)*(Y) with (A) representing the number of months (including partial months) that have elapsed from the commencement of the performance period through the date of the termination of employment and (X) representing the total number of MSUs subject to the award and (Y) representing the Performance Multiplier. With respect to the MSU awards, from the beginning of the performance period in each of February 2020, 2021, and 2022 until the assumed December 31, 2022 termination date, if we had outperformed the NASDAQ Composite Index by more than 50% for the 2020, 2021 and 2022 grants which resulted in a Performance Multiplier of at maximum of 250% in the calculations set forth in the above table.
(3)each is also entitled to receive a lump sum payment equal to:

(a)his then current annual base salary;
(b)his then current year's target bonus, prorated for the number of days he has been employed during the year; and
(c)the greater of his then current year's target bonus or the prior year's actual bonus.
Each employment agreement also provides that we will pay such NEO's monthly premium under COBRA until the earliest of 12 months following the termination of employment if terminated without cause or resignation for good reason or the date upon which each commences new employment.
Change of Control Only
Each employment agreement with Messrs. Wright and Hockridge provide that in the event of a change of control each will immediately vest in an additional number of shares under all outstanding equity awards as if each had performed 12 additional months of service. For the purposes of determining the number of MSUs that will vest:

•the performance period shall be deemed to end upon the closing of the change of control in order to determine our stock price performance relative to the NASDAQ Composite index for the purpose of calculating the amount that we have over or underperformed the NASDAQ Composite index (with the MSUs converting into shares of Align stock either being reduced from 100% (in the case of underperformance) or increased from 100% (in the case of over performance) at a rate of three to one (the "Performance Multiplier"); and
•our stock price performance will be based on the per share value of our common stock paid to our stockholders in connection with the change of control.
On the date of the change of control, each will vest in that number of MSUs equal to (A)/36*(X)*(Y) with (A) representing the number of months (including partial months) that have elapsed from the commencement of the performance period through the date of the change of control and (X) representing the total number of MSUs subject to the award and (Y) representing the Performance Multiplier.
A Termination Related to a Change of Control
A termination related to a change of control is a termination that occurs within 12 months from the change of control date. The employment agreement with Messrs. Wright and Hockridge provide that, if, within 12 months of a change of control, either's employment is terminated without cause or either resigns for good reason then each will:

(1)immediately vest in all outstanding equity awards; and
(2)be entitled to a payment (payable in a lump sum) equal to:
(a)his then current annual base salary;
(b)his then current year's target bonus prorated for the number of days employed during the year, and
(c)the greater of his then current year's target bonus or the prior year's actual bonus.

In addition, the MSU agreements with each of Messrs. Wright and Hockridge provide that if, within 12 months of a change of control, either's employment is terminated without cause or either resigns for good reason, then each will immediately vest in 100% of all outstanding MSU awards.
Each employment agreement also provides that we will pay their monthly premium under COBRA until the earliest of 12 months following the termination of employment if terminated without cause or resignation for good reason or the date upon which each commences new employment.
Conditions to Payment
Prior to receiving any payments upon termination of employment, Messrs. Wright and Hockridge must execute a general release of all known and unknown claims that either may have against us and agree not to prosecute any legal action or other proceedings based upon any of such claims. In addition, each has agreed, for a period of one year following termination, not to solicit our employees and further agreed to be bound by the terms of a confidentiality agreement with us.

Employment Agreement Definitions

Definition of Cause. In each employment agreement described above, cause means any of the following:
•unauthorized use or disclosure of our confidential information or trade secrets;
•any breach of the employment agreement, the Employee Proprietary Information and Inventions Agreement or the Align Protection Agreement between them and us;
•conviction of, or a plea of “guilty” or “no contest” to, a felony under the laws of the United States or any state thereof;
•misappropriation of our assets or any act of fraud or embezzlement by them, or any act of dishonesty by them in connection with the performance of their duties for us that adversely affects our business or affairs;
•intentional misconduct; or
•the individual's failure to satisfactorily perform their duties after having received written notice of such failure and was provided at least thirty (30) days to cure such failure.
Definition of Good Reason. In each employment agreement described above, good reason means the individual's resignation within 90 days of the occurrence of any one or more of the following events:
•their position, authority or responsibilities being significantly reduced;
•their being asked to relocate their principal place of employment such that the commuting distance from their residence prior to the change of control is increased by over 35 miles;
•their annual base salary or bonus being reduced; or
•their benefits being materially reduced.
Definition of Change of Control. In each employment agreement described above, change of control means any of the following:
•a sale of all or substantially all of our assets;
•the acquisition of more than 50% of our common stock by any person or group of persons;
•a reorganization wherein the holders of our common stock receive stock in another company (other than a subsidiary of ours), a merger of us with another company wherein there is a 50% or greater change in the ownership of our common stock as a result of such merger, or any other transaction in which we (other than as the parent corporation) are consolidated for federal income tax purposes or are eligible to be consolidated for federal income tax purposes with another corporation; or
•in the event that the common stock is traded on an established securities market, a public announcement that any person has acquired or has the right to acquire beneficial ownership of more than 50% of our then outstanding common stock, or the commencement of or public announcement of an intention to make a tender offer or exchange offer for more than 50% of our then outstanding common stock.
Other Termination of Employment and Change of Control Arrangements
In addition to the termination of employment and change of control arrangements described above, the Human Capital Committee has the authority as Plan Administrator of the 2005 Incentive Plan (as amended) to accelerate the vesting of outstanding equity immediately upon an acquisition or change in ownership or majority of our Board.

OTHER COMPENSATION MATTERS

CEO Pay Ratio

Our compensation and benefits philosophy and the overall structure of our compensation and benefit programs are broadly similar across the organization. Compensation rates are benchmarked and set to be market-competitive in the country in which the jobs are performed.

As permitted by Item 402(u) of Regulation S-K, for fiscal year 2022, we used the same median employee for the pay ratio as was used for the pay ratio in the Proxy Statement for fiscal year 2021. We determined that during 2022, as compared to 2021, there were no material changes in our employee population or our employee compensation arrangements that we believe would significantly impact our pay ratio disclosure. To identify the median employee compensation from our employee population, as well as to determine the annual total compensation of our median employee, we took the following steps:

•We determined that, as of December 31, 2022, we had 23,295 employees, of which 2,183 were employed inside the United States, 16,936 (approximately 73% of our global workforce) were employed in one of our manufacturing, technician and commercial operations in Mexico, Costa Rica, China, Germany, Poland or Spain, and the remaining 4,176 employees were employed in 38 other countries.
•We considered actual annual base pay, actual bonus payout, and equity income, for the purposes of determining the median employee.
•We annualized the salaries for those employees that were hired in 2022. We did not perform adjustments to the compensation paid to part-time employees to calculate what they would have been paid on a full-time basis.
•In determining the annual total compensation of the median employee, we calculated such employee’s compensation in accordance with Item 402(c)(2)(x) of Regulation S-K as required pursuant to SEC executive compensation disclosure rules. This calculation is the same calculation used to determine total compensation for purposes of the 2022 Summary Compensation Table with respect to each of the NEOs.

Using this methodology, we determined that our median employee was a CAD Designer 2 working in our treat facility in Costa Rica. Our median employee compensation for a CAD Designer 2 position in Costa Rica in 2022 as calculated using Summary Compensation Table requirements was $18,215. Our CEO’s compensation as reported in the Summary Compensation Table was $18,684,044. Therefore, our CEO to median employee pay ratio is 1,026 to 1.

This information is being provided for compliance purposes. Neither our Human Capital Committee nor our executive management used the pay ratio measure in making compensation decisions.

Pay Versus Performance

We provide the following disclosure regarding executive compensation for our principal executive officer (“PEO”) and Non-PEO named executive officers (“Non-PEO NEOs”) (the PEO and Non-PEO NEOs are collectively referred to as the "NEOs”) and Company performance for the fiscal years listed below. The Human Capital Committee did not consider the pay versus performance disclosure below in making pay decisions for any of the years shown.

Year	Summary Compensation Table Total for Joseph Hogan¹ ($)	Compensation Actually Paid to Joseph Hogan¹˒²˒³ ($)	Average Summary Compensation Table Total for Non-PEO NEOs[1] ($)	Average Compensation Actually Paid to Non-PEO NEOs[1,2,3] ($)	Value of Initial Fixed $100 Investment based on:[4]		Net Income ($ Millions)	Net Revenues⁵ ($ Millions)
					TSR ($)	Peer Group TSR ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
2022	18,684,044	(61,348,849)	3,376,160	(10,393,452)	76	107	362	3,735
2021	21,591,400	76,152,942	4,328,778	9,498,811	236	139	772	3,953
2020	15,522,289	107,989,279	3,381,923	12,747,282	192	117	1,776	2,472
(1)Joseph Hogan was our PEO for each year presented. The individuals comprising the Non-PEO NEOs for each year presented are listed below.

2020	2021	2022
Simon Beard	Julie Coletti	Julie Coletti
John F. Morici	Stuart Hockridge	Stuart Hockridge
Raj Pudipeddi	John F. Morici	John F. Morici
Julie Tay	Emory Wright	Emory Wright

(2)The amounts shown for Compensation Actually Paid have been calculated in accordance with Item 402(v) of Regulation S-K and do not reflect compensation actually earned, realized, or received by the NEOs. These amounts reflect the Summary Compensation Table Total with certain adjustments as described in footnote 3 below.

(3)Compensation Actually Paid reflects the exclusions and inclusions of certain amounts for the NEOs as set forth below. Equity values are calculated in accordance with FASB ASC Topic 718. Amounts in the Exclusion of Stock Awards column are the totals from the Stock Awards column set forth in the Summary Compensation Table.

Year	Summary Compensation Table Total for Joseph Hogan ($)	Exclusion of Stock Awards from Summary Compensation Table for Joseph Hogan ($)	Inclusion of Equity Award Values for Joseph Hogan ($)	Compensation Actually Paid to Joseph Hogan ($)
2022	18,684,044	(17,375,927)	(62,656,966)	(61,348,849)
2021	21,591,400	(15,836,576)	70,398,118	76,152,942
2020	15,522,289	(11,621,453)	104,088,443	107,989,279

Year	Average Summary Compensation Table Total for Non-PEO NEOs ($)	Average Exclusion of Stock Awards from Summary Compensation Table for Non-PEO NEOs ($)	Average Inclusion of Equity Award Values for Non-PEO NEOs ($)	Average Compensation Actually Paid to Non-PEO NEOs ($)
2022	3,376,160	(2,832,631)	(10,936,981)	(10,393,452)
2021	4,328,778	(2,916,119)	8,086,152	9,498,811
2020	3,381,923	(2,389,169)	11,754,528	12,747,282

The amounts in the Inclusion of Equity Award Values in the tables above are derived from the amounts set forth in the following tables:

Year	Year-End Fair Value of Equity Awards Granted During Covered Fiscal Year That Remained Outstanding and Unvested as of End of Covered Fiscal Year for Joseph Hogan ($)	Change in Fair Value from End of Prior Fiscal Year to End of Covered Fiscal Year of Outstanding and Unvested Equity Awards for Joseph Hogan ($)	Change in Fair Value from End of Prior Fiscal Year to Vesting Date of Unvested Equity Awards Granted in Prior Fiscal Year that Vested at End or During Covered Fiscal Year for Joseph Hogan ($)	Total - Inclusion of Equity Award Values for Joseph Hogan ($)
2022	5,000,578	(48,442,516)	(19,215,028)	(62,656,966)
2021	17,784,796	25,761,875	26,851,447	70,398,118
2020	28,688,244	76,024,804	(624,605)	104,088,443

Year	Average Year-End Fair Value of Equity Awards Granted During Covered Fiscal Year That Remained Outstanding and Unvested as of End of Covered Fiscal Year for Non-PEO NEOs ($)	Average Change in Fair Value from End of Prior Fiscal Year to End of Covered Fiscal Year of Outstanding and Unvested Equity Awards for Non-PEO NEOs ($)	Average Change in Fair Value from End Day of Prior Fiscal Year to Vesting Date of Unvested Equity Awards Granted in Prior Fiscal Year that Vested at End or During Covered Fiscal Year for Non-PEO NEOs
			($)	Total - Average Inclusion of Equity Award Values for Non-PEO NEOs ($)
2022	815,185	(9,066,539)	(2,685,627)	(10,936,981)
2021	3,274,864	4,004,736	806,552	8,086,152
2020	5,897,794	5,801,322	55,412	11,754,528

(4)     The Peer Group TSR set forth in this table utilizes the S&P 1500 Composite Health Care Equipment & Supplies Index (the “Index”), which we also utilize in the performance graph required by Item 201(e) of Regulation S-K included in our Annual Report for the year ended December 31, 2022. The comparison assumes $100 was invested for the period starting December 31, 2019, through the end of the listed fiscal year in the Company and in the Index, respectively. Historical stock price performance is not necessarily indicative of future stock performance.

(5)     We determined Net Revenues to be the most important financial performance measure used by the Company to link Compensation Actually Paid to our NEOs in 2022 to Company performance. This financial performance measure may not have been the most important financial performance measure for years 2021 and 2020 and we may determine a different financial performance measure to be the most important financial performance measure in future fiscal years.

Description of Relationship Between PEO and Non-PEO NEO Compensation Actually Paid and Company Total Stockholder Return (“TSR”)

The following chart sets forth the relationship between Compensation Actually Paid to our PEO and the Company’s cumulative TSR over the three most recently completed fiscal years.

The following chart sets forth the relationship between the average of Compensation Actually Paid to our Non-PEO NEOs and the Company’s cumulative TSR over the three most recently completed fiscal years.

Description of Relationship Between PEO and Non-PEO NEO Compensation Actually Paid and Net Income

The following chart sets forth the relationship between Compensation Actually Paid to our PEO and our net income during the three most recently completed fiscal years.

The following chart sets forth the relationship between the average of Compensation Actually Paid to our Non-PEO NEOs and our net income during the three most recently completed fiscal years.

Description of Relationship Between PEO and Non-PEO NEO Compensation Actually Paid and Net Revenues

The following chart sets forth the relationship between Compensation Actually Paid to our PEO and our Net Revenues during the three most recently completed fiscal years.

The following chart sets forth the relationship between Compensation the average of Compensation Actually Paid to our Non-PEO NEOs and our Net Revenues during the three most recently completed fiscal years.

Description of Relationship Between Company TSR and Peer Group TSR

The following chart compares our cumulative TSR over the three most recently completed fiscal years to that of the S&P 1500 Composite Health Care Equipment & Supplies Index over the same period.

The following table presents the financial performance measures that the Company considers to have been the most important financial performance measures used by the Company to link Compensation Actually Paid to our NEOs for 2022 to Company performance. The measures in this table are not ranked.

Operating Income
Net Revenues
Stock Price

PROPOSAL THREE
ADVISORY VOTE TO APPROVE THE COMPENSATION OF
OUR NAMED EXECUTIVE OFFICERS

Our Board believes that an annual advisory vote to approve the compensation of our NEOs allows our stockholders to provide us with their direct input on our compensation philosophy, policies and practices as disclosed in the proxy statement every year and is consistent with our policy of seeking input from, and engaging in discussions with, our stockholders on these matters. Accordingly, this year, we are again requesting that you approve, on an advisory basis, the compensation of our NEOs disclosed in the "Compensation Discussion and Analysis," the Summary Compensation table and the related compensation tables, notes and narrative in this proxy statement. Our compensation program is designed to motivate and reward exceptional performance in a straight-forward and effective way, while also recognizing the success of our business. Our 2022 overall financial results fell short of our expectations and the actual compensation paid to our executives in 2022 reflects that we did not achieve our financial expectations. Accordingly, we believe our compensation program operated as designed and is aligned with the long-term interests of our stockholders. We encourage stockholders to read the Compensation Discussion and Analysis, which describes the details of our executive compensation program and the decisions made by the Human Capital Committee in 2022.

Stockholders are being asked to approve the following resolution at the Annual Meeting:

"RESOLVED, that the compensation paid to the named executive officers, as disclosed in this proxy statement pursuant to the SEC's executive compensation disclosure rules, which disclosure includes the Compensation Discussion and Analysis, the compensation tables, and the narrative disclosures that accompany the compensation tables, is hereby approved."

As an advisory vote, this proposal is not binding on us, our Board, or our Human Capital Committee. However, our Human Capital Committee and Board value the opinions expressed by stockholders in their votes on this proposal and will consider the outcome of the vote when making future compensation decisions regarding our named executive officers. We expect the next say-on-pay vote will occur at the 2024 Annual Meeting of Stockholders.

You may vote "FOR", "AGAINST," or "ABSTAIN" from voting on this matter. An “ABSTAIN” vote will have the same effect as an “AGAINST” vote for this Proposal Three. Unless marked otherwise, proxies returned to us will be voted “FOR” Proposal Three. If you hold your shares through a broker, bank or other nominee holder of record you must instruct your broker, banker or other nominee how to vote your shares so that your vote can count for this Proposal Three.
OUR BOARD RECOMMENDS THAT YOU VOTE "FOR" THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

PROPOSAL FOUR
ADVISORY VOTE TO APPROVE FREQUENCY OF STOCKHOLDERS' ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

We are required by Section 14A of the Exchange Act to conduct a non-binding, advisory vote of our stockholders on the frequency with which we will seek the non-binding stockholders’ advisory vote on named executive officer compensation (commonly referred to as “say-on-pay”), similar to Proposal Three. We currently hold the say-on-pay vote every year and are required to hold the say-on-pay vote at least once every three years. Accordingly, stockholders may vote that this advisory vote on executive compensation be held in the future as follows:

▪ One year
▪ Two years
▪ Three years

Stockholders may also abstain from voting on this proposal. In considering your vote, you may wish to review the information presented in connection with Proposal Three in this proxy statement, as well as the “Compensation Discussion and Analysis” and “Compensation Tables” sections of this proxy statement, which provide a more detailed discussion of our executive compensation programs and policies.

Our stockholders voted on a similar proposal in 2017, with the majority voting to hold the say-on-pay vote every year. Our Board continues to believe that holding a say-on-pay vote every year is most appropriate for Align so that our stockholders may express their views on our executive compensation program annually and recommends that you vote to hold such advisory vote in the future every year.

Because this proposal is advisory, it will not be binding and the Board and its Nominating Committee may determine to hold a “say-on-pay” vote more or less frequently than the option selected by our stockholders. However, the Board values our stockholders’ opinions and the Board will consider the outcome of the vote when considering the frequency of future advisory votes on named executive compensation.

OUR BOARD RECOMMENDS THAT YOU VOTE “ONE YEAR" ON THE FREQUENCY OF FUTURE STOCKHOLDERS' ADVISORY VOTES ON OUR NAMED EXECUTIVE OFFICER COMPENSATION.

PROPOSAL FIVE
APPROVAL OF AN AMENDMENT TO
THE ALIGN TECHNOLOGY, INC. 2005 INCENTIVE PLAN

Our 2005 Incentive Plan, as amended and restated (the “Incentive Plan”), which was most recently amended and restated and approved by stockholders at our 2016 Annual Meeting of Stockholders, allows Align to grant stock options, restricted stock, restricted stock units, performance shares, performance units, stock appreciation rights and other stock-based and cash incentives to employees and service providers of Align and its affiliates and to members of our Board. On March 23, 2023, our Board approved an amendment of the Incentive Plan (the “Amendment”) to (i) increase the number of shares authorized for issuance under the Incentive Plan by 2 million, from 30,168,895 to 32,168,895 shares, (ii) extend the term of the Incentive Plan from May 2026 to May 2033, (iii) add a restriction that dividends or other distributions will not be paid before and unless the shares underlying an equity award have vested, and (iv) remove certain provisions and limitations related to the "qualified performance-based compensation" exemption from the $1 million deduction limitation under Section 162(m), which was eliminated by the Tax Cuts and Jobs Act of 2017, with such Amendment subject to stockholder approval.

The Incentive Plan has not been materially amended with respect to any other terms or provisions. To the extent stockholders do not approve this Proposal Five, the Incentive Plan will continue as if the Amendment did not apply and was not adopted by the Board.

REASONS WHY YOU SHOULD VOTE TO APPROVE THE AMENDMENT

Long-Term Stock Ownership is a Key Component of our Compensation Objective

Our overall compensation objective is to compensate our employees generally, including our executives and non- employee directors in a manner that attracts and retains the caliber of individuals needed to manage, staff and supervise our business in a competitive industry. Our employees are our most valuable asset, many with skills and experiences highly sought after by technology companies against whom we compete for talent. Accordingly, it is imperative to our future success that we provide our employees with compensation packages that are not only competitive but also that reward personal performance, help meet our retention needs and incentivize them to manage our business as owners, thereby aligning their interests with those of our stockholders.

To achieve these objectives, we historically have provided a significant portion of our key employees’ total compensation in the form of equity awards through our equity incentive programs, the value of which depends on our stock performance. Our goal is for equity awards to continue to represent a significant portion of our employees’ total compensation. We believe this approach helps to encourage long-term focus and commitment from our employees and provides Align with an important retention tool for key employees, as awards generally are subject to vesting over an extended period of time subject to continued service with us. In addition, we believe we need to continue to use equity awards to help attract, retain and motivate employees and other service providers to continue to grow our business and ultimately increase stockholder value as we compete for a limited pool of talented people and hiring and retaining such talent.

Reserving Shares Available for Granting Equity Awards is Important for Meeting our Future Compensation Needs

A significant portion of the compensation for our executive officers is in the form of equity compensation. In addition, approximately 4,776 of our regular, full-time employees hold outstanding equity awards as of March 1, 2023. We expect to exhaust the existing share reserve of the Incentive Plan as early as 2025 and believe it is prudent to replenish the share reserve at this time. Without the additional shares, we would need to make changes to our long-term incentive program in order to conserve the remaining share reserve, which would impact the mix of compensation elements used. See “Executive Compensation - Compensation Discussion and Analysis.” In order to enable us to continue offering meaningful equity-based incentives, the Board believes it is both necessary and appropriate to increase the number of shares available for these purposes. If the Amendment is approved, we expect that the share reserve increase will allow us to continue to grant stock-based compensation at levels we deem appropriate for approximately the next 5 years, and that we will not have to restructure our existing compensation programs for reasons that are not directly related to the achievement of our business objectives. To remain competitive without stock-based compensation arrangements, it will likely be necessary to replace components of compensation previously awarded in equity with cash. We do not believe increasing cash compensation to make up for any shortfall in equity compensation would be practical or advisable, because we believe that a combination of equity awards and cash compensation provide a more effective compensation strategy than cash alone for attracting, retaining and motivating our employees long-term and aligning employees’ and stockholders’ interests. In addition, any significant increase in cash compensation in lieu of equity awards could substantially increase our operating expenses and reduce our cash flow from operations, which could adversely affect our business results and could adversely affect our business strategy, including using cash flow for research and development of innovative new products, and improvements in the quality and performance of existing products.

We Manage Our Equity Incentive Program and Stockholder Dilution Carefully

We manage our long-term stockholder dilution by limiting the number of equity awards granted for each of our fiscal years and granting what we believe to be the appropriate number of equity awards needed to attract, reward and retain employees. In doing so, we are also mindful of the potential dilution of stockholder value.

We last requested approval of our stockholders for additional shares under our Incentive Plan in 2016. At that time, we requested and received stockholder approval to increase the number of shares authorized under the Incentive Plan by 4,500,000 shares. In the subsequent seven years, we have repurchased 7.2 million shares and our total issued and outstanding shares has decreased from 80,175,139 shares on March 31, 2016 to 76,738,628 shares on March 1, 2023.

Overhang

As of March 1, 2023, there were 793,787 unvested RSUs, 4,728 unvested Performance Share Units ("PSUs") and 400,620 unvested MSUs (assuming maximum levels of achievement) outstanding under the Incentive Plan. Accordingly, the approximately 1,199,135 shares subject to currently outstanding awards (commonly referred to as the “overhang”) represent approximately 1.6% of our outstanding shares of common stock. Subject to approval by our stockholders, the overhang resulting from the number of shares requested under the Amendment will be approximately 8.3% (which includes currently outstanding stock awards, plus shares available for grant under our current available pool and the proposed pool).

Under the heading “Equity Compensation Plan Information” as required by Securities and Exchange Commission rules, we provide information about shares of our common stock that may be issued under our equity compensation plans as of December 31, 2022. To facilitate the approval of this Amendment, set forth below is certain additional information. As of March 1, 2023:

a.76,738,628 shares of our common stock were outstanding.
b.The market value of one share of our common stock was $308.53.
c.The number of shares remaining available for future grants, under the Incentive Plan was 3,191,161. The proposed Amendment would increase the number of available shares for future grants under the Incentive Plan to 5,191,161.

Historical Burn Rate

We look at the rate at which we grant awards under our equity incentive programs (also known as our “burn rate”) by measuring the number of shares subject to equity awards granted in a fiscal year divided by the weighted average equivalent of shares of common stock outstanding for that fiscal year. Our 3-year average adjusted burn-rate for the Incentive Plan is 1.0%.

Anticipated Forfeitures

We currently forecast granting awards covering approximately 4,400,000 shares over the next 3 year period (calculated using a fungible ratio of 1.9 for full value awards in accordance with the terms of the Incentive Plan), which is equal to 5.7% of our common shares outstanding as of March 1, 2023. We also anticipate cancellation or forfeitures of RSUs and MSUs covering approximately 500,000 shares over this period (calculated using a fungible ratio of 1.9), based on our historic rates. If our expectation for cancellations is accurate, our net grants (grants less cancellations) over the next 3 year period would cover approximately 3,900,000 shares (calculated using a fungible ratio of 1.9), or approximately 5.1% of our common stock outstanding as of March 1, 2023.

SUMMARY OF THE INCENTIVE PLAN

The following is a summary of the material features of the Incentive Plan (as amended by the Amendment) and its operation. This summary is qualified in its entirety by reference to the Incentive Plan itself. A copy of the amended and restated Incentive Plan that includes the Amendment is attached to this Proxy Statement as Appendix B.

Purpose

The purposes of the Incentive Plan are to attract and retain the best available personnel for positions of substantial responsibility, to provide incentives to individuals who perform services to Align and to promote the success of Align’s business.

Administration

The Incentive Plan is administered by the Board or a committee designated by the Board (in either case, the “Plan Administrator”). To make grants to certain officers and key employees of Align intended to be an exempt transaction under Rule 16b-3 of the Securities Exchange Act of 1934, as amended (“Rule 16b-3”), the members of the committee must qualify as “non-employee directors” under Rule 16b-3.

Subject to the terms of the Incentive Plan, the Plan Administrator has the authority to determine the fair market value of our common stock; to select the employees, consultants, and directors who will receive award; to determine the number of shares covered by each award; to approve forms of award agreements for use under the Incentive Plan; to determine the terms and conditions of awards; to modify or amend each award (subject to the restrictions of the Incentive Plan), including to accelerate vesting or waive forfeiture restrictions; to interpret the provisions of the Incentive Plan and outstanding awards; to prescribe, amend and rescind rules and regulations relating to the Incentive Plan; to allow a participant to defer the receipt of the payment of cash or the delivery of shares that would otherwise be due to such participant under an award pursuant to such procedures as the Plan Administrator may determine; and to make all other determinations deemed necessary or advisable for administering the Incentive Plan. The Plan Administrator’s decisions, determinations, and interpretations will be final and binding on all participants and any other holders of awards and will be given the maximum deference permitted by applicable laws.

Eligibility

The Incentive Plan provides that nonstatutory stock options, restricted stock, RSUs, performance shares, performance units, and stock appreciation rights (“SARs”) may be granted to employees (including officers) and consultants of Align and its affiliates and to members of the Board. Incentive stock options may be granted only to employees of Align or its parent or subsidiaries. The Plan Administrator will determine which eligible persons will be granted awards. In addition, the Plan Administrator may grant other incentives payable in cash or shares under the Incentive Plan as determined by the Plan Administrator to be in the best interests of Align and subject to any terms and conditions the Plan Administrator deems advisable. As of March 1, 2023, approximately 8,120 of our employees or our affiliates and 9 non-employee members of our Board were eligible to participate in the Incentive Plan.

Shares Available under the Incentive Plan

A maximum aggregate of 32,168,895 shares will be reserved for issuance under the Incentive Plan.

Each share subject to an option or SAR will be counted as one share for purposes of determining the available number of shares for issuance under the Incentive Plan. Each share subject to an award of restricted stock, RSUs or performance shares or units with a per share or unit purchase price lower than the fair market value of a share on the date of grant will be counted as 1.9 shares (or for any such award granted before May 16, 2013, as 1.5 shares) for purposes of determining the available number of shares for issuance under the Incentive Plan. To the extent a share that was subject to an award that counted as 1.5 shares or 1.9 shares against the shares reserved under the Incentive Plan is recycled back into the Incentive Plan (as described below), the Incentive Plan will be credited with 1.5 shares or 1.9 shares, respectively. Shares may be authorized, but unissued, or reacquired shares of our common stock. As of March 1, 2023, the closing price of our common stock on NASDAQ was $308.53 per share.

If an award expires or becomes unexercisable without having been exercised in full or, with respect to RSUs, performance shares or units, is terminated due to failure to vest, the unpurchased shares (or for awards other than options or SARs, the unissued shares) which were subject thereto will become available for future grant or sale under the Incentive Plan (unless the Incentive Plan has terminated). Upon the exercise of a SAR settled in shares, the gross number of shares covered by the portion of the award so exercised will cease to be available under the Incentive Plan. Shares that have actually been issued under the Incentive Plan under any award will not be returned to the Incentive Plan and will not become available for future distribution under the Incentive Plan, except if shares issued pursuant to restricted stock, RSUs, performance shares or performance units are repurchased by Align or are forfeited to Align due to failure to vest, such shares will become available for future grant under the Incentive Plan. Shares used to pay the exercise or purchase price of an award and/or to satisfy the tax withholding obligations related to an award will not become available for future grant or sale under the Incentive Plan. To the extent an award under the Incentive Plan is paid out in cash rather than shares, such cash payment will not result in reducing the number of shares available for issuance under the Incentive Plan.

Limitations

Prohibition on Repricing and Exchange Programs. The Incentive Plan prohibits any program providing participants the opportunity to transfer outstanding awards to a financial institution or other person or entity selected by the Administrator, exchange awards for awards of the same type, awards of a different type, and/or cash, or have the exercise price of awards repriced (i.e., increased or reduced).

No Dividends With Respect to Unvested Awards. Dividends or other distributions payable with respect to shares subject to equity awards will not be paid before and unless the underlying shares vest. No dividends or other distributions will be paid with respect to shares that are subject to unexercised options or stock appreciation rights.

Minimum Vesting Requirements for Awards. In general, awards will vest in full no earlier than the 1-year anniversary of the grant date. The Incentive Plan provides certain limited exceptions to this limitation.

Grant Limits. No non-employee director may be granted in any fiscal year awards (other than any awards granted to such director while they were a consultant or employee of Align or its affiliates) exceeding the lesser of (i) awards covering 100,000 shares or (ii) awards with a grant date fair value of greater than $1,000,000.

In any fiscal year, a participant will not receive a cash award described in the “Other Cash or Stock Awards” section below in excess of $5,000,000.

Options

The exercise price of options granted under the Incentive Plan is determined by the Plan Administrator and must not be less than 100% of the fair market value of Align’s common stock on the date of grant (except as permitted under Section 424(a) of the Internal Revenue Code). Options granted under the Incentive Plan expire as determined by the Plan Administrator, but in no event later than 7 years from date of grant. However, incentive stock options granted to stockholders owning more than 10% of the voting stock of Align must have an exercise price per share no less than 110% of the fair market value of a share on the date of grant and the term of such option must be no more than 5 years from the date of grant. The fair market value of Align’s common stock generally is determined by reference to the price of Align’s common stock on the determination date.

Options become exercisable at such times and under such conditions as are determined by the Plan Administrator and as are set forth in the individual award agreements. An option is exercised by giving notice to Align specifying the number of full shares to be purchased and tendering payment of the purchase price together with any applicable tax withholdings. The method of payment of the exercise price for the shares purchased upon exercise of an option will be determined by the Plan Administrator. Each option grant is evidenced by an agreement that specifies the exercise price, the term of the option, the forms of consideration for exercise, and such other terms and conditions as the Plan Administrator, in its sole discretion, will determine.

The Incentive Plan gives the Plan Administrator the authority to vary the terms of the individual award agreements, including exercisability of the award following termination of service with Align. In the absence of a period specified in the award agreement, generally if a participant ceases to be an employee, director or consultant for any reason other than disability, death or misconduct, then the participant will have the right to exercise their outstanding award for 3 months (or 12 months if termination is due to death or disability) after the date of termination, but only to the extent the option is vested on the date of termination. In no event will an option be exercisable beyond its term.

There are no unexercised stock options outstanding under the Incentive Plan. We last issued stock options under the Incentive Plan in 2011 and do not have plans to grant stock options in the future.

Stock Appreciation Rights

A SAR gives a participant the right to receive the appreciation in the fair market value of Align common stock between the date of grant of the SAR and the date of its exercise. The Plan Administrator, subject to the provisions of the Incentive Plan, will have complete discretion to determine the terms and conditions of SARs granted under the Incentive Plan. However, no SAR may have (i) a term of more than 7 years from the date of grant or (ii) an exercise price below 100% of the fair market value of Align’s common stock on the grant date (except as permitted under Section 424(a) of the Internal Revenue Code).

Upon exercise of a SAR, the holder of the SAR will be entitled to receive payment from us in an amount determined by multiplying (i) the difference between the fair market value of a share on the date of exercise over the exercise price by (ii) the number of shares with respect to which the SAR is exercised. At the discretion of the Plan Administrator, such payment may be in cash, shares or a combination of both. Each SAR grant will be evidenced by an award agreement that specifies the exercise price, the term of the SAR, the conditions of exercise, and such other terms and conditions as the Plan Administrator will determine. The terms and conditions relating to the period of exercise following termination of service with respect to options described above also apply to SARs. There are no SARs outstanding under the Incentive Plan, and we do not have plans to award SARs in the future.

Restricted Stock

Awards of restricted stock are rights to acquire or purchase shares, which vest in accordance with the terms and conditions established by the Plan Administrator in its sole discretion. Shares of restricted stock may not be transferred by the participant until vested. Unless otherwise provided by the Plan Administrator, a participant will forfeit any shares of restricted stock as to which the restrictions have not lapsed prior to the participant’s termination of service. Participants holding shares of restricted stock will have the right to vote the shares. The Plan Administrator may, in its sole discretion, reduce or waive any restrictions and may accelerate the time at which any restrictions will lapse or be removed. Each restricted stock award will be evidenced by an award agreement that specifies the period of restriction, the number of shares granted, and such other terms and conditions as the Plan Administrator will determine. There are no awards of restricted stock outstanding and we do not have plans to issued restricted stock in the future.

Restricted Stock Units. The Plan Administrator may grant RSUs, which represent a right to receive shares at a future date as set forth in the participant’s award agreement. Each RSU granted under the Incentive Plan will be evidenced by an award agreement that specifies the number of shares subject to the award and such other terms and conditions as the Plan Administrator will determine. RSUs will result in a payment to a participant only if the performance goals or other vesting criteria the Plan Administrator may establish are achieved or the awards otherwise vest. Earned RSUs will be paid, in the sole discretion of the Plan Administrator, in the form of cash, shares, or a combination of both. The Plan Administrator may establish vesting criteria in its discretion, which may be based on company-wide, divisional, business unit or individual goals, applicable federal or state securities laws, or any other basis. The extent to which the vesting criteria are met will determine the number of RSUs to be paid out to the participant.

After the grant of a RSU award, the Plan Administrator, in its sole discretion, may reduce or waive any vesting criteria that must be met to receive a payout and may accelerate the time at which any restrictions will lapse or be removed. A participant will forfeit any unearned RSUs as of the date set forth in the award agreement.

Performance Units and Performance Shares

Performance units and performance shares also may be granted under the Incentive Plan. Each award of performance shares or units granted under the Incentive Plan will be evidenced by an award agreement that specifies the performance period and other terms and conditions of the award as the Plan Administrator will determine. Performance units and performance shares will result in a payment to a participant only if the performance goals or other vesting criteria the Plan Administrator may establish are achieved or the awards otherwise vest. Earned performance units and performance shares will be paid, in the sole discretion of the Plan Administrator, in the form of cash, shares, or a combination of both. The Plan Administrator may establish performance objectives in its discretion, which may be based on company-wide, divisional, business unit or individual goals, applicable federal or state securities laws, or any other basis. The extent to which the vesting criteria are met will determine the number and/or the value of performance units and performance shares to be paid out to the participant.

After the grant of a performance unit or performance share, the Plan Administrator, in its sole discretion, may reduce or waive any performance objectives or other vesting provisions for such performance units or shares and accelerate the time at which any restrictions will lapse or be removed. Performance units will have an initial value established by the Plan Administrator on or before the date of grant. Performance shares will have an initial value equal to the fair market value of a share on the grant date. A participant will forfeit any performance shares or units that are unearned or unvested as of the date set forth in the award agreement.

Other Cash or Stock Awards

In addition to the awards described above, the Plan Administrator may grant other incentives payable in cash or shares under the Incentive Plan as it determines to be in the best interests of Align and subject to such other terms and conditions as it deems appropriate.

Non-Transferability of Awards

Awards granted under the Incentive Plan generally are not transferable, other than by will or by the laws of descent or distribution, and all rights with respect to an award granted to a participant generally will be available during a participant’s lifetime only to the participant.

Misconduct

If a participant terminates service with Align as a result of their misconduct (as defined in the Incentive Plan) or the participant engages in misconduct while holding an outstanding award, then all awards granted under the Incentive Plan that the participant holds will terminate immediately and the participant will have no further rights with respect to those awards.

Adjustments

In the event of any dividend or other distribution (whether in the form of cash, shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, exchange of shares or other securities of Align, or other change in the corporate structure affecting Align’s common stock, the Plan Administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be available under the Incentive Plan, will adjust the number and class of shares of our common stock that may be delivered under the Incentive Plan and/or the number, class and price of shares of our common stock subject to each outstanding award, and the numerical limits in the Incentive Plan.

Dissolution or Liquidation

In the event of Align’s proposed dissolution or liquidation, the Plan Administrator will notify each participant as soon as practicable prior to the effective date of such proposed transaction. An award will terminate immediately prior to consummation of such proposed action to the extent the award has not been previously exercised.

Change in Control

In the event of our merger or change in control (as defined in the Incentive Plan), each outstanding award will be treated as the Plan Administrator determines, including, without limitation, that each award be assumed or substituted for by the successor corporation (or a parent or subsidiary of the successor corporation). If the successor corporation does not assume or substitute for the award, options and SARs will become fully vested and exercisable, all restrictions on restricted stock, RSUs and performance shares and units will lapse, and with respect to awards with performance-based vesting, all performance goals or other vesting criteria generally will be deemed achieved at 100% of target levels and all other terms and conditions met, unless specifically provided otherwise by the Plan Administrator or under the applicable award agreement or other written agreement authorized by the Plan Administrator. In such event, unless specifically provided otherwise by the Plan Administrator or under the applicable award agreement or other written agreement authorized by the Plan Administrator, the Plan Administrator will notify participants holding options and/or SARs that the award is fully vested and exercisable for a period of time as the Plan Administrator may determine and that the award will terminate upon expiration of such period. With respect to awards granted to non-employee directors that are assumed or substituted for, if on the date of or following such assumption or substitution such director is terminated in their capacity as a director other than upon their voluntary resignation, then they will fully vest in and have the right to exercise options and/or SARs as to all of the shares subject to such awards, all restrictions on restricted stock, RSUs and performance shares and units will lapse, and with respect to awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at 100% of target levels and all other terms and conditions met, unless specifically provided otherwise by the Plan Administrator or under the applicable award agreement or other written agreement authorized by the Plan Administrator. The Plan Administrator will not be required to treat all awards similarly in the transaction.

Forfeiture Events

All awards granted under the Incentive Plan may be subject to reduction, cancellation, forfeiture, or recoupment rights in favor of Align under any clawback policy we may implement. In addition, the Plan Administrator may provide in an award agreement that the participant’s rights, payments, and benefits with respect to such award shall be subject to reduction, cancellation, forfeiture, or recoupment upon the occurrence of specified events.

Amendment and Termination of the Incentive Plan

The Plan Administrator will have the authority to amend, suspend or terminate the Incentive Plan at any time, except stockholder approval will be required for any amendment to the Incentive Plan to the extent required by any applicable laws. Any amendment, suspension or termination will not, without the written consent of the participant, impair any rights of any participant under any award previously granted. The Incentive Plan will terminate on the 10‑year anniversary of the Annual Meeting, unless the Plan Administrator terminates it earlier pursuant to the terms of the Incentive Plan.

SUMMARY OF U.S. FEDERAL INCOME TAX INFORMATION

The following paragraphs are intended as a summary of the U.S. federal income tax consequences to U.S. taxpayers and Align of equity awards granted under the Incentive Plan as of the date of this filing. The summary is based on existing U.S. laws and regulations, and there can be no assurance that those laws and regulations will not change in the future. The summary does not purport to be complete and does not discuss the tax consequences upon a participant’s death, or the provisions of the tax laws of any municipality, state or foreign country in which the participant may reside. As a result, tax consequences for any particular participant may vary based on his or her individual circumstances.

Nonstatutory Stock Options

No taxable income is recognized upon the grant of a nonstatutory stock option with a per share exercise price at least equal to the fair market value of a share of the underlying stock on the date of grant. Upon exercise, the participant will recognize ordinary income in an amount equal to the excess of the fair market value (on the exercise date) of the shares purchased over the exercise price of the option. Any additional gain or loss recognized upon any later disposition of the shares would be capital gain or loss.

Incentive Stock Options

No taxable income is recognized when an incentive stock option is granted or exercised (except for purposes of the alternative minimum tax, in which case, the spread upon exercise will be an alternative minimum tax adjustment item). If the participant exercises the option and then later sells or otherwise disposes of the shares more than 2 years after the grant date and more than 1 year after the exercise date, the difference between the sale price and the exercise price will be taxed as long-term capital gain or loss. If the participant exercises the option and then later sells or otherwise disposes of the shares before the end of the 2-year or 1-year holding periods described above, he or she generally will recognize ordinary income at the time of the sale equal to the fair market value of the shares on the exercise date minus the exercise price of the option and any additional gain or loss will be capital gain or loss.

Stock Appreciation Rights

No taxable income is recognized upon the grant of a stock appreciation right with a per share exercise price equal to the fair market value of a share of the underlying stock on the date of grant. Upon exercise, the participant will recognize ordinary income in an amount equal to the amount of cash and the fair market value of any shares received. Any additional gain or loss recognized upon any later disposition of the shares would be capital gain or loss.

Restricted Stock, Restricted Stock Units, Performance Units and Performance Shares

A participant generally will not recognize taxable income at the time an award of restricted stock, restricted stock units, performance shares or performance units are granted. Instead, he or she will recognize ordinary income in the first taxable year in which the shares underlying the award vests (that is, becomes either (i) transferable or (ii) no longer subject to a substantial risk of forfeiture). However, the recipient of a restricted stock award may elect to recognize income at the time he or she receives shares under the award in an amount equal to the then-current fair market value of the shares less any amount paid for the shares.

Cash Payments

A participant will recognize ordinary income upon receipt of a cash payment pursuant to any award in an amount equal to the cash received.

Tax Effects for Align

Align generally will be entitled to a tax deduction in connection with an award under the Incentive Plan in an amount equal to the ordinary income recognized by a participant and at the time the participant recognizes such income (for example, the exercise of a nonstatutory stock option). Pursuant to Section 162(m) of the Internal Revenue Code for federal income tax purposes, a publicly traded corporation is not permitted to deduct compensation in excess of $1 million paid in any taxable year to its covered employees for that taxable year, who consist of its CEO, CFO, up to three other members of executive management who are among the corporation’s five most highly compensated executive officers for that taxable year, and any individual who was a covered employee for any preceding taxable year beginning after December 31, 2016.

Section 409A

Section 409A of the Internal Revenue Code (“Section 409A”) sets forth requirements with respect to how an individual may elect to defer compensation and select the timing and form of distribution of the deferred compensation. Section 409A also generally provides that distributions must be made on or following the occurrence of certain events (e.g., the individual’s separation from service, a predetermined date, or the individual’s death). Section 409A imposes restrictions on an individual’s ability to change his or her distribution timing or form after the compensation has been deferred.

Awards granted under the Incentive Plan with a deferral feature will be subject to the requirements of Section 409A. If an award is subject to and fails to satisfy the requirements of Section 409A, the recipient may recognize ordinary income on the amounts deferred under the award, to the extent vested, which may be prior to when the compensation is actually or constructively received. Also, if an award that is subject to Section 409A fails to comply with Section 409A’s provisions, Section 409A imposes an additional 20% federal income tax on compensation recognized as ordinary income, as well as interest on such deferred compensation. In addition, certain states such as California have adopted similar provisions.

THE FOREGOING IS ONLY A SUMMARY OF THE EFFECTS OF FEDERAL INCOME TAXATION LAWS UPON THE PARTICIPANT AND ALIGN WITH RESPECT TO AWARDS GRANTED UNDER THE INCENTIVE PLAN AND DOES NOT PURPORT TO BE COMPLETE, AND REFERENCE SHOULD BE MADE TO THE APPLICABLE PROVISIONS OF THE INTERNAL REVENUE CODE. IN ADDITION, THIS SUMMARY DOES NOT DISCUSS THE IMPACT OF EMPLOYMENT OR OTHER TAX REQUIREMENTS, THE TAX CONSEQUENCES OF A PARTICIPANT’S DEATH OR THE PROVISIONS OF THE INCOME TAX LAWS OF ANY MUNICIPALITY, STATE OR FOREIGN COUNTRY IN WHICH THE EMPLOYEE OR CONSULTANT MAY RESIDE.

PLAN BENEFITS

The number of awards (if any) that an employee, consultant, or director may receive under the Incentive Plan is in the discretion of the Plan Administrator and therefore cannot be determined in advance. Our executive officers and non-employee members of the Board have an interest in this proposal because they are eligible to receive awards under the Incentive Plan. The following table sets forth (i) the aggregate number of shares of our common stock subject to RSUs, PSUs, and MSUs (in the case of performance-based awards, at target levels) granted under the Incentive Plan to our NEOs and the below-listed groups during the last fiscal year (no other types of awards were granted to such individuals during the last fiscal year) and (ii) the dollar value of such RSUs, PSUs, and MSUs based on their aggregate grant date fair value determined pursuant to FASB ASC Topic 718.

Name of Individual or Group	Number of RSUs, PSUs, and MSUs (1)	Dollar Value of RSUs, PSUs, and MSUs (2)
Joseph M. Hogan President and CEO	22,381	$17,375,927
John F. Morici CFO and Executive Vice President, Global Finance	4,671	$3,626,393
Emory Wright Executive Vice President, Global Operations	3,697	$2,870,354
Julie Coletti Executive Vice President, Chief Legal and Regulatory Officer	3,502	$2,718,963
Stuart Hockridge Executive Vice President, Global Human Resources	2,724	$2,114,814
All executive officers, as a group	36,975	$28,706,451
All directors who are not executive officers, as a group	10,398	$2,798,206
All employees who are not executive officers, as a group	246,880	$123,876,240
(1) In the case of performance-based awards, the number of shares reflects the target number.
(2) Reflects the aggregate grant date fair value of the equity awards computed in accordance with FASB ASC Topic 718.

VOTE REQUIRED AND BOARD RECOMMENDATION

The affirmative vote of a majority of the holders of the then-outstanding shares of our common stock present in person or represented by proxy and entitled to vote at the Annual Meeting is required to approve the Amendment to the Align Technology, Inc. 2005 Incentive Plan, as amended and restated. Unless marked to the contrary, proxies received will be voted “FOR” approval of the Amendment and its material terms.

The Board believes it is in the best interests of Align that stockholders approve the Amendment.

OUR BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THIS PROPOSAL FIVE AND RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE AMENDMENT TO THE ALIGN TECHNOLOGY, INC. 2005 INCENTIVE PLAN, AS AMENDED AND RESTATED.

Equity Compensation Plan Information

The following table provides information as of December 31, 2022, about our common stock that may be issued upon the awards granted to employees, consultants or members of our Board of Directors under all existing equity compensation plans, including the Incentive Plan and the Employee Stock Purchase Plan (“ESPP”), each as amended, and certain individual arrangements.

Plan Category	Number of securities to be issued upon exercise of outstanding options and restricted stock units (a)		Weighted average exercise price of outstanding options (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	637,834	[1]	$—	5,869,570	[2,3]
Equity compensation plans not approved by security holders	—		—	—
Total	637,834		$—	5,869,570

1    Includes 489,038 RSUs, 144,068 MSUs at target and 4,728 PSUs which have an exercise price of zero.
2    Includes 2,108,898 shares available for issuance under our ESPP. We are unable to ascertain with specificity the number of securities to be issued upon exercise of outstanding rights or the weighted average exercise price of outstanding rights under the ESPP.
3    Includes additional 410,594 of potentially issuable MSUs if performance targets are achieved at maximum payout.

PROPOSAL SIX
RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee of our Board has selected PricewaterhouseCoopers LLP ("PwC"), independent registered public accountants, to audit our financial statements for the year ending December 31, 2023. In making its recommendation to appoint PwC, our Audit Committee considered whether the provision of the non-audit services rendered by PwC is compatible with maintaining the firm's independence.

Representatives of PwC are expected to be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Although stockholder ratification of the selection of PwC as our independent registered public accountants is not required by our Bylaws or any other applicable law, our Audit Committee is submitting the selection of PwC to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, our Audit Committee and Board will reconsider whether or not to retain PwC. Even if the selection is ratified, our Audit Committee, at its discretion, may direct the appointment of a different firm to act as our independent registered public accountants at any time during the year if it determines that such a change would be in our best interests and in the best interests of our stockholders.

Ratification of the selection of PwC requires that the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting vote "FOR" this Proposal Six. An "ABSTAIN" vote will have the same effect as an "AGAINST" vote in this Proposal Six. Unless marked otherwise, proxies returned to us will be voted "FOR" Proposal Six. Discretionary votes by brokers, banks and related agents on this routine proposal will be counted towards the quorum requirement and will affect the outcome of the vote.

OUR BOARD RECOMMENDS THAT YOU VOTE "FOR" THE RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT
REGISTERED PUBLIC ACCOUNTANTS FOR THE YEAR ENDING DECEMBER 31, 2023

FEES TO PRICEWATERHOUSECOOPERS LLP FOR 2022 and 2021
The following table presents fees for professional services rendered by PwC for the audit of our annual financial statements for 2022 and 2021 and fees billed for audit-related services and tax services rendered by PwC for 2022 and 2021:

	2022	2021
Audit fees (1)	$4,852,531	$4,194,482
Audit-related fees (2)	—	—
Tax fees (3)	1,966,050	1,530,564
All other fees (4)	27,260	43,255
Total fees	$6,845,841	$5,768,301

(1)Audit fees — These are fees for professional services performed for the annual audit of our financial statements and review of financial statements included in our quarterly filings, and services that are normally provided in connection with statutory and regulatory filings or engagements, and attest services, except those not required by statute or regulation. This category also includes advice on accounting matters that arose during, or as a result of, the audit or the review of interim financial statements.
(2)Audit-related fees — These are fees related to assurance and related services.
(3)Tax fees — These are fees for professional services performed with respect to tax compliance, tax advice and tax planning.
(4)All other fees — These consist of all other fees billed to us for professional services performed and not reported under "Audit fees," "Audit-related fees" and "Tax fees."

AUDIT COMMITTEE'S POLICY OF PRE-APPROVAL OF AUDIT AND PERMISSIBLE NON-AUDIT SERVICES

Our Audit Committee's policy is to pre-approve all audit and permissible non-audit services provided by the independent registered public accountants subject to limited discretionary authority granted to our Chief Financial Officer. These services may include audit services, audit-related services, tax services and other services. Pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent registered public accountants and management are required to periodically report to our Audit Committee regarding the extent of services provided by the independent registered public accountants in accordance with this pre-approval and the fees for the services performed to date. All PwC services in 2022 and 2021 were pre-approved by our Audit Committee.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD

The following is the report of the Audit Committee of the Board of Directors ("Audit Committee") with respect to Align's audited financial statements for the year ended December 31, 2022, which include our consolidated balance sheets as of December 31, 2022 and 2021, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years ended December 31, 2022, 2021 and 2020 and the notes thereto.

The Audit Committee is comprised entirely of independent directors who meet the independence requirements of the Listing Rules of the NASDAQ Stock Market and the SEC. In accordance with the written charter adopted by the Board of Directors of Align, the purpose of the Audit Committee is to assist the Board of Directors in its oversight and monitoring of among other things:

•the integrity of Align's financial statements;
•Align's compliance with legal and regulatory requirements;
•the independent registered public accountant's qualifications, independence and performance;
•the adequacy of Align's internal accounting and financial controls; and
•Align's internal audit department.

The full text of the Audit Committee's charter is available on the Investor Relations section of Align's website (www.aligntech.com). The Audit Committee regularly reviews its charter to ensure that it is meeting all relevant audit committee policy requirements of the SEC and the NASDAQ listing standards.

In carrying out its responsibilities, the Audit Committee, among other things, is responsible for:
•providing guidance with respect to Align's relationship with the independent auditors, including having responsibility for their appointment, compensation and retention;
•providing guidance with respect to the selection of the audit firm’s lead engagement partner;
•reviewing the results and audit scope;
•approving audit and non-audit services;
•reviewing and discussing with management the quarterly and annual financial reports;
•overseeing and reviewing Align's enterprise risk, privacy and data security; and
•overseeing management's implementation and maintenance of effective systems of internal controls.

The Audit Committee recognizes the importance of maintaining the independence of Align's independent accountants. Each year, the Audit Committee evaluates the qualifications, performance and independence of Align's independent accountants and determines whether to re-engage the current independent accountants. This included a review of the qualifications of the engagement team, the quality control procedures the firm has established, as well as its reputation for integrity and competence in the fields of accounting and auditing. Based on this evaluation, the Audit Committee has retained PwC as Align's independent accountants for 2023.

The Audit Committee has reviewed and discussed the audited financial statements for the year ended December 31, 2022 with Align’s management and PwC. The Audit Committee has also discussed with PwC the matters required to be discussed by Auditing Standard No. 1301, "Communications with Audit Committees" issued by the Public Company Accounting Oversight Board ("PCAOB").

The Audit Committee also has received and reviewed the written disclosures and the letter from PwC required by applicable requirements of the PCAOB regarding PwC's communications with the Audit Committee concerning independence and has discussed with PwC its independence. The Audit Committee has concluded that the provision by PwC of non-audit related services is compatible with maintaining the independence of PwC as Align's independent accountants.

Based upon the Audit Committee's discussion with management and the independent accountants and the Audit Committee's review of the representations of management and the report of the independent accountants to the Audit Committee, the Audit Committee recommended that the Board of Directors include Align's audited consolidated financial statements in Align's Annual Report on Form 10-K for the year ended December 31, 2022 for filing with the SEC.

Respectfully submitted by:
AUDIT COMMITTEE
Greg J. Santora, Chair
Kevin J. Dallas
Anne M. Myong
Andrea L. Saia
Warren S. Thaler

CORPORATE RESPONSIBILITY

Our purpose is to transform smiles and change lives. More broadly, we are critically aware of the role and impact we have on society as a global corporate citizen and are dedicated to improving the world for our employees, customers, their patients and our suppliers.

Achieving our commitment starts by understanding and addressing the needs of the 21 million patients who begin orthodontic treatment every year and the 500 million who can benefit from treatment of their malocclusions. We are driving the evolution in digital dentistry through enhanced digital orthodontic and restorative workflows to improve patient outcomes and practice efficiencies.

We also understand that as an organization our impact is not limited to the improvement of patient health alone. How we interact with the environment, our employees, customers, patients, suppliers, stockholders and the communities around the globe is fundamental to achieving our purpose and creating value for investors who put their trust in us.

How we evaluate our success is based on four areas of focus: the standards we set for ourselves and how we hold ourselves and those around us accountable to those standards; environmental sustainability; establishing and maintaining a corporate culture that encourages respect, wellness and the growth of our employees; and contributing to the communities in which we live and work.

Accountability and Governance Evaluating the impact we have on our employees, our community, our environment and proactively making improvements to create a positive impact
Our Board and senior management realize that for us to fulfill our mission, we must improve the lives of our employees, customers, suppliers, stockholders and the communities in which we live and work. Conducting our business ethically, transparently and with integrity through open and clear disclosures that foster accountability is the right thing to do and builds trust and credibility required corporate success. In the long run, we want to create an atmosphere that demonstrates our commitment to our employees while generating engagement and loyalty from our employees, strengthen our brand, and ultimately increase value for all of our stakeholders.

Operating with integrity includes focusing on environmental, social and governance ("ESG") matters most closely associated with the impact our operations and products have on our customers, patients and employees, specifically and communities and the world at large, generally. We then tailor our initiatives to align with our strategic growth drivers; allowing us to also meet the demands placed on us by our stockholders and the constituents we serve. To that end, we believe that ESG oversight requires time and attention at the highest levels of our organization, starting with our Board and executive management team.

•Our Nominating Committee oversees our ESG strategy, initiatives, and disclosures and receives regular updates from our CEO or other members of executive management throughout the year.
•We have an ESG Steering Committee comprised of cross-functional members of our Executive Management Committee and other senior leaders to assess regional and global impacts and environmental risks of our operations and the products we produce in the areas of sustainability, climate and human capital management, as well as coordinating our policies, practices and initiatives to meet our corporate goals.
•We amended the charter of the Human Capital Committee to specifically empower it to oversee our diversity, equity and inclusion initiatives and further amended it in 2022 to provide oversight of human capital management.

Sustainability Recognizing resources are finite and should be used wisely with a view to reducing our environmental impact
We are committed to environmental protection and continuous improvement of the environmental impacts of our supply-chain, processes, and services. To help us achieve these commitments, we look to integrate sustainability into our business operations and products in ways that help manage our environmental impact, mitigate risk, reduce costs and increase stockholder value.
•EMS. We have implemented an environmental management system (EMS) at our large manufacturing locations. The system is modeled after the ISO 14001:2015 standard and managed by our Environmental, Health and Safety (EHS) staff.
•Renewable Energy. We have increased investments in onsite photovoltaic systems, with new or enlarged installations at four locations and more scheduled for 2023. We also entered into agreements to procure renewable electricity for large portions of our operations.
•Smart Building. We are bringing operations closer to our customers, which includes production at our new manufacturing facility in Wroclaw, Poland. This site further diversifies our manufacturing operations to mitigate the risk of unexpected operating shutdowns or delays at our facilities in Mexico and China and is also expected to reduce the overall costs and impact of transporting raw materials to our facilities and finished products to our customers. We are also investing in energy-efficient building designs and controls along with adopting Leadership in Energy and Environmental Design (LEED) principles for all new or modified workspaces, which will reduce energy usage, costs and greenhouse gas emissions.
•Water Conservation. We have implemented initiatives to conserve water, including outfitting most of our facilities with low-flow toilets and faucet sensors, recycling water for vegetation and grey water use and installing catch basins to collect and use rainwater for operations at our manufacturing location in Juarez, Mexico. Our Best Management Practices and Policy (BMP) promotes the sharing of innovative sustainability programs and ideas company-wide.
•Waste reduction. We have and are implementing programs to reduce waste from our operations, including:
◦Implementing product design and manufacturing innovations that have reduced the polymer content used in our aligner fabrication process by almost 50% and the amount of resin used in our aligner molding by 33% since 2016.
◦Expanding the use of intraoral scanners such as our iTero scanners to decrease the time required to deliver our products to customers while reducing the need for traditional polyvinyl-siloxane impressions, the mining of the materials used to make those impressions and the costs and environmental impacts of shipping those impressions.
◦Separating water from resin waste prior to resin leaving the manufacturing site as hazardous waste.
◦Powering the operations of a strategic third party incinerator using the majority of our scrap and waste generated by our manufacturing processes, significantly reducing the amount of waste created.
◦Repurposing scrap and waste plastics generated at our manufacturing location in China for reuse in floor tiles.
◦Redesigning our packaging materials to decrease the environmental impact of the materials used in the packaging and shipment of our products.
◦Launching an Invisalign aligner recycling pilot program in the U.S. and Brazil that encourages customers and their patients to return aligners for recycling by TerraCycle®, a global leader in recycling hard-to-recycle materials.
◦Working to eliminate single use plastics in our facilities.
•Responsible Procurement Practices. Our suppliers are essential to all aspects of our business and our supplier relationships are based on trust and shared commitments to ethical and legal conduct. We choose key suppliers that have implemented sustainable business practices to serve our core business processes.
◦We expect our supply partners to follow the highest standards in the industry, such as ISO 14001, and we require our suppliers to adhere to responsible sourcing. We prohibit our suppliers from profiting from the sale of tantalum, tin, tungsten, and gold ("conflict minerals") that funds conflict in the Democratic Republic of the Congo and adjoining countries and require them to source such minerals from socially responsible suppliers.
◦We expect our suppliers to respect human rights and treat others fairly, including complying with labor and employment laws, namely minimum wages, overtime, forced and child labors, not unlawfully confiscating immigration documents, and respecting the rights of individuals to return to their home countries.

Employees Prioritizing our employees' development, wellness and safety, and valuing our employees' differences and perspectives
We believe our success is driven by our openness and willingness to accept those with differing backgrounds, beliefs, perspectives and skills in our workforce. We also strongly believe that the motivation, support, safety and well-being of employees is fundamental to our success. We strengthen our organization by creating and following values that honor our employees:

•Authenticity and Integrity. We are committed to a culture in which we conduct our business ethically, responsibly and transparently and have informed our employees of our expectations through well-designed policies and procedures that start with our Code.
•Listening and Empathizing. We encourage active listening and the development of healthy and respectful relationships in which employees can openly and honestly express their thoughts, opinions, hopes and concerns for the betterment of the organization and all its stakeholders. We value our employees' collective voices and as a result conduct annual and periodic surveys. We leverage survey results and comments to seek ways to make positive changes throughout the organization.
•Developing our Talent. We have confidence in our employees and encourage them to own their careers and development utilizing our learnings and development resources. This helps us attract and retain an engaged and productive workforce.
•Balanced and Fair. We welcome differences as opportunities for learning, overcoming challenges and thinking creatively. We serve customers and patients in over 100 countries, making inclusion and diversity essential for our growth. We are committed to building a workforce of diverse cultural backgrounds and life experiences through fair and balanced policies and practices. A variety of employee resources and standards embody our commitment to inclusion and diversity, including our employee resource groups that focus on the professional development, recruitment and cultural awareness of underrepresented groups.
•Health and Safety. We prioritize the health, safety and well-being of our employees and their families.
◦We have implemented extensive training programs focused on keeping our employees safe while on our premises and while working remotely.
◦We compensate our employees well so they feel financially secure and can in turn contribute to the well-being of their families and the economies and communities in which they live.

For further discussions of our diversity and inclusion initiatives as well as our many employee policies, benefits, achievements and awards please see "Human Capital" under Part I, Item 1 (Business) of our Annual Report on Form 10-K filed with the SEC on February 27, 2023.

Community Contributing to the communities in which we live and work by using our talents and resources to provide the most aid and benefit
Contributing to our communities is important for our culture. Our overall philanthropic philosophy is to support organizations whose visions tie closely to our own - transforming smiles, supporting and educating teens, and advancing technology through research and other partnerships with learning institutions and/or foundations. We also focus on the needs of our communities, employees, customers and their patients, and healthcare workers in general.

Launched in 2020, our Align Foundation provides a structured means to make monetary donations into a donor-advised fund overseen by Fidelity Charitable, with the flexibility to provide smaller monetary donations, processes to donate our products (Invisalign System treatments and iTero scanners), and organized ways to involve our employees in activities that contribute to worthy causes. We and our employees made significant donations of money, materials and effort in 2022:

•In honor of our 25th anniversary, Align donated $250,000 USD to JA Worldwide, one of the world’s largest and most-impactful youth-serving NGOs delivering hands on, immersive learning in work readiness, financial health, entrepreneurship, sustainability, STEM, economics, and more. In addition, we held several volunteer activities with JA which included a STEM summit for high school students at our Innovation Center in San Jose, California. Our support of JA globally and in sites such as San Jose culminated in a nomination for induction into Junior Achievement’s Business Hall of Fame.
•Since 2013, Align has been a proud supporter of Operation Smile, a global medical nonprofit providing hundreds of thousands of free surgeries for people born with cleft lips and cleft palates in low- and middle-income countries. In 2022, Align was the title sponsor of the International Student Leadership Conference (ISLC) held at the University of Miami in July. This weeklong conference with students from all over the world reflects our shared commitment of improving the lives of young people through education and leadership opportunities. To date, we have donated more than $2.5 million USD to Operation Smile, enabling the organization to reduce barriers to care and deliver the highest quality surgical care to tens of thousands of the world’s most vulnerable patients.
•America’s ToothFairy, another organization Align supports, has a mission to ensure underserved children in the United States can access dental care and learn about oral health by supporting nonprofit clinics and community partners. Align has supported America’s ToothFairy for 15 years, providing almost $2 million for the foundation’s operational expenses and children’s oral health programs, and through our title sponsorship of the HERO program, has helped America’s ToothFairy and their partners reach more than 10 million children and caregivers.
•Provided donations to three organizations- $100,000 to Save the Children, $100,000 to the Red Cross, $100,000 to UNICEF for the Children.
•Held our 5th annual Month of Smiles in October 2022, where each of our more than 23,000 employees to make a positive difference through volunteerism, charitable donations, fundraising activities, and intentional acts of goodness. Although the Month of Smiles happens in October, the giving typically continues through the rest of the year and we are continuously amazed with the participation by and impact of our employees.
•Our partnership with Benevity, a corporate purpose platform, continues to transform our workplace, culture, and the communities where we live and work. It is a platform where employees can find ways to make a difference through volunteer activities, donation opportunities, charitable education, and our first ever employee donation 2:1 match program.
•Our Singapore site was an AmCham Cares Distinction Award Recipient in 2021 and 2022 based on its volunteer and fundraising campaigns; and
•Partnered with universities, dental schools, hospitals, and clinics that support education, leadership and diversity among current and future GP doctors and orthodontists. In 2010, Align instituted a Research Award Program to support clinical and scientific dental research in universities across the globe. Since then, our Research Award Program has funded approximately $2.7 million for research devoted to scientific and technological research initiatives that advance patient care and improve quality of life in the fields of orthodontics and dentistry.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
Except as otherwise noted in the footnotes to the following table, the information contained in the table below sets forth the beneficial ownership of our common stock as of March 24, 2023, by:

•each stockholder known by us to own beneficially more than 5% of our common stock;
•each of our NEOs as set forth in the summary compensation table of this proxy statement;
•each of our directors; and
•all of our current directors and executive officers as a group (14 persons).

Beneficial ownership is determined based on the rules of the SEC. The column captioned "Total Shares Beneficially Owned" represents the number of shares of our common stock beneficially owned and the number of shares of our common stock subject to RSUs and MSUs that will vest on or before May 22, 2023. The number of shares subject to RSUs and MSUs that will vest on or before May 22, 2023, is listed separately under the column "Number of Shares Underlying RSUs/MSUs vesting on or before May 22, 2023." The beneficial owners listed below do not hold options in our common stock. The shares noted below are not deemed exercisable or vested for purposes of computing the percentage of shares beneficially owned by any other person. "Percentage of Outstanding Shares Beneficially Owned" is based upon 76,739,012 shares of our common stock outstanding as of March 24, 2023. The address for those individuals for which an address is not otherwise provided is c/o Align Technology, Inc., 410 N. Scottsdale Rd. Suite 1300 Tempe, AZ 85288. Unless otherwise indicated, we believe the stockholders listed below have sole voting or investment power with respect to all shares, subject to applicable community property laws.

Name and Address	Number of Outstanding Shares Beneficially Owned	Number of Shares Underlying RSUs/MSUs vesting on or before May 22, 2023 (1)	Total Shares Beneficially Owned	Percentage of Outstanding Shares Beneficially Owned
The Vanguard Group (2)	8,329,757	—	8,329,757	10.9%
BlackRock, Inc. (3)	5,555,607	—	5,555,607	7.2%
Gordon Gund, family members and affiliated entities (4)	4,412,659	—	4,412,659	5.8%
Joseph M. Hogan (5)	199,651	—	199,651	*
John F. Morici	10,296	—	10,296	*
Emory Wright	16,127	—	16,127	*
Julie Coletti	2,578	—	2,578	*
Stuart Hockridge	7,908	—	7,908	*
Kevin J. Dallas	4,132	1,114	5,246	*
Joseph Lacob	155,880	1,114	156,994	*
C. Raymond Larkin, Jr.	18,889	1,486	20,375	*
George J. Morrow	13,273	1,114	14,387	*
Anne M. Myong	4,794	1,114	5,908	*
Andrea L. Saia	12,282	1,114	13,396	*
Greg J. Santora	10,873	1,114	11,987	*
Susan E. Siegel	5,687	1,114	6,801	*
Warren S. Thaler (6)	77,044	1,114	78,158	*
All current executive officers and directors as a group (14 persons)	539,414	10,398	549,812	*
* Less than 1%

(1)Except as otherwise set forth in the footnotes below, represents shares of common stock that can be acquired upon the vesting and release of restricted stock units on or before May 22, 2023. There are no stock options outstanding that can be exercised to acquire shares of our common stock. This column includes the full amount of RSUs/MSUs that will vest and be released on or before May 22, 2023.
(2)Based on a filing with the SEC on Schedule 13G/A on February 9, 2023 indicating beneficial ownership as of December 31, 2022. Includes shares held by direct and indirect subsidiaries. The mailing address for The Vanguard Group is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.
(3)Based on a filing with the SEC on Schedule 13G/A on January 31, 2023 indicating beneficial ownership as of December 31, 2022. Includes shares held by direct and indirect subsidiaries. The mailing address for BlackRock, Inc. is 55 East 52nd Street, New York, New York 10055.
(4)Based on a filing with the SEC on Schedule 13G/A on February 1, 2023 indicating beneficial ownership as of December 31, 2022. Includes shares held in trust for immediate family members and shares held by immediate family members. The mailing address for Gordon Gund is14 Nassau Street, Princeton, NJ 08542.
(5)Includes 1,500 shares held by a member of the household.
(6)Includes 30,666 shares held by Mr. Thaler and 46,378 shares held by The Thaler Family Trust for the benefit of family members as to which Mr. Thaler disclaims beneficial ownership.

DELINQUENT SECTION 16(a) REPORTS
Section 16(a) of the Securities Exchange Act of 1934 requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC. Executive officers, directors and greater than 10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of the copies of such forms that we have received, or written representations from reporting persons, we believe that during the year ended December 31, 2022, all executive officers, directors and greater than 10% stockholders complied with all applicable filing requirements.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
REVIEW, APPROVE OR RATIFICATION OF TRANSACTIONS WITH RELATED PERSONS
Our Board has adopted a Global Code of Conduct ("Code") that is applicable to all directors, officers and employees of Align, including our principal executive officer, principal financial officer and controller. Under the Code and pursuant to our other policies and procedures, we encourage our directors, officers and employees to avoid actual or potential conflicts of interest, including by discouraging conducting company business with a relative or significant other, or with a business in which an employee, a relative or significant other is associated in any significant role (each a "Related Party"). If, however, such a Related Party transaction is unavoidable, all employees (other than our directors and executive officers) must fully disclose the nature of the relationship and the transaction to their supervisor, and the Chief Legal and Regulatory Officer must approve in advance the Related Party transaction. If, however:
•the person is a director or member of executive management and they desire to enter into a transaction with a Related Party (as defined above); or
•the person is an employee (other than a director or member of executive management) and they desire to enter into a transaction with a Related Party that the Chief Legal and Regulatory Officer has deemed to be material to Align and is reportable under the rules and regulations of the Exchange Act, the nature of the transaction must be fully disclosed to the Audit Committee of the Board and such transaction must be approved by the Audit Committee.

RELATED PARTY TRANSACTION DISCLOSURE

On February 19, 2021, we entered into a sponsorship agreement with the Golden State Warriors, LLC, pursuant to which the Invisalign brand is the Official Smile Partner of the Golden State Warriors of the National Basketball Association, the Santa Cruz Warriors of the NBA G League and the Golden Guardians, an esports affiliate of the Golden State Warriors. The sponsorship includes an omni-channel activation across television, digital media and social media and a jersey partnership with the Golden Guardians and the Santa Cruz Warriors. Joseph Lacob, a member of our Board, is the Governor, Co-Executive Chairman and CEO of Golden State Warriors, LLC. The cost associated with the agreement is in excess of $120,000 per year but is not an amount that is material to us.

The son-in-law of John Morici, our Chief Financial Officer and Executive Vice President, Global Finance, is employed by us as a Territory Manager in our North America Sales organization. In 2022, the aggregate value of the compensation paid to Mr. Morici’s son-in-law was in excess of $120,000, consisting of salary, commission and restricted stock units. In addition, Mr. Morici’s son-in-law received the standard benefits provided to other non-executive Align employees. Although Mr. Morici’s son-in-law was employed by us prior to his marriage to Mr. Morici’s daughter, the related party transaction created by his continued employment by us following his marriage to Mr. Morici’s daughter was not approved in advance of the marriage which was inconsistent with the related party pre-approval requirements of the charter of the Audit Committee of our Board. The Audit Committee of our Board approved this related party transaction in September 2022.

ALIGN TECHNOLOGY, INC.
410 N. Scottsdale Rd. Suite 1300
Tempe, AZ 85288
 _______________________________
PROXY STATEMENT FOR THE
2023 ANNUAL MEETING OF STOCKHOLDERS
__________________________________
GENERAL INFORMATION

Q:    Why am I receiving these materials?

A:    We have made these materials available to you via the Internet or delivered paper copies to you by mail in connection with the solicitation by our Board of Directors of proxies to be voted at our 2023 Annual Meeting of Stockholders ("Annual Meeting"), which will take place online at 10:00 a.m., Mountain Standard Time, on Wednesday, May 17, 2023. As a stockholder, you are invited to participate in the Annual Meeting via live webcast and vote on the items of business described in this proxy statement.

Q:    What is included in these materials?

A:    The proxy materials include:

•this proxy statement; and
•our 2022 Annual Report on Form 10-K for the fiscal year ended December 31, 2022 ("Annual Report").

If you received a paper copy of these materials by mail, the proxy materials also include a proxy card for the Annual Meeting. If you received a notice of the Internet availability of the proxy materials instead of a paper copy of the proxy materials, see "How do I vote?" below.

Q:    What information is contained in these materials?

A:    The information in this proxy statement contains important information regarding our Annual Meeting. Specifically, it:

•identifies the proposals on which you are being asked to vote,
•provides information regarding voting procedures at the Annual Meeting,
•discusses our corporate governance policies and practices,
•describes the compensation paid to our directors and certain executive officers, and
•discloses other information that we are required to provide to you under applicable laws and regulations.

Q:    Why did I receive a notice in the mail regarding the Internet availability of the proxy materials instead of a paper copy of the full set of proxy materials?

A:    In accordance with rules adopted by the SEC, we are making our proxy materials available over the Internet. Stockholders will not receive printed copies of the proxy materials unless they request them. Instead, the Notice of Internet Availability of Proxy Materials ("Notice") mailed to most of our stockholders describes how you may access and review the proxy materials on the Internet. The Notice also provides instructions as to how you may submit your proxy via the Internet. If you received the Notice by mail and would prefer to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials in the Notice.

Q:    How can I access the proxy materials over the Internet?

A:     Our proxy materials are available at http://www.viewproxy.com/aligntech/2023 and will be available during the voting period at www.proxyvote.com.

Q:    Can I vote my shares by filling out and returning the Notice of Internet Availability of Proxy Materials?

A:     No. The Notice only identifies the items to be voted on at the Annual Meeting. You cannot vote by marking the Notice and returning it. The Notice provides instructions as to how to cast your vote.

Q:    What is the difference between holding shares directly or as a beneficial owner, in street name?

A:    Most of our stockholders hold their shares as beneficial owners through a brokerage firm, bank or other nominee. As summarized below, there are some differences between shares held directly (of record) and those owned beneficially.

    Stockholder of Record: If on the Record Date your shares were registered directly in your name with our transfer agent, Computershare Limited, then you are considered the "stockholder of record." As a stockholder of record, you may vote in person at the Annual Meeting or vote by proxy.

    Beneficial Owner: If on the Record Date your shares were held on your behalf in an account with a brokerage firm, bank or other nominee, the brokerage firm, bank or other nominee is considered the stockholder of record of your shares and you are considered the beneficial owner of those shares held in "street name." If you are a beneficial owner, these proxy materials are being forwarded to you by the organization considered the stockholder of record of your shares. As a beneficial owner, you may direct your nominee as to how to vote your shares. Your nominee should have enclosed or provided voting instructions for you to use directing it as to how to vote your shares. Please note that as a beneficial owner, you may not vote your shares at the Annual Meeting unless you request and obtain a valid proxy from the organization that is your nominee holding your shares, giving you the right to vote the shares at the Annual Meeting.

VIRTUAL ANNUAL MEETING INFORMATION

Q:    How can I participate in the Annual Meeting?

A:    Our Annual Meeting will again be an entirely virtual meeting conducted via live webcast. The Annual Meeting webcast will begin promptly at 10:00 a.m., Mountain Standard Time, on Wednesday, May 17, 2023. Online access will begin at 9:30 a.m., Mountain Standard Time, and we encourage you to access the Annual Meeting early.

To be admitted to the Annual Meeting, stockholders as of the Record Date must register in advance at http://
viewproxy.com/aligntech/2023/htype.asp.

• Registered Stockholders: Stockholders who hold shares in their own name or have received a Notice or proxy card must click "Registration for Registered Holders" and enter their name, phone number, Virtual Control Number (found on your Notice or proxy card) and email address.

• "Street name" or Beneficial Stockholders: Stockholders who hold shares through a bank, broker, or other similar agent, must click "Registration for Beneficial Holders" and enter their name, phone number and email, and click submit. Thereafter, please email a copy of your legal proxy or proof of ownership that you obtain from your bank or broker to Virtualmeeting@viewproxy.com. If you are unable to obtain a legal proxy to vote your shares, you will still be able to attend the 2023 annual meeting (but will not be able to vote your shares) so long as you demonstrate proof of stock ownership. Instructions on how to connect and participate via the Internet, including how to demonstrate proof of stock ownership, are posted at http://
viewproxy.com/aligntech/2023/htype.asp.

Q:    Why is the Annual Meeting only virtual?

A:    For the health and well-being of our stockholders, employees, officers, directors and their families as well as the communities in which we live and work, we have again chosen to conduct the Annual Meeting in a virtual-only meeting format, via live audio webcast. A virtual meeting provides a convenient and efficient means to administer our Annual Meeting while allowing stockholders to safely participate from any location around the world.

Q:    How can I submit questions during the Annual Meeting?

A:    During registration and also the Annual Meeting, you may submit questions pertaining to the business of the Annual Meeting according to instructions to be provided either during registration or the Annual Meeting. At the Annual Meeting, each stockholder will be limited to one question. Questions pertinent to the business of the Annual Meeting will be read aloud and answered, subject to time constraints, after the end of the business portion of the Annual Meeting.

Q:    What are the rules of procedure for the Annual Meeting?

A:    The rules and procedures for the Annual Meeting will be available at http://
viewproxy.com/aligntech/2023/htype.asp.

Q:    Will the list of stockholders be available during the Annual Meeting?

A:    During the Annual Meeting, the list of our stockholders of record entitled to vote at the Annual Meeting will be available for viewing by stockholders as of the Record Date upon request, for any purpose germane to the Annual Meeting.

Q:    What if I have technical difficulties or trouble accessing the Annual Meeting?

A:    We will have technicians ready to assist you with any technical difficulties you experience accessing the Annual Meeting. If you encounter any difficulties, please call:

866-612-8937(toll-free)
973-873-7684 (international)

VOTING INFORMATION

Q:    Who can vote at the Annual Meeting?

A:    If you are a stockholder of record or a beneficial owner who owned our common stock at the close of business on March 23, 2023, the record date for the Annual Meeting ("Record Date"), you are entitled to vote at the Annual Meeting. As of the Record Date, 76,739,012 shares of our common stock were issued and outstanding and no shares of our preferred stock were issued and outstanding.

Q:    How do I vote my shares during the Annual Meeting?

A:    By logging into the webcast, Registered Stockholders will be able to vote electronically on all proposals to be considered at the Annual Meeting. Please note, Beneficial Stockholders must submit a copy of their legal proxy or proof of ownership in advance to Virtualmeeting@viewproxy.com in order to vote their shares during the Annual Meeting.

Even if you plan to participate in the Annual Meeting online, we recommend that you also vote by proxy as described below so that your vote will be counted if you later decide not to participate.

Q:    How can I vote my shares without participating in the Annual Meeting?

A:    Internet. You may vote over the Internet by following the instructions on the Notice. Stockholders who receive printed proxy materials may vote over the Internet by following the instructions on the proxy card. Most of Align’s stockholders who hold shares beneficially in street name may vote by accessing the website specified in the voting instructions provided by their broker, bank or other nominee. A number of banks and brokerage firms are participating in a program provided through Broadridge Investor Communication Solutions that offers the means to vote their shares through the Internet. If your shares are held in an account with a participating broker or bank, you may grant a proxy to vote those shares via the Internet by contacting the website shown on the instruction form received from your broker or bank. To be counted at the Annual Meeting, your vote must be received by 8:59 p.m. Mountain Standard Time, on May 16, 2023.

    Telephone. Stockholders of record may vote by following the “Vote by Telephone” instructions on their Notice or on their proxy cards until 8:59 p.m. Mountain Standard Time, on May 16, 2023.

    Mail. If you requested printed proxy materials, you can submit your vote by completing, signing and dating the proxy card mailed to you and returning it in the accompanying pre-addressed envelope. Proxy cards must be received prior to the closing of the polls at the Annual Meeting in order for the votes to be recorded.

Q:    What if I don’t give specific voting instructions?

A:    In the election of directors, you may vote “FOR,” “AGAINST” or “ABSTAIN.” If you elect to “ABSTAIN” in the election of directors, the abstention will not impact the election of directors. In tabulating the voting results for the election of directors, only "FOR" and "AGAINST" votes are counted.

        For the other items of business, you may vote "FOR", "AGAINST" or "ABSTAIN". For these other items of business, if you elect to abstain, the abstention will have the same effect as an "AGAINST" vote.

    If you indicate your choice on your proxy on a particular matter to be acted upon, the shares will be voted as indicated.

    If you are a stockholder of record and you return a signed proxy card but do not indicate how you wish to vote, the proxy holders will vote your shares in the manner recommended by the Board on all matters presented in this proxy statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the Annual Meeting. If you do not return the proxy card, your shares will not be voted and will not be deemed present for the purpose of determining whether a quorum exists.

If you are a beneficial owner and the nominee organization holding your shares does not receive instructions from you as to how to vote those shares, under the rules of various national and regional securities exchanges, that organization may exercise discretionary authority to vote on routine proposals (the ratification of the appointment of PricewaterhouseCoopers LLP ("PwC") as our independent public accountants) but may not vote on non-routine proposals (each of the other proposals). We encourage you to provide instructions to your broker regarding the voting of your shares.

If you do not provide voting instructions to your broker and the broker has indicated that it does not have discretionary authority to vote on a particular proposal, your shares will be considered “broker non-votes” with regard to that matter. Broker non-votes will be considered as represented for purposes of determining a quorum but generally will not be considered as entitled to vote with respect to a particular proposal. Broker non-votes are not counted for purposes of determining the number of votes cast with respect to a particular proposal. Thus, a broker non-vote will make a quorum more readily obtainable, but the broker non-vote will not otherwise affect the outcome of the vote on a proposal that requires the affirmative vote of a majority of the shares entitled to vote and present.

Q:    Can I change or revoke my vote?

A:    You may change your proxy voting instructions at any time before your votes are cast at the Annual Meeting.
If you are a stockholder of record, you may either:
•grant a new proxy bearing a later date by following the instructions provided in the Notice or the proxy card, which will automatically revoke the previous proxy;
•provide written notice of the revocation to:
Corporate Secretary
Align Technology, Inc.
410 N. Scottsdale Rd. Suite 1300
Tempe, AZ 85288
prior to the time we take the vote at the Annual Meeting; or
•participate in the Annual Meeting and vote. Your presence at the Annual Meeting will not cause your previously granted proxy to be revoked unless you specifically request that it be revoked.

If you are a beneficial owner of shares held in street name, you may either:
•timely submit new voting instructions to your broker or other nominee; or
•if you have obtained a legal proxy from your broker or other nominee giving you the right to vote your shares during the Annual Meeting, participate in the Annual Meeting and vote online.

Q:    What are we voting on and what vote is required to approve each item?

A:    The proposals that will be presented at the Annual Meeting, the vote required for passage of each, our Board's voting recommendations, and the way the vote is calculated for the proposals are as follows:

PROPOSAL	Vote Required	Board's Voting Recommendation	Broker Discretionary Voting Allowed?
Proposal One - To Elect 8 Director Nominees	A nominee must receive more "for" votes than "against" votes and the number of votes "for" must be the majority of the required quorum	FOR	NO
Proposal Two - To Approve the Amendment to our Amended and Restated Certificate of Incorporation to Reflect New Delaware Law Provisions Regarding Officer Exculpation	66 2/3% of the Outstanding Shares of Voting Stock, meaning Common Shares Outstanding	FOR	NO
Proposal Three - To Consider an Advisory (Non-binding) Vote to Approve the Compensation of our Named Executive Officers	Majority of Shares Entitled to Vote and Present in Person or Represented by Proxy	FOR	NO
Proposal Four - To Consider an Advisory (Non-binding) Vote on the Frequency to Vote to Approve the Compensation of our Named Executive Officers in Future Years	Majority of Shares Entitled to Vote and Present in Person or Represented by Proxy	ONE YEAR	NO
Proposal Five - To Approve an Amendment to the Align Technology, Inc. 2005 Incentive Plan	Majority of Shares Entitled to Vote and Present in Person or Represented by Proxy	FOR	NO
Proposal Six - To Ratify the Appointment of PwC as our Independent Registered Public Accounting Firm for Fiscal Year 2023	Majority of Shares Entitled to Vote and Present in Person or Represented by Proxy	FOR	YES
    We will also consider any other business that properly comes before the Annual Meeting. As of April 5, 2023, we are not aware of any other matters to be submitted for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, the persons named in the proxy cards will vote the shares they represent using their best judgment.

Q:    What constitutes a quorum?

A:    A quorum, which is a majority of the outstanding shares of our common stock as of the Record Date, must be present or represented by proxy in order to hold the Annual Meeting and to conduct business. As of the Record Date, 76,739,012 shares of common stock, representing the same number of votes, were outstanding. That means that we need the holders of at least 38,369,506 shares of common stock to be represented for us to have a quorum. Your shares will be counted as present at the Annual Meeting if you attend the Annual Meeting in person. Your shares will be considered present and represented by proxy if you submit a properly executed proxy card or vote via the Internet or by telephone. Under the General Corporation Law of the State of Delaware, abstentions and broker “non-votes” are counted as present and entitled to vote and so are included for purposes of determining whether a quorum is present at the Annual Meeting.

If a quorum is not present at the scheduled time of the Annual Meeting, then either the chair of the Annual Meeting or the stockholders by vote of the holders of a majority of the stock having voting power present in person or represented by proxy at the Annual Meeting are authorized by our Bylaws to adjourn the Annual Meeting until a quorum is present or represented.

Q:    Who will bear the cost of soliciting votes for the Annual Meeting?

A:    We will bear the entire cost of proxy solicitation, including the preparation, assembly, printing and mailing of proxy materials, and making the proxy materials and voting options available online and by phone. The original solicitation of proxies by mail may be supplemented by solicitation by telephone and other means by directors, and employees of Align. None of these officers, directors or employees will receive special compensation for such services. In addition, we may reimburse brokerage firms and other custodians for their reasonable out-of-pocket expenses for forwarding these proxy materials to you and establishing and administering the Annual Meeting.

Q:    Who will count the vote?

A:    We expect a representative from Align will tabulate the proxies and act as inspector of the election.

ADDITIONAL INFORMATION

Q:    What is Align’s website address?

A.    Our website address is www.aligntech.com. We make this proxy statement, our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, available on our website in the Investors section, as soon as reasonably practicable after electronically filing such material with the Securities and Exchange Commission (“SEC”).

    This information is also available free of charge at www.sec.gov, an Internet site maintained by the SEC that contains reports, proxy and information statements and other information regarding issuers that are filed electronically with the SEC. Stockholders may obtain free copies of the documents filed with the SEC by contacting our Investor Relations department by sending a written request to Align Technology, Inc., 410 N. Scottsdale Rd. Suite 1300 Tempe, AZ 85288, Attn: Investor Relations or by sending an email to investorinfo@aligntech.com.

Q:    Where can I find the voting results of the meeting?

A:    We expect to announce preliminary results at the Annual Meeting. The final results will be published in a Current Report on Form 8-K, which we expect to file with the SEC by May 23, 2022.

Q:    What if multiple stockholders share the same address?

A:     To reduce expenses, we are delivering a single copy of the Notice and, if applicable, the proxy materials to certain stockholders who share a single address, unless otherwise requested by one of the stockholders. A separate proxy card is included in the voting materials for each of these stockholders. To receive a separate copy of the Notice and, if applicable, the proxy materials you may contact us by calling (408) 470-1000 or by writing to us at Align Technology, Inc., 410 N. Scottsdale Rd. Suite 1300 Tempe, AZ 85288, Attn:  Investor Relations. You may also contact us by calling or writing if you would like to receive separate materials for future annual meetings.

Q:    Is there any information that I should know regarding future annual meetings?

A:    Stockholder proposals, including a proposal to nominate a person for election to our Board at an annual meeting, that timely satisfy the conditions set forth in SEC regulations under Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials may be included in our proxy statement for an annual meeting. For a stockholder proposal to be considered for inclusion in our proxy statement for the 2024 Annual Meeting of Stockholders ("2024 Annual Meeting"), we must have received the proposal at our principal executive offices, addressed to the Corporate Secretary, no later than December 7, 2023. A stockholder proposal that is not intended for inclusion in our proxy statement under Rule 14a-8 may be brought before the 2024 Annual Meeting so long as we received information and notice of the proposal in compliance with the requirements set forth in our Bylaws, addressed to the Corporate Secretary at our principal executive offices, not later than February 17, 2024, nor earlier than January 18, 2024. In addition to satisfying the deadlines in our advance notice provisions of our bylaws, a stockholder who intends to solicit proxies in support of nominees submitted for our 2024 Annual Meeting must provide the notice required under Rule 14a-19 to the Corporate Secretary no later than March 18, 2024. These requirements are separate from the requirements a stockholder must meet to have a proposal included in our proxy statement under Rule 14a-8.

OTHER MATTERS
We know of no other matters to be submitted at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as the Board may recommend or, if the Board has not provided a recommendation, in accordance with their own judgment.
It is important that your shares be represented at the Annual Meeting, regardless of the number of shares that you hold. You are, therefore, urged to mark, sign, date, and return the accompanying proxy card as promptly as possible in the postage-prepaid envelope enclosed for that purpose.

THE BOARD OF DIRECTORS OF
ALIGN TECHNOLOGY, INC.

April 5, 2023

**ALIGN TECHNOLOGY, INC.**

**Align Corporate Headquarters, 410 North Scottsdale Road, Suite 1300, Tempe, AZ 85288**

**THIS PROXY IS BEING SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 17, 2023, 10:00 A.M. MST**

The undersigned stockholders of Align Technology, Inc. hereby acknowledge receipt of the Notice of Annual Meeting of Stockholders and proxy statement for the 2023 Annual Meeting of Stockholders and hereby appoint Joseph M. Hogan and Julie Coletti or either of them acting in the absence of the other, proxies and attorneys-in-fact, with full power to each of substitution, on behalf of and in the name of the undersigned to represent the undersigned at the 2023 Annual Meeting of Stockholders of Align Technology, Inc. to be held virtually on Wednesday, May 17, 2023 at 10:00 AM MST, and at any adjournment(s) or postponement(s) thereof, and to vote all shares of common stock of Align Technology, Inc. on all matters to be considered at the meeting which the undersigned would be entitled to vote if then and there personally present. In order to attend the meeting, you must register at http://viewproxy.com/aligntech/2023/htype.asp by 8:59 PM MST on May 16, 2023. On the day of the Annual Meeting of Stockholders, if you have properly registered, you may enter the meeting by clicking on the link provided and the password you received via email in your registration confirmations. Further instructions on how to attend and vote at the Annual Meeting of Stockholders are contained in the Proxy Statement in the sections titled "Virtual Annual Meeting Information – How Can I Participate in the Annual Meeting?" and "Voting Information – How Can I Vote My Shares During the Annual Meeting?".

**This proxy, when properly executed, will be voted in the manner directed. If no such directions are specified, this proxy will be voted "FOR" all nominees listed in Proposal 1, ONE YEAR in proposal 4 and FOR proposals 2, 3, 5 and 6.**

**CONTINUED AND TO BE SIGNED ON REVERSE SIDE**

---

**PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED.**

A. **Proposals – The Board of Directors recommends you vote FOR all nominees listed in Proposal 1, ONE YEAR in proposal 4 and FOR proposals 2, 3, 5 and 6.**

1. ELECTION OF DIRECTORS

| | FOR | AGAINST | ABSTAIN |
|---|---|---|---|
| 01 Kevin J. Dallas | ☐ | ☐ | ☐ |
| 02 Joseph M. Hogan | ☐ | ☐ | ☐ |
| 03 Joseph Lacob | ☐ | ☐ | ☐ |
| 04 C. Raymond Larkin, Jr. | ☐ | ☐ | ☐ |
| 05 George J. Morrow | ☐ | ☐ | ☐ |
| 06 Anne M. Myong | ☐ | ☐ | ☐ |
| 07 Andrea L. Saia | ☐ | ☐ | ☐ |
| 08 Susan E. Siegel | ☐ | ☐ | ☐ |

2. AMENDMENT TO AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
Proposal to approve the amendment to our Amended and Restated Certificate of Incorporation to reflect new Delaware law provisions regarding officer exculpation.
☐ **FOR** ☐ **AGAINST** ☐ **ABSTAIN**

3. ADVISORY VOTE ON NAMED EXECUTIVES COMPENSATION
Consider an Advisory Vote to Approve the Compensation of our Named Executive Officers.
☐ **FOR** ☐ **AGAINST** ☐ **ABSTAIN**

4. ADVISORY VOTE ON FREQUENCY OF STOCKHOLDERS' APPROVAL OF EXECUTIVES COMPENSATION
Consider an Advisory Vote to Approve the Frequency of Stockholders Advisory Vote on Named Executive Officers' Compensation.
☐ **ONE YEAR** ☐ **TWO YEARS** ☐ **THREE YEARS** ☐ **ABSTAIN**

5. AMENDMENT TO INCENTIVE PLAN
Approve the Amendment to our 2005 Incentive Plan.
☐ **FOR** ☐ **AGAINST** ☐ **ABSTAIN**

6. RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS
Proposal to ratify the appointment of PricewaterhouseCoopers LLP as Align Technology, Inc.'s independent registered public accountants for the fiscal year ending December 31, 2023.
☐ **FOR** ☐ **AGAINST** ☐ **ABSTAIN**

Proxy holders will vote in their discretion on any other business as may properly come before the meeting or any adjournment or postponement thereof.

B. **Authorized Signatures – This section must be completed for your vote to be counted. – Date and Sign Below**

Date ______________________________

Signature ______________________________

Signature ______________________________
(Joint Owners)

Please sign exactly as your name(s) appears hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Address Change/Comments: (If you noted any Address Changes and/or Comments above, please mark box) ☐

**VIRTUAL CONTROL NUMBER**

**PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED.**

**VIRTUAL CONTROL NUMBER**

# PROXY VOTING INSTRUCTIONS

Please have your 11 digit control number ready when voting by Internet or Telephone

**INTERNET**
**Vote Your Proxy on the Internet:**
**Go to www.AALvote.com/ALGN**
Have your proxy card available when you access the above website. Follow the prompts to vote your shares.

**TELEPHONE**
**Vote Your Proxy by Phone:**
**Call 1 (866) 804-9616**
Use any touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares.

**MAIL**
**Vote Your Proxy by Mail:**
Mark, sign, and date your proxy card, then detach it, and return it in the postage-paid envelope provided.